   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1998



                                                      REGISTRATION NO. 333-64731

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                      ------------------------------------

                                  NORTEK, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                               3634                           05-0314991
(State or other jurisdiction of      (Primary standard industrial            (I.R.S. Employer
 incorporation or organization)       classification code number)          Identification Number)

                50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903
                                 (401) 751-1600
               (Address, including zip code and telephone number
        including area code of registrant's principal executive offices)

                               KEVIN W. DONNELLY
                       VICE PRESIDENT AND GENERAL COUNSEL
                                  NORTEK, INC.
                                50 KENNEDY PLAZA
                         PROVIDENCE, RHODE ISLAND 02903
                                 (401) 751-1600
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                      ------------------------------------

                  Please send copies of all communications to:
                             David C. Chapin, Esq.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                 (617) 951-7000

                      ------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the Registration Statement.
     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                     PROPOSED               PROPOSED             AMOUNT OF
      TITLE OF EACH CLASS OF                    AMOUNT           MAXIMUM OFFERING      MAXIMUM AGGREGATE       REGISTRATION
   SECURITIES TO BE REGISTERED             TO BE REGISTERED       PRICE PER UNIT         OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------------------
8 7/8% Series B Senior Notes due 2008.....    $210,000,000            99.641%              $209,246,100          $61,728.00
===========================================================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION DATED DECEMBER 21, 1998

PROSPECTUS
                                  NORTEK, INC.

                               OFFER TO EXCHANGE
     8 7/8% SERIES B SENIOR NOTES DUE AUGUST 1, 2008 FOR AN EQUAL PRINCIPAL AMOUNT OF 8 7/8% SERIES A SENIOR NOTES DUE AUGUST 1, 2008. THE EXCHANGE OFFER
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON         , 1998, UNLESS EXTENDED.


    Nortek, Inc., a Delaware corporation ("Nortek" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate principal amount of up to $210,000,000 of its 8 7/8% Series B Senior Notes due 2008 (the "Exchange Notes") of the Company for a like principal amount of the issued and outstanding 8 7/8% Series A Senior Notes due 2008 (the "Original Notes" and together with the Exchange Notes, the "Notes") from the holders (the "Holders") thereof. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions (other than those that might be imposed by state securities laws) or, except in limited circumstances, provide for the payment of Liquidated Damages (as defined). Proceeds from the offering of Original Notes (the "Offering") were used to finance the acquisition of NuTone, Inc., on July 31, 1998 (the "Acquisition").



    The Original Notes are and the Exchange Notes will be senior unsecured obligations of Nortek and will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of Nortek and senior in right of payment to all existing and future subordinated indebtedness of Nortek. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness, and to all existing and future secured and unsecured indebtedness and other obligations of the Company's subsidiaries, except in the case of unsecured indebtedness and other obligations to the extent any Subsidiary Guaranty (as defined) is then in force. At October 3, 1998 after giving pro forma effect to the acquisition of Napco, Inc. ("Napco"), the Exchange Notes would have been effectively subordinated to approximately $495.2 million of indebtedness for borrowed money, trade payables and accrued liabilities of the Company's subsidiaries. See "Description of Notes -- General." Subject to certain restrictions, the Indenture (as defined) pursuant to which the Original Notes were issued and the Exchange Notes will be issued, permits the Company and its subsidiaries to incur additional indebtedness, including indebtedness which may be secured. See "Description of Notes -- Certain Covenants."


    Interest on the Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1999. The Exchange Notes will mature on August 1, 2008, unless earlier redeemed. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time, on and after August 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Upon a Change of Control (as defined), holders of the Exchange Notes will have the right, subject to certain exceptions, restrictions and conditions, to require the Company to purchase all or any of their Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes."

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated July 31, 1998, among the Company and the other signatories thereto (the "Registration Rights Agreement"). The Company believes that based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by each Holder thereof (other than (i) a broker-dealer who purchased Original Notes directly from the Company or any of its "affiliates" within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is such an "affiliate" of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating, and has no arrangement with any such person to participate, in the distribution of the Exchange Notes.

    Each broker-dealer participating in the Exchange Offer (a "Participating Broker-Dealer") that received Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days, it will make this Prospectus and any amendment or supplement to this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer and will pay the expenses incident to the Exchange Offer. Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return the Original Notes to the Holders thereof. See "The Exchange Offer."

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is December   , 1998

     The Exchange Offer is not being made to, nor will the Company accept surrenders for Exchange Notes from, Holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or Blue Sky Laws for such jurisdiction.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of one or more Global Notes (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note(s), Exchange Notes in certificated form will be issued in exchange for the Global Note(s) only on the terms set forth in the Indenture. See "Description of Notes -- Book-Entry, Delivery and Form."

     Prior to the Exchange Offer, there has been no public market for the Original Notes or Exchange Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Original Notes could be adversely affected. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a premium or discount from their principal amount. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     The Company has been advised by Wasserstein Perella Securities, Inc., Bear, Stearns & Co. Inc., and PaineWebber Incorporated, the initial purchasers (the "Initial Purchasers") of the Original Notes, that, following completion of the Exchange Offer, they intend to make a market in the Exchange Notes; however, such entities are under no obligation to do so and any market activities with respect to the Exchange Notes may be discontinued at any time.

     Pursuant to the Indenture, so long as any of the Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Change Act of 1934, as amended (the "Exchange Act"), the Company will furnish to all holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operation" that describes the financial condition and results of operations of the Company and its subsidiaries and, with respect to annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. The Company will also file a copy of all such information with the Commission for public availability (unless the Commission will not accept such filing) and make such information available to investors or prospective investors of the Notes who request it in writing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions thereof filed with the Commission are incorporated into this Prospectus by reference:

        (1) Nortek's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as amended by the Company's Annual Report on Form 10-K/A, filed with the Commission on April 20, 1998 (the "Form 10-K");


        (2) Each of Nortek's Quarterly Reports on Form 10-Q and 10-Q/A for the periods ended April 4, 1998, July 4, 1998 and October 3, 1998;


        (3) Nortek's Current Report on Form 8-K, filed with the Commission on September 10, 1997, as amended by the Company's Current Report on Form 8-K/A, filed with the Commission on September 12, 1997;

        (4) Nortek's Current Report on Form 8-K, filed with the Commission on March 12, 1998, as amended by the Company's Current Report on Form 8-K/A, filed with the Commission on March 18, 1998;

        (5) Nortek's Current Report on Form 8-K, filed with the Commission on May 7, 1998;

        (6) Nortek's Current Report on Form 8-K, filed with the Commission on June 15, 1998;

        (7) Nortek's Current Report on Form 8-K, filed with the Commission on July 15, 1998;

        (8) Nortek's Current Report on Form 8-K, filed with the Commission on July 28, 1998; and

        (9) Nortek's Current Report on Form 8-K, filed with the Commission on August 12, 1998.

     All other documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT CONTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY AND WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM ALMON C. HALL, VICE PRESIDENT, CONTROLLER AND CHIEF ACCOUNTING OFFICER AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903; TELEPHONE NUMBER: (401) 751-1600. IN ORDER TO OBTAIN TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST MUST BE MADE
NO LATER THAN             , 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     A Registration Statement on Form S-4, including amendments thereto, relating to the Exchange Notes offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected or obtained in the same manner set forth in the immediately preceding paragraph for the reports, proxy statements and other information referred to therein.

--------------------------------------------------------------------------------

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial data, including the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus and incorporated herein by reference. Unless the context otherwise indicates, references herein to "Nortek" or to the "Company," are to Nortek, Inc., a Delaware corporation, and its subsidiaries, or, in connection with the Notes, to Nortek, Inc. as offeror or obligor.


                                  THE COMPANY

     The Company is a diversified manufacturer of residential and commercial building products, operating within four principal product groups: the Residential Building Products Group; the Air Conditioning and Heating Products Group; the Windows, Doors and Siding Group; and the Specialty Products and Distribution Group. Through these product groups, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing and the do-it-yourself ("DIY") and professional remodeling and renovation markets.


     The Company's management team, led by Chief Executive Officer Richard L. Bready since the end of 1990, has successfully implemented a strategy of internal growth and growth through acquisitions while selectively divesting non-core and underperforming businesses. The focus of this strategy has been to target higher growth, less cyclical segments of the building products industry, including the general repair and renovation market, the manufactured housing market and the vinyl windows and siding market. In August 1997, the Company completed its largest acquisition when it acquired Ply Gem Industries, Inc. and its subsidiaries ("Ply Gem"), a leading manufacturer of windows, doors and siding products (the "Ply Gem Acquisition"). The acquisition of NuTone, Inc. ("NuTone") a leading manufacturer and supplier of built-in electrical appliances, on July 31, 1998 (the "Acquisition") constituted the second largest acquisition of the Company and the fifth acquisition since the beginning of 1995.



     During 1998, the Company sold its plumbing products business as well as several non-core businesses acquired as part of the Ply Gem Acquisition and is continuing its program of divesting certain other non-core businesses. In addition, on October 9, 1998, the Company acquired Napco, Inc. ("Napco"). The Company has evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. See "Recent Developments."



     A brief description of the Company's four principal product groups is provided below. Pro forma 1997 net sales totals set forth below give effect to the acquisitions of Ply Gem and NuTone as if they had occurred on January 1, 1997 and do not give effect to the acquisition of Napco or the dispositions of businesses that have occurred in 1998 or may occur in the future. See "Recent Developments."



     Residential Building Products Group (34.0% of pro forma 1997 net sales). This Group primarily services the residential construction, DIY and professional renovation markets and is the largest supplier in North America of range hoods, bath fans, combination units (fan, heater and light combinations) and indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators). This Group also is one of the leading suppliers in Western Europe, South America and the Middle East of luxury "Eurostyle" range hoods. Products are marketed under the Broan(R), Best(R), vanEE(R), Venmar(R), Rangaire(R) and NuTone(R) brand names.



     As a result of the Acquisition, the Company expects this Group to improve its market position. NuTone is a leading manufacturer and supplier of built-in electrical appliances for use primarily in residential construction and remodeling. NuTone has two principal product categories: Ventilation Products and Bath/ Electronics/Specialty ("BES") Products. Ventilation Products offers home indoor air quality products, including a full line of exhaust fans, range hoods, paddle fans and other ventilation products. BES Products offers a wide variety of primarily electronic home improvement products, including intercoms, audio speakers, door chimes, central vacuum cleaners and bath cabinets and accessories. See "Recent Developments" and "The Acquisition."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Air Conditioning and Heating Products Group (22.7% of pro forma 1997 net sales). This Group manufactures and sells air conditioning and heating ("HVAC") systems for custom-designed commercial applications and for manufactured and site-built residential housing. This Group's commercial HVAC systems are designed to meet customer specifications and operate on the rooftops of or individual floors within commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. Brand names for commercial products include Governair(R), Mammoth(R) and Temtrol(R). This Group also designs and sells a broad line of central air conditioners, heat pumps, furnaces and a wide range of accessories for the manufactured and site built residential housing market. This Group markets its residential products under the Intertherm(R) and Miller(R) brand names and recently licensed the use of the well-known Frigidaire(R), Tappan(R), Philco(R) and Gibson(R) consumer brand names.

     Windows, Doors and Siding Group (26.9% of pro forma 1997 net sales). This Group is a leading manufacturer and distributor of vinyl and wood windows and doors and vinyl siding for use in the residential construction, DIY and professional renovation markets. The Company believes it is among the largest suppliers of vinyl windows serving the replacement market in the United States. The Company also believes it has achieved significant penetration of the home center distribution channel, within which it is a leading supplier of vinyl siding and wood windows. This Group markets its windows under the Great Lakes(R), Vetter(R), Crestline(R) and ProCraft(R) brand names and its vinyl siding under the Varigrain(R) brand name and the Georgia Pacific label.


     Specialty Products and Distribution Group (16.4% of pro forma 1997 net sales). This Group manufactures and distributes treated wood products, specialty lumber and decorative home products which are marketed to home centers, cooperative buying groups, lumberyards and independent wholesale distributors for use generally in residential decking, roofing, siding and landscaping as well as various commercial construction applications. The Company has sold four of the five businesses in this Group in 1998. The sale of these businesses did not have a material effect on the Company's operations or financial position. See "Recent Developments."



     For the three year period ended December 31, 1997, Nortek's net sales, operating earnings, earnings from continuing operations before provision for income taxes and EBITDA from continuing operations grew at a compounded annual rate of approximately 22.6%, 23.2%, 21.0% and 23.2%, respectively, due to a combination of internal growth and complementary acquisitions. See "Selected Historical Consolidated Financial Data." For the twelve months ended October 3, 1998 and after giving effect to the Acquisition, the Company's pro forma net sales, operating earnings, earnings from continuing operations before provision for income taxes and EBITDA from continuing operations were approximately $1.9 billion, $139.0 million, $25.0 million and $186.9 million, respectively. These pro forma results do not include approximately $15.0 million in estimated annualized cost reductions, from year ended December 31, 1997 levels, related to the Acquisition, that the Company expects to achieve within 12 to 18 months following the Acquisition. The cost reductions as a result of the Acquisition are estimates and actual savings achieved could differ materially. See "Unaudited Pro Forma Condensed Consolidated Financial Data."


     The Company's principal executive offices are located at 50 Kennedy Plaza, Providence, Rhode Island 02903-2630 and its telephone number is (401) 751-1600. The Company also maintains an Internet web site at http://www.nortek-inc.com.

                               BUSINESS STRATEGY

     The Company seeks to realize consistent, profitable growth principally by:
(i) developing and maintaining leadership positions in market segments which the Company believes are growing at rates in excess of the overall building products industry; (ii) opportunistically expanding its product portfolio to achieve synergies in marketing, distribution and manufacturing; (iii) increasing its presence in the less cyclical replacement and retrofit market; (iv) operating as a low cost producer to maintain a competitive advantage; and (v) successfully completing and integrating strategic acquisitions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Target High Growth Market Segments. The Company targets those segments of the building products industry that it believes are experiencing more rapid growth than the overall building products industry. These targeted segments include: (i) the general repair and renovation market, which continues to benefit from the increasing age and size of the U.S. housing stock and the proliferation of home center chains; (ii) the manufactured housing market, which has represented an increasing proportion of new housing starts over the past five years; and (iii) the vinyl windows and siding market, which has cost and performance characteristics that have resulted in substantially increased penetration of such products within the new home and retrofit markets. By increasing its presence in these market segments, the Company seeks to achieve rates of growth in excess of the overall building products industry. For example, net sales of the Company's Air Conditioning and Heating Products Group have grown at an internal compounded annual growth rate of approximately 12.1% for the five year period ended December 31, 1997, reflecting increasing demand for replacement products as the installed base of HVAC systems in the United States has grown.

     Achieve Marketing, Distribution and Manufacturing Synergies. The Company pursues increased penetration of distribution channels such as home centers and manufactured home builders which it believes present cross-marketing opportunities for the Company's expanding portfolio of products. For example, the recent Ply Gem Acquisition provides the opportunity to market Ply Gem's vinyl products to the manufactured housing market, in which the Company's HVAC products maintain a leading position. Similarly, the Company is leveraging Ply Gem's position as one of the largest suppliers of vinyl siding and wood windows to home centers to increase the Company's sales of residential building products. Most recently, the Company entered into agreements to license several well-known consumer brand names, including Frigidaire(R), Tappan(R), Philco(R) and Gibson(R), which the Company believes have been well-received by residential HVAC distributors. The Company also seeks to achieve synergies in manufacturing and logistics by rationalizing its production processes. For example, the Company transferred the manufacture of certain "Eurostyle" range hood products sold into the North American markets from the facilities of Best S.p.A. ("Best") in Italy to Venmar Ventilation inc.'s ("Venmar") lower-cost Canadian facilities and also centralized production of its indoor-air-quality products into the same facilities.

     Increase Presence in Less Cyclical Replacement and Retrofit Market. The Company seeks to increase its presence in the replacement and retrofit market and lessen its dependence on the new construction segment of the building products industry, which is more sensitive to economic cycles. For example, the acquisition of Ply Gem, which is a leading supplier of windows to the replacement market, increased the Company's presence in the replacement and retrofit market. Other businesses of the Company which maintain a significant presence in the replacement and retrofit market include the Company's HVAC and ventilation businesses.

     Operate as a Low Cost Producer. The Company employs a combination of rigorous production controls, advanced manufacturing systems, capital investment and quality management systems to seek to achieve consistently low cost operations. To promote cost efficient operations, the Company also centralizes certain of its overhead functions, including its risk management, tax reporting and legal functions, and coordinates certain activities of its subsidiaries' operations, such as purchasing and transportation.

     Complete and Integrate Strategic Acquisitions. The Company has demonstrated an ability to integrate successfully acquired businesses. In 1995, the Company acquired Best, Rangaire Company ("Rangaire") and Venmar. Since that time, the Company has taken numerous actions to integrate these acquisitions into its Residential Building Products Group, including elimination of corporate redundancies, rationalization of multiple sales forces and a general reorganization of product line responsibilities related to its "Eurostyle" range hood and indoor-air-quality products as described above. Partially as a result of these actions, operating earnings within the Residential Building Products Group have increased as a percentage of net sales from 7.9% in 1995 to 10.5% in 1997.

     Since acquiring Ply Gem in August 1997, the Company has eliminated expenses associated with Ply Gem's corporate headquarters, consolidated certain corporate functions such as accounting, legal, tax and risk management and eliminated certain underperforming product lines. These actions have resulted in estimated annualized cost reductions of approximately $24.0 million. In addition, the Company continues to identify and

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

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rationalize underperforming businesses. During 1998, the Company sold several non-core businesses acquired through the Ply Gem Acquisition.


     Furthering its strategy of building on the strengths of its core businesses, Nortek acquired NuTone on July 31, 1998. Through the Acquisition, Nortek expects to increase its sales in several of its core built-in home ventilation product lines, including exhaust fans and range hoods. The Company expects the integration of NuTone to create important synergies and cost reductions in several areas, including distribution, sales, manufacturing, purchasing and product development.


     The Company currently estimates that it can achieve approximately $16.7 million in annualized cost reductions from year ended December 31, 1997 levels, related to the Acquisition within 12 to 18 months following the consummation of the Acquisition. The magnitude and timing of these cost reductions represent estimates and actual savings could differ materially. See "Unaudited Pro Forma Condensed Consolidated Financial Data."


                                THE ACQUISITION


     On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone, a wholly-owned subsidiary of Williams plc ("Williams") for an aggregate purchase price of approximately $242.5 million. In connection with the Acquisition, the Company assumed NuTone's operating liabilities (other than intercompany borrowings), including certain liabilities of NuTone concerning post-retirement and other benefit obligations. The purchase price was funded through the use of the net proceeds from the sale of $210.0 million principal amount of Original Notes at a slight discount, which occurred on July 31, 1998, together with approximately $44.8 million of the cash proceeds received from the Common Stock Offering.



     Consummation of the Acquisition was subject to a Federal Trade Commission ("FTC") Agreement Containing Consent Order (the "FTC Order"), under the terms of which the Company must divest, at no minimum price, prior to December 31, 1998, all of the assets, properties, business and goodwill of its M&S Systems LP ("M&S") subsidiary. On November 2, 1998, the Company entered into an agreement to sell M&S and another Nortek subsidiary -- Moore-O-Matic, Inc. ("MOM"); the transaction, as to M&S, is subject to FTC approval. If the Company has not divested the M&S assets prior to December 31, 1998, the FTC may appoint a trustee to divest the M&S assets. The Company will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. The Company is required to file compliance reports showing that it has fully complied with the FTC Order. Violations of the FTC Order may result in substantial monetary penalties, which could have a material adverse effect on the Company's business.



     The sources and uses of funds used to complete the Acquisition and the offering of the Original Notes were as follows:



                                                             IN MILLIONS
                                                             -----------
Sources of funds:
     A portion of the cash proceeds from the Common Stock
      Offering..............................................    $ 44.8
     Gross proceeds from the offering of the Original
      Notes.................................................     209.2
                                                                ------
          Total sources of funds............................    $254.0
                                                                ======
Uses of funds:
     Payment for shares of NuTone common stock..............    $242.5
     Fees, expenses and other costs related to the
      Acquisition and the offering of the Original Notes....      11.5
                                                                ------
          Total uses of funds...............................    $254.0
                                                                ======



     As of July 31, 1998, NuTone had letters of credit and a Canadian credit line supporting aggregate obligations of approximately $3.2 million. In connection with the Acquisition, Nortek cancelled the Canadian


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                                        8
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credit line and entered into a $10,000,000 standby and trade letter of credit facility of which a portion is being used to back up aggregate obligations of NuTone of approximately $1.8 million at October 3, 1998. See "Description of Other Obligations" for a discussion of the standby and trade letter of credit facility terms and conditions.



     NuTone is a leading manufacturer and supplier of built-in electrical appliances for use primarily in residential construction and remodeling. NuTone has two principal product categories: Ventilation Products and BES Products. Ventilation Products offers home indoor air quality products, including a full line of exhaust fans, range hoods, paddle fans and other ventilation products. BES Products offers a wide variety of primarily electronic home improvement products, including intercoms, audio speakers, door chimes, central vacuum cleaners and bath cabinets and accessories. For the twelve months ended October 3, 1998, NuTone had net sales, operating earnings , earnings from continuing operations before provision for income taxes and EBITDA of approximately $164.7 million, $19.9 million, $6.2 million and $22.6 million, respectively.


     For a more complete description of the Acquisition, see "The Acquisition."

                              RECENT DEVELOPMENTS


Common Stock Offering



     During the second quarter of 1998, the Company completed the Common Stock Offering, receiving proceeds of approximately $64.3 million of which the Company used approximately $44.8 million to fund the Acquisition and the balance was used for general corporate purposes.


Dispositions of Businesses


     Effective July 10, 1998, the Company sold Universal-Rundle Corporation ("URC"), a wholly owned subsidiary of the Company, as well as a product line included in the Residential Building Projects Group to Mr. Reed Beidler, an affiliate of Crane Plumbing, for approximately $33.7 million. URC, which operated the Company's plumbing products business, had net sales of approximately $104.5 million in 1997 and was accounted for as a discontinued operation in the fourth quarter of 1997. The proceeds from the sale of URC were used for general corporate purposes.



     During 1998, the Company made several dispositions of nonstrategic assets of Ply Gem. On May 8, 1998, the Company sold Studley Products, Inc. ("Studley"). Studley had net sales and an operating loss of approximately $22.0 million and $6.1 million, respectively, for the year ended December 31, 1997, and net sales and an operating loss of approximately $7.3 million and $1.6 million, respectively, for the period January 1, 1998 to May 8, 1998 and was treated as an operation held for sale since the Ply Gem Acquisition. Accordingly, Studley's operating results are not included in the Company's consolidated financial results. On May 22, 1998, the Company consummated the sale of Sagebrush Sales, Inc. ("Sagebrush") for approximately $9.1 million in cash. Sagebrush had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $47.6 million, $0.4 million and $0.7 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $19.0 million, $0.2 million and $0.3 million, respectively, for the five months ended May 22, 1998. On July 2, 1998, the Company completed the sale of Goldenberg Group, Inc. ("Goldenberg") for approximately $11.0 million, including approximately $2.1 million in notes. Goldenberg had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $41.3 million, $0.4 million and $1.4 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $21.5 million, $0.4 million and $0.7 million, respectively, for the six months ended July 4, 1998. On July 31, 1998, the Company completed the sale of another Ply Gem business, Ply Gem Manufacturing, which had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $49.7 million, $2.5 million and $2.8 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $23.3 million, $0.7 million and $0.7 million,


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                                        9
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respectively, for the seven months ended July 31, 1998. On December 10, 1998, the Company sold Allied Plywood Corporation ("Allied") for approximately $16.5 million in cash and approximately $7.0 million in notes. Allied had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $67.3 million, $1.2 million and $1.4 million, respectively, for the nine months ended October 3, 1998. The operating results of Sagebrush, Goldenberg Ply Gem Manufacturing and Allied are included in the Company's 1997 and 1998 consolidated results from the date of acquisition to the date of sale. The sale of these businesses did not have a material effect on the Company's operating or financial position. As of December 18, 1998 approximately $25.5 million of the proceeds from the sale of Studley, Sagebrush, Goldenberg Ply Gem Manufacturing and Allied was used to pay down debt, under the Ply Gem Credit Facility. The remaining proceeds (including the proceeds from the sale of URC) of approximately $57.4 million were used for general corporate purposes.



Other Developments


     On June 16, 1998, the Company announced the formation of Ventrol Air Handling Systems Inc. ("Ventrol"), a new corporation for the manufacture of HVAC products in Montreal, Canada. Ventrol will be a part of the Company's Air Conditioning and Heating Products Group. Ventrol will fabricate custom air handling and heat recovery equipment to serve the commercial and industrial markets in Canada and the eastern United States. A state-of-the-art plant is planned, with completion expected by year end 1998. At full capacity, the plant is expected to occupy 150,000 square feet and employ approximately 230 people.


     On October 9, 1998, the Company completed the acquisition of Napco, Inc., a privately held manufacturer of exterior building products headquartered in Valencia, Pennsylvania for approximately $77.1 million in cash plus the assumption of debt of approximately $10.2 million. Napco manufactures four principal product lines: (a) vinyl siding, soffit and accessories, marketed under the American Comfort(R), American Herald(TM) and American '76(TM) collection labels; (b) vinyl window systems, marketed under the Premium and American Comfort(R) labels; (c) accessory products, including aluminum-trim coil, soffit, rainware and related specialty products; and (d) coil coating. Napco's manufacturing operations are conducted in three company-owned plants that are located within a few miles of each other in western Pennsylvania, 25 miles north of Pittsburgh. For the year ended December 31, 1997, Napco had net sales, operating earnings, earnings from continuing operations before provision for income taxes and EBITDA of approximately $91.1 million, $8.6 million, $8.0 million and $10.8 million, respectively.



     On November 2, 1998, the Company entered into an agreement to sell the businesses of two wholly-owned subsidiaries: -- M&S and MOM -- to the Chamberlain Group, Inc. M&S manufactures and sells intercom systems, built-in music systems, central vacuum systems and related products. MOM sells automatic garage door openers, gate operators and electronic transmitters. Consummation of the transaction is subject to customary conditions and, as to M&S, approval by the FTC pursuant to the FTC Order. For the year ended December 31, 1997, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM combined were approximately $37.3 million, $3.5 million and $4.1 million, respectively. For the nine months ended October 3, 1998, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM combined were approximately $31.7 million, $2.8 million and $3.3 million, respectively.


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                                       10
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                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $210 million aggregate principal amount of Exchange Notes for an equal aggregate principal amount of Original Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture relating to the Original Notes. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes except that the Exchange Notes have been registered under the Securities Act, and hence are not entitled to the benefits of certain registration rights (the "Registration Rights") granted under the Registration Rights Agreement and are not entitled to payment of Liquidated Damages (as defined) (except in certain limited circumstances set forth in the Registration Rights Agreement).

REGISTRATION RIGHTS AGREEMENT.......     The Company and the Initial Purchasers
                                         entered into the Registration Rights
                                         Agreement which grants the Holders of
                                         the Original Notes certain exchange and
                                         registration rights. The Exchange Offer
                                         made hereby is intended to satisfy such
                                         exchange rights. See "The Exchange
                                         Offer -- Registration Rights;
                                         Liquidated Damages."

THE EXCHANGE OFFER..................     $1,000 principal amount of Exchange
                                         Notes will be issued in exchange for
                                         each $1,000 principal amount of
                                         Original Notes validly tendered
                                         pursuant to the Exchange Offer. As of
                                         the date hereof, $210 million in
                                         aggregate principal amount of Original
                                         Notes are outstanding. The Company will
                                         issue the Exchange Notes to tendering
                                         Holders of Original Notes on or
                                         promptly after the Expiration Date (as
                                         defined).

RESALE OF THE EXCHANGE NOTES........     Based on an interpretation by the staff
                                         of the Commission set forth in
                                         no-action letters issued to third
                                         parties, the Company believes that
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer in exchange for Original
                                         Notes may be offered for resale, resold
                                         and otherwise transferred by any Holder
                                         thereof (other than (i) a broker-dealer
                                         who purchased such Original Notes
                                         directly from the Company or any of its
                                         "affiliates" within the meaning of Rule
                                         405 under the Securities Act for resale
                                         pursuant to Rule 144A or any other
                                         available exemption under the
                                         Securities Act or (ii) a person that is
                                         such an "affiliate" of the Company)
                                         without compliance with the
                                         registration and prospectus delivery
                                         provisions of the Securities Act,
                                         provided that the Holder is acquiring
                                         the Exchange Notes in its ordinary
                                         course of business and is not
                                         participating, and has no arrangement
                                         or understanding with any person to
                                         participate, in the distribution of the
                                         Exchange Notes. Holders of Original
                                         Notes wishing to accept an Exchange
                                         Offer must represent to the Company
                                         that such conditions have been met. In
                                         the event that the Company's belief is
                                         inaccurate, Holders of Exchange Notes
                                         who transfer Exchange Notes in
                                         violation of the prospectus delivery
                                         provisions of the Securities Act and
                                         without an exemption from registration
                                         thereunder may incur liability under
                                         the Securities Act. The Company

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                                       11

--------------------------------------------------------------------------------

                                         does not assume or indemnify Holders
                                         against such liability.

                                         A Participating Broker-Dealer that
                                         receives Exchange Notes in exchange for
                                         Original Notes held for its own
                                         account, as a result of market-making
                                         activities or other trading activities,
                                         must acknowledge that it will deliver a
                                         prospectus in connection with any
                                         resale of such Exchange Notes. Although
                                         such Participating Broker-Dealer may be
                                         an "underwriter" within the meaning of
                                         the Securities Act, the Letter of
                                         Transmittal states that by so
                                         acknowledging and by delivering a
                                         prospectus, such Participating
                                         Broker-Dealer will not be deemed to
                                         admit that it is an "underwriter"
                                         within the meaning of the Securities
                                         Act. This Prospectus may be used by a
                                         Participating Broker-Dealer in
                                         connection with resales of Exchange
                                         Notes received in exchange for Original
                                         Notes. The Company has agreed that, for
                                         a period of 180 days, it will make this
                                         Prospectus and any amendment or
                                         supplement to this Prospectus available
                                         to any Participating Broker-Dealer for
                                         use in connection with any such
                                         resales. See "Plan of Distribution."

                                         The Exchange Offer is not being made
                                         to, nor will the Company accept
                                         surrenders for exchange from, Holders
                                         of Original Notes in any jurisdiction
                                         in which this Exchange Offer or the
                                         acceptance thereof would not be in
                                         compliance with the securities or blue
                                         sky laws of such jurisdiction.

                                         All resales must be made in compliance
                                         with applicable state securities or
                                         blue sky laws. Such compliance may
                                         require that resales be made by or
                                         through a licensed broker-dealer. The
                                         Company assumes no responsibility with
                                         regard to compliance with such
                                         requirements.

EXPIRATION DATE.....................     5:00 p.m., New York City time, on
                                                   , 1998, unless the Exchange
                                         Offer is extended by the Company in its
                                         sole discretion, in which case the term
                                         "Expiration Date" means the latest date
                                         and time to which the Exchange Offer is
                                         extended. See "The Exchange
                                         Offer -- Expiration Date; Extensions;
                                         Amendments."

CONDITIONS TO THE EXCHANGE OFFER....     The Exchange Offer is subject to
                                         certain customary conditions, which may
                                         be waived by the Company. See "The
                                         Exchange Offer -- Conditions of the
                                         Exchange Offer."

PROCEDURES FOR TENDERING ORIGINAL
NOTES...............................     Each Holder of Original Notes wishing
                                         to accept the Exchange Offer must
                                         complete, sign and date the
                                         accompanying Letter of Transmittal, or
                                         a facsimile thereof, in accordance with
                                         the instructions contained herein and
                                         therein, and mail or otherwise deliver
                                         such Letter of Transmittal, or such
                                         facsimile, together with the Original
                                         Notes and any other required
                                         documentation to the Exchange Agent (as
                                         defined) at the address

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                                       12

--------------------------------------------------------------------------------

                                         set forth herein. Certain brokers,
                                         dealers, commercial banks, trust
                                         companies and other nominees may effect
                                         tenders by book-entry transfer,
                                         including an Agent's Message (as
                                         defined) in lieu of a Letter of
                                         Transmittal. By executing a Letter of
                                         Transmittal or, in lieu thereof, by
                                         transmitting an Agent's message, each
                                         Holder will represent to the Company
                                         that, among other things, (i) the
                                         Exchange Notes acquired pursuant to the
                                         Exchange Offer are being obtained in
                                         the ordinary course of business of the
                                         person receiving such Exchange Notes,
                                         whether or not such person is the
                                         Holder, (ii) neither the Holder nor any
                                         such other person has any arrangement
                                         or understanding with any person to
                                         participate in the distribution of such
                                         Exchange Notes and that such Holder is
                                         not engaged in, and does not intend to
                                         engage in, a distribution of Exchange
                                         Notes, and (iii) that neither the
                                         Holder nor any such other person is an
                                         "affiliate," as defined in Rule 405
                                         under the Securities Act, of the
                                         Company. See "The Exchange
                                         Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL
 HOLDERS............................     Any beneficial owner whose Original
                                         Notes are registered in the name of a
                                         broker, dealer, commercial bank, trust
                                         company or other nominee and who wishes
                                         to tender in the Exchange Offer should
                                         contact such registered Holder promptly
                                         and instruct such registered Holder to
                                         tender on such beneficial owner's
                                         behalf. A form of Instruction to
                                         Registered Holder from Beneficial Owner
                                         is included with the applicable Letter
                                         of Transmittal enclosed with this
                                         Prospectus for the convenience of such
                                         beneficial owners. See "The Exchange
                                         Offer -- Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES......     Holders of Original Notes who wish to
                                         tender their Original Notes and whose
                                         Original Notes are not immediately
                                         available or who cannot deliver their
                                         Original Notes, the Letter of
                                         Transmittal, as the case may be, or any
                                         other documents required by such Letter
                                         of Transmittal to the Exchange Agent
                                         (or comply with the procedures for
                                         book-entry transfer) prior to the
                                         Expiration Date must tender their
                                         Original Notes according to the
                                         guaranteed delivery procedures set
                                         forth in "The Exchange
                                         Offer -- Guaranteed Delivery
                                         Procedures."

UNTENDERED NOTES....................     Following the consummation of the
                                         Exchange Offer, Holders of Original
                                         Notes eligible to participate but who
                                         do not tender their Original Notes will
                                         not have any further exchange rights,
                                         and such Original Notes will continue
                                         to be subject to certain restrictions
                                         on transfer. Accordingly, the liquidity
                                         of the market for such Original Notes
                                         could be adversely affected by the
                                         Exchange Offer.

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                                       13
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CONSEQUENCES OF FAILURE TO
  EXCHANGE..........................     The Original Notes that are not
                                         exchanged pursuant to the Exchange
                                         Offer will remain restricted
                                         securities. Accordingly, such Original
                                         Notes may be resold only (i) to the
                                         Company, (ii) pursuant to Rule 144A or
                                         Rule 144 under the Securities Act or
                                         pursuant to some other exemption under
                                         the Securities Act, (iii) outside the
                                         United States in compliance with
                                         Regulation S of the Securities Act, or
                                         (iv) pursuant to an effective
                                         registration statement under the
                                         Securities Act. See "The Exchange
                                         Offer -- Consequences of Failure to
                                         Exchange."

SHELF REGISTRATION STATEMENT........     In the event that any changes in law of
                                         the applicable interpretations of the
                                         staff of the Commission do not permit
                                         the Company to effect the Exchange
                                         Offer, or upon the request of a Holder
                                         of Transfer Restricted Securities (as
                                         defined) under certain circumstances or
                                         if the Exchange Offer is not for any
                                         other reason consummated within 210
                                         days of the date on which the Original
                                         Notes were issued, the Company has
                                         agreed pursuant to the Registration
                                         Rights Agreement to register the
                                         Original Notes issued by it on a shelf
                                         registration statement (the "Shelf
                                         Registration Statement") and use its
                                         best efforts to cause it to be declared
                                         effective by the Commission. The
                                         Company has agreed to use its
                                         reasonable best efforts to maintain the
                                         effectiveness of the Shelf Registration
                                         Statement for a period of two years or,
                                         if sooner, until the date on which the
                                         securities covered by the Shelf
                                         Registration Statement have been sold
                                         or cease to be outstanding.

WITHDRAWAL RIGHTS...................     Tenders may be withdrawn at any time
                                         prior to 5:00 p.m., New York City time,
                                         on the Expiration Date. See "The
                                         Exchange Offer -- Withdrawal of
                                         Tenders."

ACCEPTANCE OF ORIGINAL NOTES AND
  DELIVERY OF EXCHANGE NOTES........     Subject to certain conditions, the
                                         Company will accept for exchange any
                                         and all Original Notes which are
                                         properly tendered in the Exchange Offer
                                         prior to 5:00 p.m., New York City time,
                                         on the Expiration Date. The Exchange
                                         Notes issued pursuant to the Exchange
                                         Offer will be delivered promptly
                                         following the Expiration Date. See "The
                                         Exchange Offer -- Terms of the Exchange
                                         Offer."

FEDERAL TAX CONSIDERATION...........     The exchange pursuant to the Exchange
                                         Offer will generally not be a taxable
                                         event for federal income tax purposes.
                                         See "Certain Federal Tax
                                         Considerations."

USE OF PROCEEDS.....................     There will be no cash proceeds to the
                                         Company from the exchange pursuant to
                                         the Exchange Offer.

EXCHANGE AGENT......................     State Street Bank and Trust Company.

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                                       14
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                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

GENERAL.............................     The form and terms of the Exchange
                                         Notes are substantially the same as the
                                         form and terms of the Original Notes
                                         except that (i) the Exchange Notes bear
                                         a Series B designation, (ii) the
                                         Exchange Notes have been registered
                                         under the Securities Act and,
                                         therefore, will generally not bear
                                         legends restricting the transfer
                                         thereof (other than those that might be
                                         imposed by state securities laws) and
                                         (iii) the Exchange Notes will not
                                         provide for the payment of Liquidated
                                         Damages (except in certain limited
                                         circumstances set forth in the
                                         Registration Rights Agreement). See
                                         "The Exchange Offer -- Registration
                                         Rights; Liquidated Damages." The
                                         Exchange Notes will evidence the same
                                         debt as the Original Notes and will be
                                         entitled to the benefits of the
                                         Indenture. As used herein, the term
                                         "Notes" refers collectively to the
                                         Exchange Notes and the Original Notes.

SECURITIES OFFERED..................     $210,000,000 aggregate principal amount
                                         of 8 7/8% Series B Senior Notes due
                                         2008.

INTEREST RATE AND PAYMENT DATES.....     Interest on the Exchange Notes will
                                         accrue at the rate of 8 7/8% per annum,
                                         payable semi-annually in arrears on
                                         August 1 and February 1 of each year,
                                         commencing February 1, 1999.

MATURITY............................     August 1, 2008.

REDEMPTION..........................     The Exchange Notes may be redeemed at
                                         Nortek's option, in whole or in part,
                                         at any time and from time to time, on
                                         and after August 1, 2003, initially at
                                         104.438% of principal amount and
                                         thereafter at prices declining to 100%
                                         from and after August 1, 2006, plus
                                         accrued and unpaid interest and
                                         Liquidated Damages, if any, to the date
                                         of redemption. See "Description of
                                         Notes -- Optional Redemption."

USE OF PROCEEDS.....................     Nortek will not receive any proceeds
                                         from the Exchange Offer.

CHANGE OF CONTROL...................     Upon a Change of Control (as defined),
                                         holders of the Exchange Notes will have
                                         the right, subject to certain
                                         restrictions and conditions, to require
                                         the Company to purchase all or any part
                                         of their Exchange Notes at 101% of the
                                         principal amount thereof, plus accrued
                                         and unpaid interest and Liquidated
                                         Damages, if any (the "Change of Control
                                         Payment"), to the date of purchase. If
                                         a Change of Control were to occur,
                                         there can be no assurance that the
                                         Company would have sufficient funds to
                                         make the Change of Control Payment with
                                         respect to all Notes tendered by
                                         holders thereof. In addition, the
                                         Company's ability to make such payment
                                         may be limited by the terms of
                                         agreements governing the indebtedness
                                         of the Company and

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                                       15
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                                         its subsidiaries. See "Description of
                                         Notes -- Change of Control" and
                                         "Description of Other Obligations."


RANKING.............................     The Exchange Notes will be senior
                                         unsecured obligation of the Company and
                                         will rank pari passu in right of
                                         payment with all existing and future
                                         senior unsecured indebtedness of the
                                         Company, including Nortek's outstanding
                                         9 1/4% Senior Notes due 2007 (the
                                         "9 1/4% Notes") and Nortek's
                                         outstanding 9 1/8% Senior Notes due
                                         2007 (the "9 1/8% Notes"), and senior
                                         in right of payment to all existing and
                                         future subordinated indebtedness of the
                                         Company, including Nortek's outstanding
                                         9 7/8% Senior Subordinated Notes due
                                         2004 (the "9 7/8% Notes"). The Exchange
                                         Notes will be effectively subordinated
                                         to all existing and future secured
                                         indebtedness of the Company to the
                                         extent of the value of the assets
                                         securing such indebtedness, and to all
                                         existing and future secured and
                                         unsecured indebtedness and other
                                         obligations of the Company's
                                         subsidiaries (except in the case of
                                         unsecured indebtedness and other
                                         obligations to the extent any
                                         Subsidiary Guaranty is then in effect).
                                         Subject to certain restrictions, the
                                         indenture pursuant to which the
                                         Original Notes were issued and the
                                         Exchange Notes will be issued (the
                                         "Indenture") permits the Company and
                                         its subsidiaries to incur additional
                                         indebtedness, including senior
                                         indebtedness which may be secured, and
                                         other liabilities. At October 3, 1998,
                                         after giving pro forma effect to the
                                         acquisition of Napco, the Exchange
                                         Notes would have been effectively
                                         subordinated to approximately $495.2
                                         million of indebtedness for borrowed
                                         money, trade payables and accrued
                                         liabilities of the Company's
                                         subsidiaries. See "Description of
                                         Notes -- General."


CERTAIN RESTRICTIVE COVENANTS.......     The Indenture contains certain
                                         covenants that limit the ability of the
                                         Company and its Restricted Subsidiaries
                                         (as defined) to, among other things,
                                         pay dividends, repurchase capital stock
                                         or make certain other Restricted
                                         Payments (as defined), incur additional
                                         Indebtedness (as defined), issue
                                         preferred stock of Restricted
                                         Subsidiaries, make certain Investments
                                         (as defined) and consummate certain
                                         mergers, consolidations or sales of
                                         assets. Upon certain Asset Sales (as
                                         defined), the Company will be required
                                         in certain circumstances to offer to
                                         apply certain proceeds thereof to
                                         purchase the Notes. However, all of
                                         these limitations and prohibitions are
                                         subject to a number of important
                                         qualifications and exceptions. See
                                         "Description of Notes -- Certain
                                         Covenants."

                                  RISK FACTORS

     Holders of the Notes should consider carefully all of the information included in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


            SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA



     The following table sets forth summary unaudited consolidated pro forma financial data of the Company which give effect to the Ply Gem and NuTone acquisitions. The pro forma consolidated financial data should be read in conjunction with the audited and unaudited Consolidated Financial Statements and the Notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the information contained in "Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere herein.



     Information entitled "Nortek Historical" is derived from the Consolidated Financial Statements of Nortek contained elsewhere herein and includes the results of Ply Gem and NuTone from the date of acquisition of each by Nortek. Information entitled "NuTone Historical" is derived from the Consolidated Financial Statements of NuTone contained elsewhere herein and includes the results of NuTone through July 31, 1998.



     During 1998, the Company sold several nonstrategic businesses of Ply Gem including Studley, Sagebrush, Goldenberg, Ply Gem Manufacturing and Allied. On October 9, 1998 the Company acquired Napco. In addition, Nortek has entered into an agreement for the sale of MOM and M&S. Under the FTC Order, the disposition of M&S, is subject to the prior approval of the FTC. The following Summary Unaudited Consolidated Pro Forma Financial Data and other data does not give pro forma effect to the dispositions of businesses that have occurred in 1998 or the acquisition of Napco. See "Recent Developments."



     The following unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the results of operations which would actually have been reported had the above transactions been in effect during the periods presented or which may be reported in the future.



                                                              TWELVE MONTHS ENDED OCTOBER 3, 1998
                                                           -----------------------------------------
                                                             NORTEK        NUTONE        PRO FORMA
                                                           HISTORICAL    HISTORICAL    COMPANY(5)(6)
                                                           ----------    ----------    -------------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA AND
                                                                            RATIOS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales................................................   $1,716.0       $164.8        $1,880.8
Gross profit.............................................      433.9         62.0           490.9
Operating earnings.......................................      124.5         19.9           139.0
Interest expense, net....................................      (71.5)        (9.9)          (88.0)
Earnings from continuing operations......................       28.7          6.2            25.0
Earnings per diluted share from continuing operations....   $   2.40                     $   2.09
OTHER CONSOLIDATED DATA:
Capital expenditures.....................................   $   33.7       $  2.2        $   35.9
Depreciation and amortization including non-cash
  interest...............................................       43.4          2.7            51.6
EBITDA(1)................................................      164.8         22.6           186.9
Ratio of earnings to fixed charges(2)....................                                     1.5x
Ratio of EBITDA to interest expense, net.................                                     2.1x
Ratio of net debt to EBITDA(3)...........................                                     4.4x


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                         YEAR ENDED DECEMBER 31, 1997
                                   ----------------------------------------    NINE MONTHS ENDED OCTOBER 3, 1998
                                      PRO FORMA                               -----------------------------------
                                       NORTEK                     PRO FORMA                             PRO FORMA
                                     AND PLY GEM       NUTONE      COMPANY      NORTEK       NUTONE      COMPANY
                                       (4)(5)        HISTORICAL    (5)(6)     HISTORICAL   HISTORICAL    (5)(6)
                                   ---------------   ----------   ---------   ----------   ----------   ---------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales........................     $1,650.1         $199.1     $1,849.2     $1,300.3      $110.7     $1,411.0
Gross profit.....................        382.6           76.2        452.8        331.4        40.8        368.6
Operating earnings...............         71.1           24.8         91.6         97.1        12.3        106.3
Interest expense, net............        (70.3)         (11.8)       (89.6)       (54.6)       (7.1)       (66.3)
Earnings (loss) from continuing
  operations.....................         (1.5)           7.9         (3.8)        23.1         3.2         19.6
Earnings (loss) per diluted share
  from continuing operations.....     $   (.13)                   $   (.32)    $   1.94                 $   1.65
OTHER CONSOLIDATED DATA:
Capital expenditures.............     $   44.1         $  3.7     $   47.8     $   24.2      $  2.1     $   26.3
Depreciation and amortization
  including non-cash interest....         42.1            3.4         52.2         33.5         2.0         39.4
EBITDA(1)........................        110.3           28.2        140.2        128.2        14.3        142.8
Ratio of earnings to fixed
  charges(2).....................          1.0x                        1.0x         1.6x                     1.5x


---------------

(1) "EBITDA" is operating earnings from continuing operations plus depreciation and amortization (other than amortization of deferred debt expense and debt discount). EBITDA differs from Consolidated Cash Flow as defined in the Indenture. See "Description of Notes -- Certain Definitions." EBITDA should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity. EBITDA principally differs from net increase (decrease) in unrestricted cash and cash equivalents shown on the Consolidated Statement of Cash Flows of the Company, prepared in accordance with generally accepted accounting principles, in that EBITDA does not reflect capital expenditures, borrowings, principal and interest payments under debt and capital lease obligations, income tax payments and cash flows from other operating, investing and financing activities. The Company believes that EBITDA may be useful to investors in evaluating the Company's ability to service debt and to finance growth including acquisitions, capital expenditures and working capital. The Company believes that during periods of increasing EBITDA the Company may be able to finance its growth including acquisitions, capital expenditures and working capital through increased borrowings and the sale of equity. In periods of declining EBITDA, the Company may be required to limit or defer growth, including acquisitions and capital expenditures, and may be required to adopt measures to reduce the level of its expenses and working capital. EBITDA as calculated by the Company may differ from EBITDA as calculated by other companies.


(2) For purposes of calculating this ratio, "earnings" consist of earnings from continuing operations before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense and the estimated interest portion of rental payments on operating leases.

(3) For purposes of calculating this ratio, "net debt" consists of total debt less total cash, cash equivalents and marketable securities.


(4) Gives effect to the Ply Gem Acquisition; estimated cost reductions directly attributable to the Ply Gem Acquisition of approximately $4.0 million for the year ended December 31, 1997; issuance of the 9 1/4% Notes; issuance of the 9 1/8% Notes; and the Common Stock Offering, in each case as if such events had occurred on January 1, 1997. Pro forma results also include approximately $22.2 million of expense for certain valuation reserves recorded by Ply Gem prior to the acquisition related primarily to inventory, warranty, accounts receivable, insurance and product liability and does not give effect to estimated additional cost savings and reductions related to the Ply Gem Acquisition of approximately $14.0 million for the year ended December 31, 1997 (the Ply Gem cost savings and reductions are estimates and actual


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

savings achieved could differ materially). The Ply Gem Acquisition occurred on August 26, 1997. See "Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations."



(5) The Acquisition and the Ply Gem Acquisition are accounted for under the purchase method of accounting. The summary unaudited pro forma consolidated financial data have been prepared utilizing preliminary purchase price allocations. The preliminary purchase price allocations are subject to refinement until all pertinent information regarding the Acquisition and the Ply Gem Acquisition is obtained and accordingly the amounts presented herein are subject to change.



(6) Gives effect to the adjustments discussed in Note 4 above, as applicable, the Offering and the Acquisition, in each case as if such events had occurred on January 1, 1997 and reflects cost increases directly attributable to the Acquisition of $0.5 million for the twelve months ended October 3, 1998 and cost reductions directly attributable to the Acquisition of approximately $1.7 million and $0.4 million for the year ended December 31, 1997 and the nine months ended October 3, 1998, respectively. Does not give effect to approximately $15.0 million in annualized estimated additional cost savings and reductions, from year ended December 31, 1997 levels, Nortek expects to achieve, within 12 to 18 months as a result of actions to be taken subsequent to the Acquisition or estimated additional cost savings and reductions related to the Ply Gem Acquisition of approximately $14.0 million for the year ended December 31, 1997. These cost savings and reductions are estimates and actual savings achieved could differ materially. No adjustments are required for the twelve and nine months ended October 3, 1998 for the estimated cost reductions directly attributable to the Ply Gem Acquisition as discussed in Note 4.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  NORTEK, INC.
                    SUMMARY HISTORICAL FINANCIAL INFORMATION


     The following summary consolidated historical financial data for each of the five years in the period ended December 31, 1997 have been derived from the consolidated financial statements of Nortek which were audited by Arthur Andersen LLP, independent public accountants. The following summary consolidated historical financial data at October 3, 1998 and for the nine months ended September 27, 1997 and October 3, 1998 have been derived from the unaudited condensed consolidated financial statements of Nortek, which reflect in the opinion of Nortek all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. The following summary financial data should be read in conjunction with the Company's audited and unaudited Consolidated Financial Statements and Notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the information contained in "Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere herein.



                                                                                                 NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,               --------------------------
                                            ----------------------------------------------   SEPTEMBER 27,   OCTOBER 3,
                                            1993(6)   1994(6)    1995     1996      1997         1997           1998
                                            -------   -------   ------   ------   --------   -------------   ----------
                                                          (IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net sales.................................  $627.5    $616.0    $656.8   $841.6   $1,134.1      $ 718.4       $1,300.3
Operating earnings........................    31.7      44.4      43.0     61.0       83.0         55.6           97.1
Interest expense, net.....................    19.4      18.5      14.9     22.4       40.3         23.4           54.6
Earnings (loss) from continuing
  operations..............................   (10.2)     15.4      17.5     23.7       26.4         20.8           23.1
Earnings (loss) per share from continuing
  operations(2)(3):
  Basic...................................  $(0.81)   $ 1.23    $ 1.41   $ 2.26   $   2.75      $  2.16       $   2.17
  Diluted.................................   (0.81)     1.21      1.39     2.23       2.68         2.11           2.13
Weighted average number of shares (in
  thousands):
  Basic...................................  12,532    12,543    12,445   10,485      9,605        9,632         10,660
  Diluted.................................  13,335    13,100    12,569   10,641      9,855        9,878         10,858

OTHER DATA(2):
Capital expenditures......................  $  8.7    $ 14.4    $ 15.7   $ 19.8   $   22.5      $  13.0       $   24.2
Depreciation and amortization including
  non-cash interest.......................    18.0      15.5      16.2     21.0       28.4         18.5           33.5
EBITDA(4).................................    49.2      58.6      58.1     80.8      109.7         73.1          128.2
Ratio of earnings to fixed charges(5).....      --       1.9x      2.1x     2.3x       1.8x         2.0x           1.6x

CASH FLOW STATEMENT DATA:
Net cash provided by operating
  activities..............................    12.4      26.2      33.3     47.4       85.1         35.2           16.7
Net cash provided by (used in) investing
  activities..............................    20.2     (56.6)    (35.1)    (5.2)    (423.4)      (458.8)        (269.2)
Net cash provided by (used in) financing
  activities..............................      .5       8.6       4.1    (38.3)     423.1        431.6          225.9

                                                                                                          OCTOBER 3, 1998
                                                                                                          ---------------
                                                                                                           (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities(7)......................................................     $  207.8
Working capital..........................................................................................        382.3
Total assets.............................................................................................      1,652.4
Total debt...............................................................................................      1,026.9
Stockholders' investment.................................................................................        212.2


---------------
(1) Acquisitions have been accounted for under the purchase accounting method and dispositions have been accounted for as described in Note 2 to the Consolidated Financial Statements of Nortek included elsewhere herein.

(2) In the fourth quarter of 1997, the Company adopted a plan to discontinue its plumbing products business. Accordingly, the results of the plumbing products business have been excluded from earnings from continuing operations and classified separately as discontinued operations for all periods presented. See Note 9 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(3) In 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. This statement, issued by the FASB in February 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and replaces the presentation of fully-diluted EPS with diluted EPS. All periods presented have been restated to conform to SFAS No. 128.


(4) "EBITDA" is operating earnings from continuing operations plus depreciation and amortization (other than amortization of deferred debt expense and debt discount). EBITDA differs from Consolidated Cash Flow as defined in the Indenture. See "Description of Notes -- Certain Definitions." EBITDA should not be considered as an alternative to net earnings as a measure of the Company's operating results or to cash flows as a measure of liquidity. EBITDA principally differs from net increase (decrease) in unrestricted cash and cash equivalents shown on the Consolidated Statement of Cash Flows of the Company, prepared in accordance with generally accepted accounting principles, in that EBITDA does not reflect capital expenditures, borrowings, principal and interest payments under debt and capital lease obligations, income tax payments and cash flows from operating, investing and financing activities. The Company believes that EBITDA may be useful to investors in evaluating the Company's ability to service debt and to finance growth including acquisitions, capital expenditures and working capital. The Company believes that during periods of increasing EBITDA the Company may be able to finance its growth including acquisitions, capital expenditures and working capital through increased borrowings and the sale of equity. In periods of declining EBITDA, the Company may be required to limit or defer growth, including acquisitions and capital expenditures, and may be required to adopt measures to reduce the level of its expenses and working capital. EBITDA as calculated by the Company may differ from EBITDA as calculated by other companies.


(5) For purposes of calculating this ratio, "earnings" consist of earnings from continuing operations before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges by approximately $8.0 million for the year ended December 31, 1993.

(6) In the third quarter of 1993, the Company provided a pre-tax valuation reserve of approximately $20.3 million to reduce the Company's net investment in Dixieline Products, Inc. ("Dixieline") to estimated net realizable value. On March 31, 1994, the Company sold all of the capital stock of Dixieline for approximately $18.8 million in cash and $6.0 million in preferred stock of the purchaser. No additional loss in 1994 was incurred in connection with the sale. In January 1995, the Company paid approximately $1.8 million as a final purchase price adjustment related to the sale in 1992 of its wholly owned subsidiary Bend Millwork Systems, Inc. ("Bend") and recorded a charge to pre-tax earnings in the fourth quarter of 1994.


(7) Includes restricted cash, investments and marketable securities in the amount of approximately $6.4 million as of October 3, 1998.





--------------------------------------------------------------------------------

                                  RISK FACTORS

     Holders of the Notes should carefully review and consider, among other things, the factors set forth below, as well as the other information included in this Prospectus, before making a decision with respect to the Exchange Offer.

SUBSTANTIAL LEVERAGE


     The Company is highly leveraged and expects to continue to be highly leveraged for the foreseeable future. At October 3, 1998, on a pro forma basis, after giving effect to the acquisition of Napco, the Company had consolidated debt of approximately $1,037.1 million and a debt-to-equity ratio of 4.9 to 1.0. The Company has evaluated, and expects to continue to evaluate, possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis, and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. To the extent that the Company pursues any acquisitions, such acquisitions may be financed through the sale of additional equity or debt securities. To the extent that such acquisitions are financed through the sale of additional debt securities, the Company's leverage may increase, which could have a negative impact on existing debt holders. See "Capitalization" "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Obligations."


     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for refinancing indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired, (ii) funds available to the Company for its operations and general corporate purposes or for capital expenditures will be reduced as a result of the dedication of a substantial portion of the Company's consolidated cash flow from operations to the payment of the principal and interest on its indebtedness, (iii) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage, (iv) the agreements governing the Company's and its subsidiaries' long-term indebtedness (including indebtedness under the 9 7/8% Notes, the 9 1/4% Notes, the 9 1/8% Notes, the Ply Gem Credit Facility (as defined) and the Notes) and bank loans contain certain restrictive financial and operating covenants, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of the Company's subsidiaries to pay dividends or make other distributions to the Company (see "Description of Other Obligations"), (v) an event of default (not cured or waived) under financial and operating covenants contained in the Company's or its subsidiaries' debt instruments, including the Indenture, could occur and have a material adverse effect on the Company, (vi) certain of the borrowings under debt agreements of the Company's subsidiaries have floating rates of interest, which causes the Company and its subsidiaries to be vulnerable to increases in interest rates and (vii) the Company's substantial degree of leverage could make it more vulnerable to a downturn in general economic conditions.


     The terms of the Indenture allow for the incurrence of additional Indebtedness (as defined). Except as set forth below, the incurrence of additional Indebtedness is limited by certain conditions, including compliance with a Consolidated Cash Flow Coverage Ratio (as defined) of 2.0 to 1.0, pro forma for, among other things, the incurrence of additional Indebtedness. As of October 3, 1998, the Company is significantly limited in its ability to incur additional Indebtedness based on compliance with the Consolidated Cash Flow Coverage Ratio. The Company and its Restricted Subsidiaries (as defined) may incur specified levels of additional Indebtedness without regard to compliance with the Consolidated Cash Flow Coverage Ratio or any other financial ratio or covenant in the Indenture. The Indenture places no restriction on the incurrence of Indebtedness by any of the Company's Unrestricted Subsidiaries (as defined). As of the date of this Prospectus, the Company does not have any Unrestricted Subsidiaries. See "Description of Notes." In the event the Company or its subsidiaries were to incur additional Indebtedness, whether for acquisitions, investment in its business or other general corporate purposes, the Company's leverage could increase, which in turn could make it more susceptible to the factors described above.


     The terms of the Indenture permit the Company to make certain Restricted Payments (as defined), including dividends, which could affect the Company's leverage. The Indenture is the Company's most restrictive indenture with respect to Restricted Payments, and at November 6, 1998 limits the Company's ability to make Restricted Payments to approximately $61.1 million. See "Description of the Notes -- Certain Covenants."



     The ability of the Company and its subsidiaries to make principal and interest payments under long-term indebtedness (including the Notes) and bank loans will be dependent upon their future performance, which is subject to financial, economic and other factors affecting the Company and its subsidiaries, some of which are beyond their control. There can be no assurance that the current level of operating results of the Company and its subsidiaries will continue or improve. The Company believes that it will need to access the capital markets in the future in order to provide the funds necessary to repay a significant portion of its indebtedness. There can be no assurance that any such refinancing will be possible or that any additional financing can be obtained, particularly in view of the Company's anticipated high levels of debt and the debt incurrence restrictions under its existing debt agreements, including the Indenture. If no such refinancing or additional financing were available, the Company and/or its subsidiaries could default on their respective debt obligations. In such case, virtually all other debt of the Company and its subsidiaries, including payments to be made under the Notes, could become immediately due and payable. The Company expects to meet its cash flow requirements through fiscal 1999 from cash generated from operations, existing cash, cash equivalents and marketable securities, the sale of assets and possible financings, which may include securitization of accounts receivables and mortgage or capital lease financings.


SECURED INDEBTEDNESS


     The Indenture permits the Company to incur certain indebtedness secured by a lien on assets of the Company (including indebtedness which may be incurred under the Company Credit Facility (as defined) and the Ply Gem Credit Facility (as defined)). The Notes are unsecured and will be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. Accordingly, if an event of default occurs under any agreement or instrument governing secured indebtedness of the Company, the lenders thereunder will have a prior right to the assets of the Company securing such indebtedness and may foreclose upon such collateral to the exclusion of the holders of the Notes. In such event, such assets would first be used to repay in full outstanding amounts under indebtedness secured thereby, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Notes and holders of other unsecured indebtedness. As of October 3, 1998, after giving pro forma effect to the acquisition of Napco, the Company had outstanding, exclusively through its subsidiaries, on a pro forma basis $135.0 million of secured indebtedness. See "Description of Notes -- Certain Covenants" and "Description of Other Obligations -- Ply Gem Credit Facility."


STRUCTURAL SUBORDINATION

     The Notes will be obligations of the Company exclusively. Because the operations of the Company are conducted entirely through subsidiaries, the Company's cash flow and its ability to service debt, including the Notes, are dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries in the forms of loans, dividends or otherwise. The subsidiaries, however, are legally distinct from the Company and have no obligation, contingent or otherwise (except to the extent described below with respect to the requirement to provide guaranties in certain circumstances), to pay amounts due pursuant to the Notes or to make any funds available for such payments.

     Certain agreements governing the Company's subsidiaries restrict the ability of the subsidiaries to pay dividends or make other distributions to the Company. See "Description of Other Obligations."

     In addition, while substantially all of the Company's subsidiaries are currently wholly owned directly or indirectly by the Company, the ability of the Company to cause any less than wholly owned subsidiary to pay dividends or make other distributions to the Company may be limited by reason of contractual restrictions or the need to consider the interests of the other owners of such subsidiary. For example, a pro rata amount of any dividend distribution would in most cases be required to be paid to the other owners of such subsidiary (and thereby be subject to, and potentially prohibited by, the Limitations on Restricted Payments covenant of the Indenture and similar covenants in other agreements or instruments applicable to the Company, including without limitation the indentures governing the 9 7/8% Notes, the 9 1/4% Notes and the 9 1/8% Notes). In addition, the terms of any loan from any such less than wholly owned subsidiary to the Company may only be able to be made, if at all, on terms less favorable to the Company than in the case of a loan from a wholly owned subsidiary.


     Except to the extent that the Company may itself be a trade creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries, including trade creditors, will have effective priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. At October 3, 1998, after pro forma giving effect to the acquisition of Napco, the Notes would have been effectively subordinated to approximately $495.2 million of indebtedness for borrowed money, trade payables and accrued liabilities of the Company's subsidiaries. See "Description of Notes -- General."


     The Indenture provides that in the event any of the Company's subsidiaries guarantees or otherwise becomes liable for the payment of any Indebtedness of the Company (other than Indebtedness under the Company Credit Facility or the Ply Gem Credit Facility) such subsidiary shall also guarantee the payment of the Notes. This provision of the Indenture ceases to have effect in certain circumstances. In the event any subsidiary provides such a guaranty, the guaranty may, under certain circumstances, be subject to avoidance or subordination under fraudulent conveyance laws or the preference provisions of federal or state bankruptcy law. See "Description of Notes -- Certain
Covenants -- Limitation on Guaranties by Subsidiaries."

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, and Liquidated Damages, if any, to the date of repurchase. Certain events involving a Change of Control could result in acceleration of, or similar repurchase obligations with respect to, indebtedness outstanding under the Company Credit Facility, the Ply Gem Credit Facility, the 9 7/8% Notes, the 9 1/4% Notes, the 9 1/8% Notes or other indebtedness of the Company or its subsidiaries that may be incurred in the future. There can be no assurance that the Company will have sufficient resources to repurchase the Notes in the event it becomes obligated to do so, particularly in the event of acceleration of, or the need to comply with repurchase obligations with respect to, other indebtedness. The failure to repurchase all of the tendered Notes in the event of a Change of Control constitutes an event of default under the Indenture which may result in the acceleration of the maturity of the Notes. The Change of Control repurchase provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. See "Description of Notes -- Change of Control", "-- Certain Covenants" and "-- Events of Default and Remedies."

INTEGRATION OF THE BUSINESS OF NUTONE

     A significant element of the Company's business strategy is to pursue strategic acquisitions that either expand or complement the Company's products or markets. The Company's business plan assumes that significant synergies and cost savings can be realized in connection with the Acquisition. If significant difficulty is encountered during the integration process, if NuTone is not rapidly integrated or if such synergies and cost savings are not realized, the results of operations and financial condition of the Company likely will be adversely affected. There can be no assurance that the Company will be able to successfully manage and integrate NuTone following the Acquisition.


FTC ORDER



     The FTC Order provides that Nortek must divest, at no minimum price, prior to December 31, 1998, all of the M&S Assets. On November 2, 1998, Nortek entered into an agreement to sell M&S; the transaction is subject to FTC approval. If Nortek has not divested the M&S Assets within the prescribed time, the FTC may appoint a trustee to divest the M&S Assets. Nortek will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. Nortek is required to file compliance reports showing that it has fully complied with the FTC Order. Violations of the FTC Order may result in substantial monetary penalties, which could have a material adverse effect on Nortek's business. At any time after the consummation of the Acquisition, the FTC, the Department of Justice (DOJ) or any state could take such action under the antitrust laws as it deems necessary or desirable to the public interest. While the Company does not expect the FTC, the DOJ or any state to take any action to challenge the Acquisition on antitrust grounds, there is no assurance that such a challenge will not be made or, if made and successful, would not have a material adverse effect on the Company.



LABOR RELATIONS



     As of November 4, 1998, approximately 21% of Nortek's workforce is subject to various collective bargaining agreements. No collective bargaining agreements expire during the remainder of 1998. Five collective bargaining agreements, covering approximately 19% of Nortek's workforce, expire in 1999. There can be no assurance as to the results of future negotiations of these or other collective bargaining agreements, whether these or any other collective bargaining agreements will be negotiated without production interruptions including labor stoppages or the possible impact of these or any other collective bargaining agreements, or the negotiations thereof, on the Company's financial condition and results of operations.


FRAUDULENT CONVEYANCE CONSIDERATIONS

     The incurrence by the Company of indebtedness such as the Notes to finance the Acquisition and related transactions may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court might subordinate such indebtedness to presently existing and future indebtedness of the Company or void the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the creditors of the Company, as the case may be, or take other action detrimental to the holders of such indebtedness.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, were greater than the value of all of its assets at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they become absolute and mature.

     The Company believes that it received equivalent value at the time indebtedness under the Notes was incurred. In addition, after giving effect to the Offering and the Acquisition, the Company does not: (i) believe that it will be insolvent or rendered insolvent; (ii) believe that it was engaged in a business or transaction for which its remaining assets constitute unreasonably small capital; or (iii) intend to incur, or believe that it will incur, debts beyond its ability to pay as they mature. These beliefs are based on the Company's analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

SENSITIVITY TO ECONOMIC CYCLES; AVAILABILITY AND PRICING OF RAW MATERIALS

     A significant percentage of the Company's sales of residential and commercial building products is attributable to new residential and nonresidential construction, which are affected by such cyclical factors as interest rates, inflation, consumer spending habits and employment. This exposure to cyclicality in the new construction market is partially mitigated by the Company's increasing emphasis on the repair and replacement markets, which are typically less cyclical. In addition, the Company is dependent upon raw materials (including, among others, steel, copper, packaging material, plastics, resins and aluminum) and components purchased from third parties. Accordingly, the Company's results of operations and financial condition have in the past been, and may again in the future be, adversely affected by increases in raw material or component costs or their lack of availability.

RISKS ASSOCIATED WITH ACQUISITIONS


     The Company has made a number of acquisitions, including six since 1995, and will continue to review future acquisition opportunities. No assurances can be given that acquisition candidates will continue to be available on terms and conditions acceptable to the Company. Acquisitions, including the Acquisition, involve numerous risks, including among other things, difficulties and expenses incurred in connection with the acquisition and the subsequent assimilation of the operations of the acquired companies, adverse consequences of conforming the acquired company's accounting policies to those of the Company, the difficulty in operating acquired businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies. There can be no assurance that any acquisition, including the Acquisition, will be successfully integrated into the Company's on-going operations or that estimated cost savings will be achieved. In addition, in the event that the operations of an acquired business do not meet expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.


COMPETITION

     Substantially all of the markets in which the Company participates are highly competitive with respect to product quality, price, design innovations, distribution, service, warranties, reliability, efficiency and financing terms. Certain of the Company's competitors have greater financial and marketing resources and brand awareness than the Company. Competitive factors could require price reductions or increased spending on product development, marketing and sales that would adversely affect the Company's operating results.

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     There is no existing public market for the Original Notes or the Exchange Notes and the Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes but are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active market will develop for any of the Exchange Notes or as to the liquidity of the trading market for any of the Exchange Notes. If a trading market does not develop or is not maintained, Holders of the Exchange Notes may experience difficulty in reselling such Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a trading market develops for the Exchange Notes, future trading prices of such Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

EFFECTS OF YEAR 2000 ISSUE


     The Year 2000 ("Y2K") issue refers to and arises from deficient computer programs and related products, such as embedded chips, which do not properly recognize or process a year that begins with "20" instead of "19." If not corrected, many business and other processes could fail or create erroneous results. The extent of the potential impact of the Y2K issue is not yet known, and if not timely corrected, it could affect the global economy. Although the Company believes that all modifications to information technology ("IT") and non-IT systems material to the Company's business will be Y2K compliant on or before December 31, 1999, it cannot predict the outcome or the success of its Y2K initiative, or that third party systems are or will be Y2K compliant, or that the costs required to address the Y2K issue, or that the impact of a failure to achieve substantial Y2K compliance, will not have a material adverse effect on the company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            ------------------------

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including without limitation, the statements made under "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" constitute forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, over which the Company has no control, which could cause actual results to differ materially from those projected. Cautionary statements describing these risks and uncertainties include those disclosed under the caption "Risk Factors" and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on forward-looking statements, including statements made in this Prospectus, which speak only as of the date made (including the date of any incorporated document in the case of any forward-looking statement contained therein), and the Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date originally made or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in the Company's periodic reports filed with the Commission.

                                THE ACQUISITION


     On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone, a wholly-owned subsidiary of Williams for an aggregate purchase price of approximately $242.5 million. In connection with the acquisition, the Company assumed NuTone's operating liabilities (other than intercompany borrowings), including certain liabilities of NuTone concerning post-retirement and other benefit obligations. The purchase price was funded through the use of the net proceeds from the sale of $210.0 million principal amount of Original Notes at a slight discount, which occurred on July 31, 1998, together with approximately $44.8 million of the cash proceeds received from the Common Stock Offering.



     Consummation of the Acquisition was subject to a FTC Order under the terms of which the Company must divest, at no minimum price, prior to December 31, 1998, all of the assets, properties, business and goodwill of its M&S subsidiary. On November 2, 1998, the Company entered into an agreement to sell M&S and another Nortek subsidiary -- MOM; the transaction, as to M&S, is subject to FTC approval. If the Company has not divested the M&S assets prior to December 31, 1998, the FTC may appoint a trustee to divest the M&S assets. The Company will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. The Company is required to file compliance reports showing that it has fully complied with the FTC Order. Violations of the FTC Order may result in substantial monetary penalties, which could have a material adverse effect on the Company's business.



     The sources and uses of funds used to complete the Acquisition and the offering of the Original Notes were as follows:



                                                             IN MILLIONS
                                                             -----------
Sources of funds:
     A portion of the cash proceeds from the Common Stock
      Offering..............................................    $ 44.8
     Gross proceeds from the offering of the Original
      Notes.................................................     209.2
                                                                ------
          Total sources of funds............................    $254.0
                                                                ======
  Uses of funds:
     Payment for shares of NuTone common stock..............    $242.5
     Fees, expenses and other costs related to the
      Acquisition and the offering of the Original Notes....      11.5
                                                                ------
          Total use of funds................................    $254.0
                                                                ======



     As of July 31, 1998, NuTone had letters of credit and a Canadian credit line supporting aggregate obligations of approximately $3.2 million. In connection with the Acquisition, Nortek cancelled the Canadian credit line and entered into a $10,000,000 standby and trade letter of credit facility of which a portion is being used to back up aggregate obligations of NuTone of approximately $1.8 million at October 3, 1998. See "Description of Other Obligations" for a discussion of the standby and trade letter of credit facility's terms and conditions.


                              RECENT DEVELOPMENTS


Common Stock Offering



     During the second quarter of 1998, the Company completed the Common Stock Offering, receiving net proceeds of approximately $64.3 million, of which the Company used approximately $44.8 million to fund the Acquisition and the balance was used for general corporate purposes.


Dispositions of Businesses

     Effective July 10, 1998, the Company sold URC as well as a product line included in the Residential Building Products Group to Mr. Reed Beidler, an affiliate of Crane Plumbing, for approximately $33.7 million.

URC, which operated the Company's plumbing products business, had net sales of approximately $104.5 million in 1997 and was accounted for as a discontinued operation in the fourth quarter of 1997. The proceeds from the sale of URC were used for general corporate purposes.



     During 1998, the Company made several dispositions of nonstrategic assets of Ply Gem. On May 8, 1998, the Company sold Studley. Studley had net sales and an operating loss of approximately $22.0 million and $6.1 million for the year ended December 31, 1997, respectively, and net sales and an operating loss of approximately $7.3 million and $1.6 million, respectively, for the period January 1, 1998 to May 8, 1998 and was treated as an operation held for sale since the Ply Gem Acquisition. Accordingly Studley's operating results are not included in the Company's consolidated financial results. On May 22, 1998, the Company consummated the sale of Sagebrush for approximately $9.1 million in cash. Sagebrush had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $47.6 million, $0.4 million and $0.7 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $19.0 million, $0.2 million and $0.3 million, respectively, for the five months ended May 22, 1998. On July 2, 1998, the Company completed the sale of Goldenberg for approximately $11.0 million, including approximately $2.1 million in notes. Goldenberg had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $41.3 million, $0.4 million and $1.4 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $21.5 million, $0.4 million and $0.7 million, respectively, for the six months ended July 4, 1998. On July 31, 1998, the Company completed the sale of another Ply Gem business, Ply Gem Manufacturing, which had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $49.7 million, $2.5 million and $2.8 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $23.3 million, $0.7 million and $0.7 million, respectively, for the seven months ended July 31, 1998. On December 10, 1998, the Company sold Allied for approximately $16.5 million in cash and approximately $7.0 million in notes. Allied had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $67.3 million, $1.2 million and $1.4 million, respectively, for the nine months ended October 3, 1998. The operating results of Sagebrush, Goldenberg Ply Gem Manufacturing and Allied are included in the Company's 1997 and 1998 consolidated results from the date of acquisition to the date of sale. The sale of these businesses did not have a material effect on the Company's operating or financial position. As of December 18, 1998, approximately $25.5 million of the proceeds from the sale of Studley, Sagebrush, Goldenberg, PlyGem Manufacturing and Allied was used to pay down debt under the Ply Gem Credit Facility. The remaining proceeds (including the proceeds from the sale of URC) of approximately $57.4 million were used for general corporate purposes.



Other Developments



     On June 16, 1998, the Company announced the formation of Ventrol, a new corporation for the manufacture of HVAC products in Montreal, Canada. Ventrol will be a part of the Company's Air Conditioning and Heating Products Group. Ventrol will fabricate custom air handling and heat recovery equipment to serve the commercial and industrial markets in Canada and the eastern United States. A state-of-the-art plant is planned, with completion expected by year end 1998. At full capacity, the plant is expected to occupy 150,000 square feet and employ approximately 230 people.



     On October 9, 1998, the Company completed the acquisition of Napco, Inc., a privately held manufacturer of exterior building products headquartered in Valencia, Pennsylvania for approximately $77.1 million in cash plus the assumption of debt of approximately $10.2 million. Napco manufactures four principal product lines: (a) vinyl siding, soffit and accessories, marketed under the American Comfort(R), American Herald(TM) and American '76(TM) collection labels; (b) vinyl window systems, marketed under the Premium and American Comfort(R) labels; (c) accessory products, including aluminum-trim coil, soffit, rainware and related specialty products; and (d) coil coating. Napco's manufacturing operations are conducted in three company-owned plants that are located within a few miles of each other in western Pennsylvania, 25 miles north of Pittsburgh. For the year ended December 31, 1997, Napco had net sales, operating earnings, earnings from continuing operations before provision for income taxes and EBITDA of approximately $91.1 million, $8.6 million, $8.0 million and $10.8 million, respectively.



     On November 2, 1998, the Company entered into an agreement to sell the businesses of two wholly-owned subsidiaries -- M&S and MOM -- to the Chamberlain Group, Inc. M&S manufactures and sells intercom systems, built-in music systems, central vacuum systems and related products. MOM sells automatic garage door openers, gate operators and electronic transmitters. Consummation of the transaction is subject to customary conditions and, as to M&S, approval by the FTC pursuant to the FTC Order. For the year ended December 31, 1997, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM combined were approximately $37.3 million, $3.5 million and $4.1 million, respectively. For the nine months ended October 3, 1998, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM combined were approximately $31.7 million, $2.8 million and $3.3 million, respectively.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes. The Company is issuing the Exchange Notes in exchange for the Original Notes in order to fulfill its obligations under the Registration Rights Agreement. Properly tendered Original Notes will be retired and canceled.

     For a description of the use of proceeds from the sale of the Original Notes, see "The Acquisition."

                                 CAPITALIZATION


     The following table sets forth at October 3, 1998 the short-term debt and capitalization of the Company. The information presented below should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto.



                                                                 OCTOBER 3, 1998
                                                                 ---------------
                                                                   HISTORICAL
                                                                 ---------------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
Short-term debt:
     Short-term borrowings..................................        $   10.4
     Current maturities of long-term debt...................             5.8
                                                                    --------
          Total short-term debt.............................        $   16.2
                                                                    ========
Long-term debt:
     Notes, mortgage notes and other........................        $  112.9
     9 1/4% Senior Notes due 2007...........................           174.1
     9 1/8% Senior Notes due 2007...........................           307.7
     8 7/8% Senior Notes due 2008...........................           209.3
     9 7/8% Senior Subordinated Notes due 2004..............           206.7
                                                                    --------
          Total long-term debt(1)...........................        $1,010.7
                                                                    --------
Stockholders' investment(2):
     Preference stock, $1.00 par value; 7,000,000 shares
      authorized, none issued...............................        $     --
     Common stock, $1.00 par value; 40,000,000 shares
      authorized; 18,417,000 shares issued..................            18.4
     Special common stock, $1.00 par value; 5,000,000 shares
      authorized; 857,447 shares issued.....................              .9
     Additional paid-in capital.............................           200.8
     Retained earnings......................................            82.6
     Cumulative translation, pension and other
      adjustments...........................................            (6.0)
     Less: Treasury stock, at cost, 7,252,835 common shares
      and 286,009 special common shares.....................           (84.5)
                                                                    --------
          Total stockholders' investment....................        $  212.2
                                                                    --------
          Total capitalization..............................        $1,222.9
                                                                    ========


---------------

(1) Long-term debt is net of $5.1 million of unamortized debt discount.



(2) Excludes (i) 1,925,855 shares of common stock, $1.00 par value (the "Common Stock") at October 3, 1998 which have been reserved for issuance pursuant to options and the conversion of the Company's special common stock, $1.00 par value (the "Special Common Stock"), (ii) 1,119,349 shares of Special Common stock at October 3, 1998 which have been reserved for issuance pursuant to options and (iii) 117,356 shares of Series A Participating Preference Stock (the "Preference Stock") which may be issuable upon exercise of rights under the Rights Agreement, as amended and restated as of April 2, 1996, between the Company and State Street Bank and Trust Company.

                              UNAUDITED PRO FORMA


                     CONDENSED CONSOLIDATED FINANCIAL DATA


OVERVIEW


     The Unaudited Pro Forma Condensed Consolidated Financial Data for the year ended December 31, 1997 and the nine and twelve months ended October 3, 1998 presented herein gives pro forma effect to certain transactions. Transactions for which pro forma information is provided include the 9 1/4% Notes, the 9 1/8% Notes, the Ply Gem Acquisition, the Common Stock Offering, the Offering and the Acquisition.



     The Ply Gem Acquisition and the Acquisition are accounted for under the purchase method of accounting. With respect to these acquisitions, the information contained herein has been prepared utilizing preliminary purchase price allocations which are subject to refinement until all pertinent information regarding the acquisitions has been obtained. This pertinent information to be received includes independent third party estimates of the fair value and useful lives of certain tangible and intangible assets acquired, independent third party estimates of pre-acquisition insurance reserve requirements and the Company's final integration plan for the Acquisition. The Company does not expect that the final purchase price allocations of the Ply Gem Acquisition and the Acquisition will have a material effect on its consolidated results of operations or financial position.



     The financial information entitled "Unaudited Pro Forma" is not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred during the applicable period, nor does such information purport to be indicative of the results of future operations. Furthermore, such information may not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions of Ply Gem and NuTone. In the opinion of management, all adjustments necessary to present fairly, in all material respects, such "Unaudited Pro Forma" financial information have been made.



     During 1998, the Company sold several nonstrategic assets of Ply Gem including Studley, Sagebrush, Goldenberg, Ply Gem Manufacturing and Allied. On October 9, 1998 the Company acquired Napco. In addition, Nortek has entered into an agreement to sell M&S and MOM. See "Recent Developments." Under the FTC Order, the disposition of M&S is subject to the prior approval of the FTC. The following Pro Forma Condensed Consolidated Financial Data does not give pro forma effect to the dispositions of businesses that have occurred in 1998 or the acquisition of Napco. See "Recent Developments."



     The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited and unaudited Nortek Consolidated Financial Statements and the Notes thereto, the audited Ply Gem Consolidated Financial Statements and the Notes thereto and the audited and unaudited NuTone Consolidated Financial Statements and the Notes thereto included elsewhere herein.



UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PLY GEM ACQUISITION



     The Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 has been prepared using Nortek's Audited Consolidated Statement of Operations for the year ended December 31, 1997 (which includes the operations of Ply Gem since August 26, 1997), and Ply Gem's unaudited results of operations for the period from January 1, 1997 through August 25, 1997, as applicable.



     The Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives pro forma effect to, as applicable: (i) the 9 1/4% Notes; (ii) the 9 1/8% Notes; (iii) the Ply Gem Acquisition; (iv) cost savings that are directly attributable to the Ply Gem Acquisition (the "Ply Gem Acquisition Related Cost Savings"); and (v) the Common Stock Offering, in each case as if such events occurred on January 1, 1997 (collectively, the "Pro Forma Ply Gem Adjustments").



     The Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 include approximately $22.2 million of expense for certain valuation reserves recorded by Ply Gem prior to the acquisition related primarily to inventory, warranty, accounts receivable, insurance and product liability and does not give effect to estimated additional cost savings and reductions related to the Ply Gem Acquisition of approximately $14.0 million for the year ended December 31, 1997 (cost savings and reductions are estimated and actual savings achieved could differ materially).



UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PLY GEM ACQUISITION AND THE ACQUISITION



     The Unaudited Pro Forma (for Ply Gem and NuTone) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and the nine and twelve months ended October 3, 1998 have been prepared using, as applicable: (i) Nortek's Audited Consolidated Statement of Operations for the year ended December 31, 1997 (which includes the operations of Ply Gem from August 26, 1997 to December 31, 1997); (ii) Ply Gem's Unaudited Results of Operations for the period January 1, 1997 through August 25, 1997; (iii) NuTone's Audited Consolidated Statement of Operations for the year ended December 31, 1997; (iv) Nortek's Unaudited Condensed Consolidated Statements of Operations for the nine months ended October 3, 1998 (which includes the operations of NuTone from August 1, 1998 to October 3, 1998) and the three months ended December 31, 1997; and (v) NuTone's Unaudited Results of Operations for the periods from January 1, 1998 to July 31, 1998 and the three months ended December 31, 1997.



     The information entitled "Pro Forma Company" gives effect to: (i) the Pro Forma effect of the acquisition of Ply Gem for the year ended December 31, 1997;
(ii) the Acquisition; (iii) net savings expected to be achieved from the elimination of fees and charges paid by NuTone to Williams plc and related entities; (iv) the Offering and (v) and Pro Forma Adjustments related to the Acquisition. The Company believes that the historical net sales and expenses of NuTone would not have materially changed without the management services provided by Williams.



     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Ply Gem Acquisition and the Acquisition for the year ended December 31, 1997 include approximately $22.2 million of expense for certain valuation reserves recorded by Ply Gem prior to the acquisition related primarily to inventory, warranty, accounts receivable, insurance and product liability and does not reflect approximately $14.0 million of estimated cost savings and reductions related to the Ply Gem Acquisition for the year ended December 31, 1997 and does not reflect approximately $15.0 million in annualized estimated cost reductions, from year ended December 31, 1997 levels, related to the Acquisition, that the Company expects to achieve within 12 to 18 months following the Acquisition. The information entitled Pro Forma Company results for the nine and twelve months ended October 3, 1998 does not give pro forma effect to any portion of the $15.0 million in estimated annualized cost reductions expected to be achieved as a result of the Acquisition as noted above. The cost savings and reductions as a result of the acquisitions of Ply Gem and NuTone are estimates and actual savings achieved could differ materially.

                  UNAUDITED PRO FORMA (FOR PLY GEM AND NUTONE)

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           PRO FORMA
                                                             NORTEK
                                                              AND          NUTONE        PRO FORMA      PRO FORMA
                                                            PLY GEM     HISTORICAL(a)   ADJUSTMENTS      COMPANY
                                                           ---------    -------------   -----------     ---------

Net sales................................................  $1,650,052     $199,072       $     --       $1,849,124
Cost and expenses:
    Cost of products sold................................   1,256,349      122,897             --        1,379,246
    Amortization of acquired goodwill....................      11,090           --          5,965(b)        17,055
    Selling, general and administrative expense..........     311,542       51,387         (1,746)(c)      361,183
                                                           ----------     --------       --------       ----------
                                                            1,578,981      174,284          4,219        1,757,484
                                                           ----------     --------       --------       ----------
Operating earnings (loss)................................      71,071       24,788         (4,219)          91,640
Interest expense.........................................     (77,793)     (11,852)        (7,483)(d)      (97,128)
Investment income........................................       7,489           42             --            7,531
                                                           ----------     --------       --------       ----------
Earnings (loss) from continuing operations before
  provision (benefit) for income taxes...................         767       12,978        (11,702)           2,043
Provision (benefit) for income taxes.....................       2,271        5,043         (1,470)(f)        5,844
                                                           ----------     --------       --------       ----------
Earnings (loss) from continuing operations...............  $   (1,504)    $  7,935       $(10,232)      $   (3,801)
                                                           ==========     ========       ========       ==========
EARNINGS (LOSS) PER SHARE AS ADJUSTED FOR THE COMMON
  STOCK OFFERING:
Earnings (loss) from continuing operations:
    Basic................................................  $     (.13)                                  $     (.32)
    Diluted..............................................        (.13)                                        (.32)
Weighted average number of shares:
    Basic................................................      11,788                                       11,788
    Diluted..............................................      12,038                                       12,038



         See Notes to the Unaudited Pro Forma (For Ply Gem and NuTone)
                 Condensed Consolidated Statement of Operations

                  UNAUDITED PRO FORMA (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         NORTEK        NUTONE        PRO FORMA     PRO FORMA
                                                       HISTORICAL   HISTORICAL(a)   ADJUSTMENTS     COMPANY
                                                       ----------   -------------   -----------    ----------

Net sales............................................  $1,300,308     $110,661        $    --      $1,410,969
Cost and expenses:
  Cost of products sold..............................     960,168       69,899             --       1,030,067
  Amortization of acquired goodwill..................       8,784           --          3,479(b)       12,263
  Selling, general and administrative expense........     234,222       28,430           (353)(c)     262,299
                                                       ----------     --------        -------      ----------
                                                        1,203,174       98,329          3,126       1,304,629
                                                       ----------     --------        -------      ----------
Operating earnings (loss)............................      97,134       12,332         (3,126)        106,340
  Interest expense...................................     (62,126)      (7,081)        (4,198)(d)     (73,405)
  Investment income..................................       7,492           16           (450)(e)       7,058
                                                       ----------     --------        -------      ----------
Earnings (loss) from continuing operations before
  provision for income taxes.........................      42,500        5,267         (7,774)         39,993
Provision (benefit) for income taxes.................      19,400        2,107         (1,137)(f)      20,370
                                                       ----------     --------        -------      ----------
Earnings (loss) from continuing operations...........  $   23,100     $  3,160        $(6,637)         19,623
                                                       ==========     ========        =======      ==========
HISTORICAL EARNINGS PER SHARE:
Earnings from continuing operations:
  Basic..............................................  $     2.17
  Diluted............................................        2.13
Weighted average number of shares:
  Basic..............................................      10,660
  Diluted............................................      10,858

EARNINGS PER SHARE AS ADJUSTED FOR THE COMMON STOCK
OFFERING:
Earnings from continuing operations:
  Basic..............................................  $     1.97                                  $     1.67
  Diluted............................................        1.94                                        1.65
Weighted average number of shares:
  Basic..............................................      11,729                                      11,729
  Diluted............................................      11,927                                      11,927




         See Notes to the Unaudited Pro Forma (For Ply Gem and NuTone)
                 Condensed Consolidated Statement of Operations

                  UNAUDITED PRO FORMA (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED OCTOBER 3, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   NORTEK         NUTONE         PRO FORMA     PRO FORMA
                                                 HISTORICAL    HISTORICAL(a)    ADJUSTMENTS     COMPANY
                                                 ----------    -------------    -----------    ----------
Net sales......................................  $1,716,024      $164,748        $     --      $1,880,772
Cost and expenses:
  Cost of products sold........................   1,270,834       102,783              --       1,373,617
  Amortization of acquired goodwill............      11,242            --           4,971(b)       16,213
  Selling, general and administrative
     expense...................................     309,439        42,020             486(c)      351,945
                                                 ----------      --------        --------      ----------
                                                  1,591,515       144,803           5,457       1,741,775
                                                 ----------      --------        --------      ----------
Operating earnings (loss)......................     124,509        19,945          (5,457)        138,998
Interest expense...............................     (81,247)       (9,961)         (6,152)(d)     (97,360)
Investment income..............................       9,738            31            (450)(e)       9,319
                                                 ----------      --------        --------      ----------
Earnings (loss) from continuing operations
  before provision (benefit) for income
  taxes........................................      53,000        10,015         (12,059)         50,957
Provision (benefit) for income taxes...........      24,300         3,858          (2,153)(f)      26,006
                                                 ----------      --------        --------      ----------
Earnings (loss) from continuing operations.....  $   28,700      $  6,157        $ (9,906)     $   24,951
                                                 ==========      ========        ========      ==========
EARNINGS PER SHARE AS ADJUSTED FOR THE COMMON
  STOCK OFFERING:
Earnings from continuing operations:
  Basic........................................  $     2.45                                    $     2.13
  Diluted......................................        2.40                                          2.09
Weighted average number of shares:
  Basic........................................      11,723                                        11,723
  Diluted......................................      11,936                                        11,936



         See Notes to the Unaudited Pro Forma (For Ply Gem and NuTone)
                 Condensed Consolidated Statement of Operations

                        NOTES TO THE UNAUDITED PRO FORMA

                            (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                  NINE MONTHS   TWELVE MONTHS
                                                                                     ENDED          ENDED
                                                                 YEAR ENDED       OCTOBER 3,     OCTOBER 3,
                                                              DECEMBER 31, 1997      1998           1998
                                                              -----------------   -----------   -------------
(a) NUTONE HISTORICAL
The Company acquired NuTone on July 31, 1998. The Pro Forma
  results for the year ended December 31, 1997 include
  actual historical results of NuTone for that period. For
  purposes of calculating Pro Forma results for the periods
  ended October 3, 1998, the statement of operations
  reflects NuTone's actual historical results prior to the
  Acquisition.

(b) AMORTIZATION OF ACQUIRED GOODWILL
Amortization of goodwill over 40 years related to the
  Acquisition...............................................      $  5,965         $  3,479       $  4,971
                                                                  ========         ========       ========
(c) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Elimination of management fees and other charges paid by
  NuTone to Williams plc and related entities, net of
  estimated incremental Nortek management costs.............      $ (1,746)        $   (353)      $    486
                                                                  ========         ========       ========
(d) INTEREST EXPENSE
Interest expense related to the Offering....................      $(18,637)        $(10,872)      $(15,531)
Amortization of debt issuance costs related to the
  Offering..................................................          (649)            (379)          (541)
Amortization of debt discount related to the Offering.......           (49)             (29)           (41)
Reduction of interest expense related to intercompany
  borrowings not assumed in the Acquisition.................        11,852            7,082          9,961
                                                                  --------         --------       --------
                                                                  $ (7,483)        $ (4,198)      $ (6,152)
                                                                  ========         ========       ========
(e) INVESTMENT INCOME
Reduction in interest income on cash and cash equivalents
  used to fund the Acquisition..............................      $     --         $   (450)      $   (450)
                                                                  ========         ========       ========
(f) PROVISION (BENEFIT) FOR INCOME TAXES
Net income tax benefit related to notes (b) through (d)
  above.....................................................      $ (1,470)        $ (1,137)      $ (2,153)
                                                                  ========         ========       ========

                       UNAUDITED PRO FORMA (FOR PLY GEM)

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   PRO FORMA
                                                         NORTEK        PLY GEM       PRO FORMA     NORTEK AND
                                                       HISTORICAL   HISTORICAL(a)   ADJUSTMENTS     PLY GEM
                                                       ----------   -------------   -----------    ----------

Net sales............................................  $1,134,129     $515,923       $     --      $1,650,052
Cost and expenses:
    Cost of products sold............................     826,453      431,196         (1,300)(b)   1,256,349
    Amortization of acquired goodwill................       5,319          976          4,795(c)       11,090
    Selling, general and administrative expense......     219,376       99,912         (7,746)(d)     311,542
                                                       ----------     --------       --------      ----------
                                                        1,051,148      532,084         (4,251)      1,578,981
                                                       ----------     --------       --------      ----------
Operating earnings (loss)............................      82,981      (16,161)         4,251          71,071
Interest expense.....................................     (50,210)      (5,696)       (21,887)(e)     (77,793)
  Investment income..................................       9,929          302         (2,742)(f)       7,489
                                                       ----------     --------       --------      ----------
Earnings (loss) from continuing operations before
  provision (benefit) for income taxes...............      42,700      (21,555)       (20,378)            767
Provision (benefit) for income taxes.................      16,300       (8,484)        (5,545)(g)       2,271
                                                       ----------     --------       --------      ----------
Earnings (loss) from continuing operations...........  $   26,400     $(13,071)      $(14,833)     $   (1,504)
                                                       ==========     ========       ========      ==========
HISTORICAL EARNINGS PER SHARE:
Earnings from continuing operations:
    Basic............................................  $     2.75
    Diluted..........................................        2.68
Weighted average number of shares:
    Basic............................................       9,605
    Diluted..........................................       9,855
EARNINGS (LOSS) PER SHARE AS ADJUSTED FOR THE COMMON
  STOCK OFFERING:
Earnings (loss) from continuing operations:
    Basic............................................  $     2.24                                  $     (.13)
    Diluted..........................................        2.19                                        (.13)
Weighted average number of shares:
    Basic............................................      11,788                                      11,788
    Diluted..........................................      12,038                                      12,038



               See Notes to the Unaudited Pro Forma (For Ply Gem)
                 Condensed Consolidated Statement of Operations

                        NOTES TO THE UNAUDITED PRO FORMA

                                 (FOR PLY GEM)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------

(a) PLY GEM HISTORICAL
Amounts for the year ended December 31, 1997 include the unaudited results of Ply Gem for the period from January
  1, 1997 to August 25, 1997.

(b) COST OF PRODUCTS SOLD
The effect on depreciation expense of changing the estimated future lives and increasing the estimated fair value of
  property, plant and equipment:
Depreciation expense based on Ply Gem's historical estimated lives of property, plant and
  equipment.......................................  $(13,600)
Depreciation expense based on revised estimated
  lives of property, plant and equipment..........     9,500
                                                    --------
  The net effect of changing estimated lives of property,
    plant and equipment.....................................      (4,100)
  The effect on depreciation expense of increasing the
    estimated fair value of property, plant and equipment...       2,800
                                                                --------
                                                                $ (1,300)
                                                                ========
(c) AMORTIZATION OF ACQUIRED GOODWILL
Increase amortization of goodwill over 40 years due to the
  Ply Gem Acquisition.......................................    $  4,795
                                                                ========
(d) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Estimated Ply Gem Acquisition Related Cost Savings..........    $ (3,983)
Reduction of goodwill and intangible amortization included
  in Ply Gem's selling, general and administrative
  expense...................................................      (1,733)
Decrease due to termination and repurchase of amounts
  outstanding under Ply Gem's accounts receivable
  securitization program....................................      (2,030)
                                                                --------
                                                                $ (7,746)
                                                                ========
(e) INTEREST EXPENSE
Interest expense related to the 9 1/4% Notes................    $ (3,438)
Amortization of related debt issuance costs of the 9 1/4%
  Notes.....................................................        (106)
Reduction of interest expense related to debt refinanced
  with a portion of the proceeds from the 9 1/4% Notes......       1,143
Interest expense related to the 9 1/8% Notes................     (18,495)
Amortization of related debt discount and issuance costs of
  the 9 1/8% Notes..........................................        (771)
Interest expense at an assumed average rate of 6.85% on
  indebtedness outstanding under the Ply Gem Credit
  Facility..................................................      (4,971)
Reduction in interest expense related to the refinancing of
  Ply Gem indebtedness at the date of the Ply Gem
  Acquisition...............................................       4,751
                                                                --------
                                                                $(21,887)
                                                                ========
(f) INVESTMENT INCOME
Reduction in interest income on marketable securities sold
  to fund the Ply Gem Acquisition and related
  transactions..............................................    $ (2,742)
                                                                ========
(g) PROVISION (BENEFIT) FOR INCOME TAXES
Net benefit for income taxes related to notes (b), (d), (e)
  and (f) above.............................................    $ (5,545)
                                                                ========

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The selected consolidated operating and balance sheet data for each of the five years in the period ended December 31, 1997 and as of the end of each such period are derived from Nortek's consolidated financial statements which were audited by Arthur Andersen LLP, independent public accountants. The selected consolidated operating and balance sheet data for the nine months ended September 27, 1997 and October 3, 1998 and as of the end of each such period have been derived from Nortek's unaudited condensed consolidated financial statements, which reflect, in the opinion of Nortek all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. The results of operations for the nine months ended October 3, 1998 are not necessarily indicative of the results of operations to be expected for the full year. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Nortek and the information contained in "Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere herein. Certain amounts in the prior period's financial statements have been reclassified to conform to the presentation at October 3, 1998.



                                                                                                     NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                --------------------------
                                              ------------------------------------------------   SEPTEMBER 27,   OCTOBER 3,
                                              1993(3)   1994(3)    1995      1996       1997         1997           1998
                                              -------   -------    ----      ----       ----     -------------   ----------
                                                             (IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS)

STATEMENT OF OPERATIONS DATA(1)(2):
Net sales...................................  $ 627.5   $ 616.0   $ 656.8   $ 841.6   $1,134.1     $  718.4       $1,300.3
Cost of products sold.......................    433.4     421.9     469.8     597.4      826.4        515.8          960.2
Amortization of acquired goodwill...........      2.4       2.4       2.5       2.9        5.3          2.9            8.8
Selling, general and administrative
  expense...................................    160.0     147.3     141.5     180.3      219.4        144.1          234.2
                                              -------   -------   -------   -------   --------     --------       --------
Operating earnings..........................     31.7      44.4      43.0      61.0       83.0         55.6           97.1
Interest expense............................    (24.2)    (23.8)    (23.0)    (28.4)     (50.2)       (31.1)         (62.1)
Investment income...........................      4.8       5.3       8.1       6.0        9.9          7.7            7.5
Loss on businesses sold(3)..................    (20.3)     (1.8)       --        --         --           --             --
                                              -------   -------   -------   -------   --------     --------       --------
Earnings (loss) from continuing operations
  before provision for income taxes.........     (8.0)     24.1      28.1      38.6       42.7         32.2           42.5
Provision for income taxes..................      2.2       8.7      10.6      14.9       16.3         11.4           19.4
                                              -------   -------   -------   -------   --------     --------       --------
Earnings (loss) from continuing
  operations................................    (10.2)     15.4      17.5      23.7       26.4         20.8           23.1
Earnings (loss) from discontinued
  operations................................     (4.0)      1.8      (2.5)     (1.7)      (5.2)        (2.7)           0.6
Extraordinary gain (loss) from debt
  retirements...............................     (6.1)      0.2        --        --         --           --           (0.1)
Cumulative effect of accounting changes.....     (0.5)      0.4        --        --         --           --             --
                                              -------   -------   -------   -------   --------     --------       --------
Net earnings (loss).........................  $ (20.8)  $  17.8   $  15.0   $  22.0   $   21.2     $   18.1       $   23.6
                                              =======   =======   =======   =======   ========     ========       ========
Earnings (loss) per share from continuing
  operations(4):
    Basic...................................  $ (0.81)  $  1.23   $  1.41   $  2.26   $   2.75     $   2.16       $   2.17
    Diluted.................................    (0.81)     1.21      1.39      2.23       2.68         2.11           2.13
Net earnings (loss) per share(4):
    Basic...................................  $ (1.66)  $  1.42   $  1.21   $  2.10   $   2.21     $   1.87       $   2.21
    Diluted.................................    (1.66)     1.39      1.19      2.07       2.15         1.83           2.17
Weighted average number of shares(4) (in
  thousands):
    Basic...................................   12,532    12,543    12,445    10,485      9,605        9,632         10,660
    Diluted.................................   13,335    13,100    12,569    10,641      9,855        9,878         10,858

OTHER DATA(2):
Capital expenditures........................  $   8.7   $  14.4   $  15.7   $  19.8   $   22.5     $   13.0       $   24.2
Depreciation and amortization including
  non-cash interest.........................     18.0      15.5      16.2      21.0       28.4         18.5           33.5
EBITDA(5)...................................     49.2      58.6      58.1      80.8      109.7         73.1          128.2
Ratio of earnings to fixed charges(6).......       --       1.9x      2.1x      2.3x       1.8x         2.0x           1.6x

CASH FLOW STATEMENT DATA:
Net cash provided by operating activities...     12.4      26.2      33.3      47.4       85.1         35.2           16.7
Net cash provided by (used in) investing
  activities................................     20.2     (56.6)    (35.1)     (5.2)    (423.4)      (458.8)        (269.2)
Net cash provided by (used in) financing
  activities................................       .5       8.6       4.1     (38.3)     423.1        431.6          225.9

                                                                DECEMBER 31,
                                              ------------------------------------------------   SEPTEMBER 27,   OCTOBER 3,
                                               1993      1994      1995      1996       1997         1997           1998
                                               ----      ----      ----      ----       ----     -------------   ----------
                                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities(7).............................  $  89.2   $ 114.4   $ 112.7   $  97.8   $  168.2     $  160.6       $  207.8
Working capital.............................    133.8     194.3     180.2     163.1      341.8        331.1          382.3
Total assets................................    486.1     494.6     605.0     590.2    1,304.5      1,332.4        1,652.4
Total debt..................................    214.6     223.7     282.1     280.3      853.6        861.1        1,026.9
Stockholders' investment....................    104.0     117.8     131.3     118.8      128.1        127.7          212.2


---------------
(1) Acquisitions have been accounted for under the purchase accounting method and dispositions have been accounted for as described in Note 2 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


(2) In the fourth quarter of 1997, the Company adopted a plan to discontinue its plumbing products business. Accordingly, the results of the plumbing products business have been excluded from earnings from continuing operations and are classified separately as discontinued operations for all periods presented. See Notes 9 and 15(H) of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


(3) In the third quarter of 1993, the Company provided a pre-tax valuation reserve of approximately $20.3 million to reduce the Company's net investment in Dixieline to estimated net realizable value. On March 31, 1994, the Company sold all of the capital stock of Dixieline for approximately $18.8 million in cash and $6.0 million in preferred stock of the purchaser. No additional loss in 1994 was incurred in connection with the sale. In January 1995, the Company paid approximately $1.8 million as a final purchase price adjustment related to the sale in 1992 of its wholly owned subsidiary Bend and recorded a charge to pre-tax earnings in the fourth quarter of 1994.

(4) In 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. This statement, issued by the FASB in February 1997, establishes standards for computing and presenting EPS and applies to entities with publicly held common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and replaces the presentation of fully-diluted EPS with diluted EPS. All periods presented have been restated to conform to SFAS No. 128.


(5) "EBITDA" is operating earnings from continuing operations plus depreciation and amortization (other than amortization of deferred debt expense and debt discount). EBITDA differs from Consolidated Cash Flow as defined in the Indenture. See "Description of Notes -- Certain Definitions." EBITDA should not be considered as an alternative to net earnings as a measure of the Company's operating results or to cash flows as a measure of liquidity. EBITDA principally differs from net increase (decrease) in unrestricted cash and cash equivalents shown on the Consolidated Statement of Cash Flows of the Company, prepared in accordance with generally accepted accounting principles, in that EBITDA does not reflect capital expenditures, borrowings, principal and interest payments under debt and capital lease obligations, income tax payments and cash flows from operating, investing and financing activities. The Company believes that EBITDA may be useful to investors in evaluating the Company's ability to service debt and to finance growth including acquisitions, capital expenditures and working capital. The Company believes that during periods of increasing EBITDA the Company may be able to finance its growth including acquisitions, capital expenditures and working capital through increased borrowings and the sale of equity. In periods of declining EBITDA, the Company may be required to limit or defer growth, including acquisitions and capital expenditures, and may be required to adopt measures to reduce the level of its expenses and working capital. EBITDA as calculated by the Company may differ from EBITDA as calculated by other companies.


(6) For purposes of calculating this ratio, "earnings" consist of earnings from continuing operations before provision for income taxes and fixed charges. "Fixed charges' consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges by approximately $8.0 million for the year ended December 31, 1993.


(7) Includes restricted cash, investments and marketable securities in the amounts of approximately $6.7 million, $9.3 million, $9.4 million, $5.7 million and $6.3 million at December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and $7.0 million and $6.4 million at September 27, 1997 and October 3, 1998, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company is a diversified manufacturer of residential and commercial building products, operating within four principal product groups: the Residential Building Products Group; the Air Conditioning and Heating Products Group; the Windows, Doors and Siding Group; and the Specialty Products and Distribution Group. Through these product groups, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing and the DIY and professional remodeling and renovation markets.

     In the fourth quarter of 1995, several of the Company's wholly owned subsidiaries completed the acquisition of the assets, subject to certain liabilities, of Rangaire, all the capital stock of Best and related entities and all the capital stock of Venmar.


     The Company acquired Ply Gem on August 26, 1997 and NuTone on July 31, 1998. These acquisitions have been accounted for under the purchase method of accounting. Accordingly, the results of Ply Gem and NuTone are included in the Company's consolidated results since these dates. See "Liquidity and Capital Resources" and Notes 1, 2 and 15(E) of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.



     In the fourth quarter of 1997, the Company adopted a plan to discontinue its plumbing products business. Accordingly, the results of the plumbing products business has been excluded from earnings from continuing operations and are classified separately as discontinued operations for all periods presented. (See Notes 9 and 15(H) of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.) On July 10, 1998, the Company sold its plumbing products business, including a product line included in the Residential Building Products Group, for approximately $33.7 million.



     During 1998, the Company made several dispositions of nonstrategic assets of Ply Gem. On May 8, 1998, the Company sold Studley. Studley, had net sales and an operating loss of approximately $22.0 million and $6.1 million for the year ended December 31, 1997, respectively, and net sales and an operating loss of approximately $7.3 million and $1.6 million, respectively, for the period January 1, 1998 to May 8, 1998 and was treated as an operation held for sale since the Ply Gem Acquisition. Accordingly Studley's operating results are not included in the Company's consolidated financial results. On May 22, 1998, the Company consummated the sale of Sagebrush for approximately $9.1 million in cash. Sagebrush had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of $47.6 million, $0.4 million and $0.7 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $19.0 million, $0.2 million and $0.3 million, respectively, for the five months ended May 22, 1998. On July 2, 1998, the Company completed the sale of Goldenberg for approximately $11.0 million including approximately $2.1 million in notes. Goldenberg had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $41.3 million, $0.4 million and $1.4 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of approximately $21.5 million, $0.4 million and $0.7 million, respectively, for the six months ended July 4, 1998. On July 31, 1998, the Company completed the sale of another Ply Gem business, Ply Gem Manufacturing, which had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $49.7 million, $2.5 million and $2.8 million, respectively, for the year ended December 31, 1997 and net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of approximately $23.3 million, $0.7 million and $0.7 million, respectively, for the seven months ended July 31, 1998. On December 10, 1998, the Company sold Allied for approximately $16.5 million in cash and approximately $7.0 million in Notes. Allied had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $67.3 million, $1.2 million and $1.4 million, respectively, for the nine months ended October 3, 1998. The operating results of Sagebrush, Goldenberg, Ply Gem Manufacturing and Allied are included in the Company's 1997 and 1998 consolidated results from the date of acquisition to the date of sale. The Company has not recorded in net earnings any significant gains or losses associated with these dispositions. As of December 18, 1998 approximately $28.0 million of the proceeds from the sale of Studley, Sagebrush, Goldenberg, Ply Gem Manufacturing and Allied was used to pay down debt, primarily under the Ply Gem Credit Facility. The remaining proceeds (including the proceeds from the sale of URC) of approximately $57.4 million was used for general corporate purposes.



     On November 2, 1998, the Company entered into an agreement to sell M&S and MOM. M&S manufactures and sells intercom systems, built-in music systems, central vacuum systems and related products. MOM sells automatic garage door openers, gate operators and electronic transmitters. Consummation of the transaction is subject to customary conditions and, as to M&S, approval by the FTC pursuant to the FTC order. For the year ended December 31, 1997, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM were approximately $37.3 million, $3.5 million and $4.1 million, respectively. For the nine months ended October 3, 1998, net sales, operating earnings (and earnings from continuing operations before income taxes) and EBITDA of M&S and MOM were approximately $31.7 million, $2.8 million and $3.3 million, respectively. The Company does not believe that the sale of M&S and MOM will result in a significant loss upon disposition.



     The Company does not expect the effect of businesses sold during 1998 and the sale of M&S and MOM to be significant to the Company's future operations.


RESULTS OF OPERATIONS


     The following tables set forth, for the periods presented, (a) certain consolidated operating results, (b) the percentage change of such results as compared to the prior comparable period, (c) the percentage which such results bears to net sales and (d) the change of such percentages as compared to the prior comparable period. The results of operations for the three and nine months ended October 3, 1998 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.


                                          YEAR ENDED DECEMBER 31,            PERCENTAGE CHANGE
                                        ----------------------------    ----------------------------
                                          1997       1996      1995     1996 TO 1997    1995 TO 1996
                                        --------    ------    ------    ------------    ------------
                                               (IN MILLIONS)

Net sales.............................  $1,134.1    $841.6    $656.8         34.8%          28.1%
Cost of products sold.................     826.4     597.4     469.8        (38.3)         (27.2)
Amortization of acquired goodwill.....       5.3       2.9       2.5        (82.8)         (16.0)
Selling, general and administrative
  expense.............................     219.4     180.3     141.5        (21.7)         (27.4)
Operating earnings....................      83.0      61.0      43.0         36.1           41.9
Interest expense......................     (50.2)    (28.4)    (23.0)       (76.8)         (23.5)
Investment income.....................       9.9       6.0       8.1         65.0          (25.9)
Earnings from continuing operations
  before provision for income taxes...      42.7      38.6      28.1         10.6           37.4
Provision for income taxes............      16.3      14.9      10.6         (9.4)         (40.6)
Earnings from continuing operations...      26.4      23.7      17.5         11.4           35.4
Loss from discontinued operations.....      (5.2)     (1.7)     (2.5)      (205.9)          32.0
Net earnings..........................      21.2      22.0      15.0         (3.6)          46.7

                                            PERCENTAGE OF NET SALES
                                            YEAR ENDED DECEMBER 31,        CHANGE IN PERCENTAGE
                                            -----------------------    ----------------------------
                                            1997     1996     1995     1996 TO 1997    1995 TO 1996
                                            -----    -----    -----    ------------    ------------

Net sales.................................  100.0%   100.0%   100.0%         --              --
Cost of products sold.....................   72.9     71.0     71.5        (1.9)            0.5
Amortization of acquired goodwill.........    0.5      0.3      0.4        (0.2)            0.1
Selling, general and administrative
  expense.................................   19.3     21.4     21.5         2.1             0.1
Operating earnings........................    7.3      7.3      6.6          --             0.7
Interest expense..........................   (4.4)    (3.4)    (3.5)       (1.0)            0.1
Investment income.........................    0.9      0.7      1.2         0.2            (0.5)
Earnings from continuing operations before
  provisions for income taxes.............    3.8      4.6      4.3        (0.8)            0.3
Provision for income taxes................    1.4      1.8      1.6         0.4            (0.2)
Earnings from continuing operations.......    2.4      2.8      2.7        (0.4)            0.1
Loss from discontinued operations.........   (0.5)    (0.2)    (0.4)       (0.3)            0.2
Net earnings..............................    1.9      2.6      2.3        (0.7)            0.3


                                                                                    CHANGE IN
                                                 THIRD QUARTER ENDED            THIRD QUARTER 1998
                                            -----------------------------      AS COMPARED TO 1997
                                            OCTOBER 3,      SEPTEMBER 27,      --------------------
                                               1998             1997              $            %
                                            ----------      -------------      -------      -------
                                                         (DOLLAR AMOUNTS IN MILLIONS)
Net sales.................................    $458.2           $300.4          $ 157.8         52.5%
Cost of products sold.....................     331.6            220.1           (111.5)       (50.7)
Selling, general and administrative
  expense.................................      78.7             55.6            (23.1)       (41.5)
Amortization of acquired goodwill.........       3.6              1.4             (2.2)          NM
                                              ------           ------          -------      -------
Operating earnings........................      44.3             23.3             21.0         90.1
Interest expense..........................     (22.9)           (13.5)            (9.4)       (69.6)
Investment income.........................       3.1              3.1               --           --
                                              ------           ------          -------      -------
Earnings from continuing operations before
  provision for income taxes..............      24.5             12.9             11.6         89.9
Provision for income taxes................      11.2              4.5             (6.7)      (148.9)
                                              ------           ------          -------      -------
Earnings from continuing operations.......      13.3              8.4              4.9         58.3
Earnings (loss) from discontinued
  operations..............................        .6              (.7)             1.3           NM
Extraordinary loss from debt retirement...       (.1)              --              (.1)          NM
                                              ------           ------          -------      -------
Net earnings..............................    $ 13.8           $  7.7          $   6.1         79.2%
                                              ======           ======          =======      =======


---------------
NM = not meaningful

                                                     PERCENTAGE OF NET SALES
                                                       THIRD QUARTER ENDED         CHANGE IN PERCENTAGE
                                                  -----------------------------       FOR THE THIRD
                                                  OCTOBER 3,      SEPTEMBER 27,      QUARTER 1998 AS
                                                     1998             1997           COMPARED TO 1997
                                                  ----------      -------------    --------------------

Net sales.......................................    100.0%            100.0%                 --
Cost of products sold...........................     72.3              73.3                 1.0
Selling, general and administrative expense.....     17.2              18.5                 1.3
Amortization of acquired goodwill...............       .8                .5                 (.3)
                                                    -----             -----                ----
Operating earnings..............................      9.7               7.7                 2.0
Interest expense................................     (5.0)             (4.5)                (.5)
Investment income...............................       .6               1.1                 (.5)
                                                    -----             -----                ----
Earnings from continuing operations before
  provision for income taxes....................      5.3               4.3                 1.0
Provision for income taxes......................      2.4               1.5                 (.9)
                                                    -----             -----                ----
Earnings from continuing operations.............      2.9               2.8                  .1
Earnings (loss) from discontinued operations....       .1               (.3)                 .4
Extraordinary loss from debt retirement.........       --                --                  --
                                                    -----             -----                ----
Net earnings....................................      3.0%              2.5%                 .5
                                                    =====             =====                ====

                                                                                      CHANGE IN
                                                                                  FIRST NINE MONTHS
                                                        NINE MONTHS ENDED         1998 AS COMPARED
                                                   ---------------------------         TO 1997
                                                   OCTOBER 3,    SEPTEMBER 27,    -----------------
                                                      1998           1997            $         %
                                                   ----------    -------------    -------    ------
                                                             (DOLLAR AMOUNTS IN MILLIONS)
Net sales........................................   $1,300.3        $718.4        $ 581.9      81.0
Cost of products sold............................      960.2         515.8         (444.4)    (86.2)
Selling, general and administrative expense......      234.2         144.2          (90.0)    (62.4)
Amortization of acquired goodwill................        8.8           2.8           (6.0)       NM
                                                    --------        ------        -------    ------
Operating earnings...............................       97.1          55.6           41.5      74.6
Interest expense.................................      (62.1)        (31.1)         (31.0)    (99.7)
Investment income................................        7.5           7.7            (.2)     (2.6)
                                                    --------        ------        -------    ------
Earnings from continuing operations before
  provision for income taxes.....................       42.5          32.2           10.3      32.0
Provision for income taxes.......................       19.4          11.4           (8.0)    (70.2)
                                                    --------        ------        -------    ------
Earnings from continuing operations..............       23.1          20.8            2.3      11.1
Earnings (loss) from discontinued operations.....         .6          (2.7)           3.3     122.2
Extraordinary loss from debt retirement..........        (.1)           --            (.1)       NM
                                                    --------        ------        -------    ------
Net earnings.....................................   $   23.6        $ 18.1        $   5.5      30.4
                                                    ========        ======        =======    ======


---------------
NM = not meaningful

                                                    PERCENTAGE OF NET SALES FIRST
                                                          NINE MONTHS ENDED          CHANGE IN PERCENTAGE
                                                    -----------------------------     FOR THE FIRST NINE
                                                    OCTOBER 3,     SEPTEMBER 27,        MONTHS 1998 AS
                                                       1998             1997           COMPARED TO 1997
                                                    -----------    --------------    --------------------

Net sales.........................................     100.0%          100.0%                  --%
Cost of products sold.............................      73.8            71.8                 (2.0)
Selling, general and administrative expense.......      18.0            20.1                  2.1
Amortization of acquired goodwill.................        .7              .4                  (.3)
                                                       -----           -----                 ----
Operating earnings................................       7.5             7.7                  (.2)
Interest expense..................................      (4.8)           (4.3)                 (.5)
Investment income.................................        .6             1.1                  (.5)
                                                       -----           -----                 ----
Earnings from continuing operations before
  provision for income taxes......................       3.3             4.5                 (1.2)
Provision for income taxes........................       1.5             1.6                   .1
                                                       -----           -----                 ----
Earnings from continuing operations...............       1.8             2.9                 (1.1)
Earnings (loss) from discontinued operations......        --             (.4)                  .4
Extraordinary loss from debt retirement...........        --              --                   --
                                                       -----           -----                 ----
Net earnings......................................       1.8%            2.5%                 (.7)%
                                                       =====           =====                 ====



     The following tables present the net sales for Nortek's principal product groups for the three years ended December 31, 1997, and for the periods ended September 27, 1997 and October 3, 1998 and the percentage change of such results as compared to the prior comparable period. Certain amounts in the table for prior periods have been reclassified to conform to the presentation for 1998.



                                          YEAR ENDED DECEMBER 31,            PERCENTAGE CHANGE
                                        ----------------------------    ----------------------------
                                          1997       1996      1995     1996 TO 1997    1995 TO 1996
                                        --------    ------    ------    ------------    ------------
                                               (IN MILLIONS)
Net sales
  Residential Building Products.......  $  430.5    $418.5    $293.4         2.9%           42.6%
  Air Conditioning and Heating
     Products.........................     419.4     423.1     363.4        (0.9)           16.4
  Windows, Doors and Siding...........     189.0        --        --          --              --
  Specialty Products and
     Distribution.....................      95.2        --        --          --              --
                                        --------    ------    ------
                                        $1,134.1    $841.6    $656.8        34.8            28.1
                                        ========    ======    ======

                                                                  THIRD QUARTER ENDED
                                                     ----------------------------------------------
                                                                                       INCREASE
                                                     OCTOBER 3,    SEPTEMBER 27,    ---------------
                                                        1998           1997           $         %
                                                     ----------    -------------    ------    -----
                                                                     (IN MILLIONS)
Net sales
  Residential Building Products....................    $141.6         $105.5        $ 36.1     34.2%
  Air Conditioning and Heating Products............     122.0          111.7          10.3      9.2
  Windows, Doors and Siding........................     150.3           55.3          95.0    171.6
  Specialty Products and Distribution..............      44.3           27.9          16.4     59.1
                                                       ------         ------        ------    -----
Total..............................................    $458.2         $300.4        $157.8     52.5%
                                                       ======         ======        ======    =====

                                                                   NINE MONTHS ENDED
                                                     ----------------------------------------------
                                                                                       INCREASE
                                                     OCTOBER 3,    SEPTEMBER 27,    ---------------
                                                        1998           1997           $         %
                                                     ----------    -------------    ------    -----
                                                                 (IN MILLIONS)
Net sales
  Residential Building Products....................   $  369.4        $317.0        $ 52.4     16.5%
  Air Conditioning and Heating Products............      356.6         318.3          38.3     12.1
  Windows, Doors and Siding........................      390.7          55.3         335.4    605.9
  Specialty Products and Distribution..............      183.6          27.8         155.8    559.3
                                                      --------        ------        ------    -----
Total..............................................   $1,300.3        $718.4        $581.9     81.0%
                                                      ========        ======        ======    =====



THIRD QUARTER AND NINE MONTHS ENDED OCTOBER 3, 1998 COMPARED TO THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 27, 1997



     Net sales increased approximately $157,800,000 or approximately 52.5%, (or increased approximately $158,900,000 or approximately 52.9% excluding the effect of foreign exchange) in the third quarter of 1998 as compared to the third quarter of 1997 and increased approximately $581,900,000 or approximately 81.0%, (or increased approximately $587,600,000 or approximately 81.8% excluding the effect of foreign exchange) for the first nine months of 1998 as compared to 1997. Net sales increased principally as a result of the acquisition of Ply Gem on August 26, 1997, which contributed approximately $194,600,000 and approximately $574,300,000 to net sales in the third quarter and first nine months of 1998, respectively, as compared to approximately $83,200,000 for the third quarter and first nine months of 1997 and the acquisition of NuTone on July 31, 1998 which contributed approximately $33,200,000 to net sales in the third quarter and first nine months of 1998. Excluding the effect of increased net sales from the acquisition of Ply Gem and NuTone, net sales increased approximately $13,200,000 or approximately 6.1% (or increased approximately $14,300,000, or approximately 6.6% excluding the effect of foreign exchange), and increased approximately $57,600,000 or approximately 9.1%, (or increased approximately $63,200,000 or approximately 10.0% excluding the effect of foreign exchange) for the third quarter and the first nine months of 1998, respectively as compared to 1997. Excluding the effect of acquisitions, the increase in net sales in the third quarter and first nine months is principally as a result of higher sales volume in the Air Conditioning and Heating Products Group related to products sold to the residential and manufactured housing markets, and to a lesser extent, increased sales volume in the Residential Building Products Group.



     As noted above, during the second and third quarters of 1998, the Company sold several nonstrategic assets. The Company's net sales for the first nine months of 1998, include approximately $63,800,000 of net sales related to certain businesses of Ply Gem which were sold in various transactions in 1998 and are included in the Specialty Products and Distribution Group.



     Cost of products sold as a percentage of net sales decreased from approximately 73.3% in the third quarter of 1997 to approximately 72.3% in the third quarter of 1998, and increased from approximately 71.8% in the first nine months of 1997 to approximately 73.8% in the first nine months of 1998. Changes in the percentages were, in large part, affected by acquisitions. The Ply Gem businesses have a higher level of cost of sales than the overall group of businesses owned prior to the Ply Gem acquisition while NuTone has a lower percentage. Excluding the effect of acquisitions, cost of products sold as a percentage of net sales decreased from approximately 70.5% in the third quarter of 1997 to approximately 68.8% in the third quarter of 1998, and decreased from approximately 70.7% in the first nine months of 1997 to approximately 69.2% in the first nine months of 1998. Excluding the effect of acquisitions, the decreases in the percentages principally resulted from increased sales without a proportionate increase in costs, including lower material costs, in both periods in the Air Conditioning and Heating Products Group and, to a lesser extent, increased net sales without a proportionate increase in costs in the Residential Building Products Group. Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, the material cost of products sold and changes in productivity levels.

     Selling, general and administrative expense as a percentage of net sales decreased from approximately 18.5% in the third quarter of 1997 to approximately 17.2% in the third quarter of 1998 and decreased from approximately 20.1% in the first nine months of 1997 to approximately 18.0% in the first nine months of 1998. These decreases in the percentages were principally affected as a result of acquisitions. Ply Gem has a lower level of selling, general and administrative expense to net sales than the overall group of businesses owned prior to the acquisition and NuTone has a higher level of expense. Excluding the affect of acquisitions, selling, general and administrative expense as a percentage of net sales decreased from approximately 20.8% in the third quarter of 1997 to approximately 20.0% in the third quarter of 1998, and decreased slightly from approximately 21.1% in the first nine months of 1997 to approximately 20.9% in the first nine months of 1998 in both the Residential Products and Air Conditioning and Heating Products Groups, as net sales increased without a proportionate increase in expense.



     Amortization of acquired goodwill, as a percentage of net sales, increased from approximately .5% of net sales in the third quarter of 1997 to approximately .8% of net sales in the third quarter of 1998, and increased from approximately .4% of net sales in the first nine months of 1997 to approximately
 .7% in the first nine months of 1998, principally as a result of the acquisitions of Ply Gem and NuTone.



     Consolidated segment earnings were approximately $49,500,000 for the third quarter of 1998 as compared to approximately $27,200,000 for the third quarter of 1997, and approximately $109,700,000 for the first nine months of 1998 as compared to approximately $66,200,000 for the first nine months of 1997. Segment earnings are operating earnings from continuing operations before corporate and other expenses that are not directly attributable to the Company's product groups. Acquisitions contributed approximately $19,500,000 and $5,200,000 to segment earnings in the third quarter of 1998 and 1997, respectively, and approximately $30,600,000 and $5,200,000 in the first nine months of 1998 and 1997, respectively. The Company's segment earnings for the first nine months of 1998 include approximately $1,200,000 of earnings related to businesses sold in 1998 (to the date of sale) which are included in the Specialty Products and Distribution Group. Consolidated segment earnings have been reduced by consolidated depreciation and amortization expense of approximately $11,100,000 and approximately $7,000,000 for third quarter 1998 and 1997, respectively, and approximately $30,900,000 and $17,400,000 for the first nine months of 1998 and 1997, respectively. Acquisitions contributed approximately $4,400,000 and $2,000,000 of the increase in consolidated depreciation and amortization expense in the third quarter of 1998 and 1997, respectively, and approximately $13,800,000 and $2,000,000 for the first nine months of 1998 and 1997, respectively. The overall increase in segment earnings related to businesses owned prior to the acquisitions was due principally to increased sales volume without a proportionate increase in cost and expense in the Air Conditioning and Heating Products Group and, to a lesser extent, in the Residential Building Products Group.



     Earnings of foreign operations, consisting primarily of the results of operations of the Company's Canadian and European subsidiaries which manufacture built-in ventilating products were approximately 6.7% and 7.0% of segment earnings in the third quarter and first nine months of 1998, respectively. Sales and earnings derived from the international market are subject to the risks of currency fluctuations.



     Operating earnings in the third quarter of 1998 increased approximately $21,000,000 or approximately 90.1% as compared to the third quarter of 1997, and increased approximately $41,500,000 or approximately 74.6% as compared to the first nine months of 1997 primarily due to the factors previously discussed.



     Interest expense in the third quarter of 1998 increased approximately $9,400,000 or approximately 69.6% as compared to the third quarter of 1997, and increased approximately $31,000,000 or approximately 99.7% as compared to the first nine months of 1997, primarily as a result of the sale of the 9 1/4% Notes on March 17, 1997, the sale of the 9 1/8% Notes in August 1997, indebtedness of Ply Gem existing at the date of acquisition and the sale of the Original Notes on July 31, 1998. This increase was partially offset by the refinancing of certain outstanding indebtedness of the Company's subsidiaries in 1997. See Notes 15(B) and (E) of the Notes to Consolidated Financial Statements included elsewhere herein.



     Investment income was approximately $3,100,000 in the third quarter of 1998 and 1997, and decreased slightly from approximately $7,700,000 in the first nine months of 1997 to approximately $7,500,000 in the first nine months of 1998 or approximately 2.6%, principally due to slightly lower yields earned on short-term investments and marketable securities.



     The provision for income taxes was approximately $11,200,000 for the third quarter of 1998, as compared to approximately $4,500,000 for the third quarter of 1997, and approximately $19,400,000 for the first nine months of 1998 as compared to approximately $11,400,000 for the first nine months of 1997.



     The income tax rates differed from the United States Federal statutory rate of 35% principally as a result of applying an estimated annual effective tax rate, which rates include the effects of nondeductible amortization expense (for tax purposes), state income tax provisions, changes in tax reserves, the effect of foreign income tax on foreign source income and the effect of product development tax credits from foreign operations.



     In the fourth quarter of 1997, the Company adopted a plan to discontinue its plumbing products business and provided a pre-tax reserve of $2,500,000 for estimated future losses including interest expense. On July 10, 1998, the plumbing products business was sold for approximately $33,700,000 in cash and the Company recorded a $600,000 net after tax gain on the disposition. For the nine months ended October 3, 1998, approximately $1,000,000 of corporate interest expense was allocated against this reserve. The loss from discontinued operations related to the plumbing products business was approximately $900,000 and $4,200,000 excluding income tax benefits of approximately $200,000 and $1,500,000 for the third quarter and first nine months of 1997, respectively and reflect an allocation of corporate interest expense of approximately $475,000 and $1,425,000 for the third quarter and the first nine months of 1997, respectively. See Note 15(H) of the Notes to Consolidated Financial Statements included elsewhere herein.



YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1996


     Net sales increased approximately $292,500,000, or approximately 34.8%, as compared to 1996 (or increased approximately $300,500,000, or approximately 35.7%, excluding the effect of foreign exchange). Net sales increased principally as a result of the Ply Gem Acquisition on August 26, 1997, which contributed approximately $284,200,000 to net sales. Excluding sales from the Ply Gem Acquisition, net sales increased approximately $8,300,000, or 1.0%, as compared to 1996 (or increased approximately $16,400,000, or approximately 2.0% excluding the effect of foreign exchange). This increase was principally as a result of slightly higher sales volume in the Residential Building Products Group (partially offset by the effects of foreign exchange) and residential products of the Air Conditioning and Heating Products Group partially offset by lower sales levels of commercial HVAC products and approximately $3,600,000 lower sales from the sale of a residential HVAC product line in 1997.

     Cost of products sold as a percentage of net sales increased from approximately 71.0% in 1996 to approximately 72.9% in 1997. Excluding the Ply Gem businesses, (which have a higher level of cost of sales than the overall group of businesses owned prior to the Ply Gem Acquisition), cost of products sold as a percentage of net sales decreased from approximately 71.0% to approximately 70.0% in 1997, as compared to 1996. This decrease in the percentage principally resulted from a reduction in the cost of certain raw materials and components compared to 1996 and decreased labor as a percentage of net sales in the Residential Building Products and Air Conditioning and Heating Products Groups due to the increased volume of higher margin products and improved efficiency. Had all year-end inventory values been stated on a FIFO basis, year-end inventory would have been approximately $5,041,000 higher in 1997, approximately $6,015,000 higher in 1996 and approximately $7,873,000 higher in 1995. Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors, including changes in the relative mix of products sold, the effect of changes in sales prices, the material cost of products sold and changes in productivity levels.

     Amortization of acquired goodwill as a percentage of net sales increased from approximately 0.3% of net sales for the year ended December 31, 1996 to approximately 0.5% for the year ended December 31, 1997, principally as a result of the acquisition of Ply Gem.

     Selling, general and administrative expense as a percentage of net sales decreased from approximately 21.4% in 1996 to approximately 19.3% in 1997. Excluding the Ply Gem businesses (which have a lower level of selling, general and administrative expense to net sales than the overall group of businesses owned prior to the acquisition), selling, general and administrative expense as a percentage of net sales decreased from approximately 21.4% in 1996 to approximately 21.2% in 1997. This decrease in the percentage was due principally to higher sales levels in the Residential Building Products Group without a proportionate increase in expense and the effect of the sale of a residential HVAC product line noted above, partially offset by lower sales levels of commercial products by the Air Conditioning and Heating Products Group without a proportionate decrease in expense.

     Segment earnings were approximately $97,000,000 for 1997, as compared to approximately $74,900,000 for 1996. Segment earnings are operating earnings from continuing operations before corporate and other expenses that are not directly attributable to Nortek's product groups. The Ply Gem Acquisition contributed approximately $11,300,000 to segment earnings. Segment earnings have been reduced by depreciation and amortization expense of approximately $26,600,000 and approximately $19,500,000 for 1997 and 1996, respectively. The Ply Gem Acquisition contributed approximately $6,300,000 of the increase in depreciation and amortization expense in 1997. The overall increase in segment earnings was due principally, in addition to the effect of the Ply Gem Acquisition, to increased sales volume without a proportionate increase in expense, particularly in the Residential Building Products Group and, to a lesser extent, the residential sector of the Air Conditioning and Heating Products Group and was affected by the factors previously noted.

     Earnings of foreign operations, consisting primarily of the results of operations of Nortek's Canadian and European subsidiaries, which manufacture built-in ventilating products, decreased to approximately 10.8% of segment earnings in 1997 from approximately 11.2% of such earnings in 1996. The decrease in the percentage is due to an increase in domestic earnings in 1997, in part as a result of $11,300,000 contributed by Ply Gem, which has primarily domestic operations. Sales and earnings derived from the international market are subject to the risks of currency fluctuations.

     Operating earnings in 1997 increased approximately $22,000,000, or approximately 36.1%, as compared to 1996, primarily due to the factors previously discussed.


     Interest expense in 1997 increased approximately $21,800,000 or approximately 76.8%, as compared to 1996, primarily as a result of the sale of the 9 1/4% Notes in March 1997, the sale of the 9 1/8% Notes in August 1997 and the existing indebtedness of Ply Gem. This increase was partially offset by the refinancing of certain outstanding indebtedness of the Company's subsidiaries primarily in the second quarter of 1997. See Notes 2 and 5 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


     Investment income in 1997 increased approximately $3,900,000, or approximately 65.0%, as compared to 1996, principally due to higher average invested balances of short-term investments and marketable securities.


     The provision for income taxes was approximately $16,300,000 for 1997, as compared to approximately $14,900,000 for 1996. The provision for income taxes was reduced by approximately $1,540,000 in 1997 and $481,000 in 1996 reflecting the reversal of tax reserves no longer required. The income tax rates differed from the United States Federal statutory rate of 35% principally as a result of state income tax provisions, nondeductible amortization expense (for tax purposes), changes in tax reserves, the effect of foreign income tax on foreign source income and the effect of product development tax credits from foreign operations. See Note 4 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


     In the fourth quarter of 1997, Nortek adopted a plan to discontinue its plumbing products business. Loss from discontinued operations related to the plumbing products business increased approximately $3,500,000 from a loss of $1,700,000 in 1996 to a loss of $5,200,000 in 1997. Loss from discontinued operations in 1997 includes a net after tax loss of $1,600,000 for operating losses expected to occur during the disposal period and is net of an income tax benefit of $900,000. Loss from discontinued operations includes net after tax operating losses of $3,600,000 in 1997 and $1,700,000 in 1996 and are net of income tax benefits of $2,100,000 and $900,000 for 1997 and 1996, respectively. Operating results of discontinued operations reflect an allocation of corporate interest expense of approximately $1,900,000 and $1,700,000 in 1997 and 1996, respectively and are net of income tax benefits of $670,000 and $600,000 in 1997 and 1996, respectively. See Note 9 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Net sales increased approximately $184,800,000, or approximately 28.1%, as compared to 1995. The Residential Building Products Group net sales increased principally as a result of fourth quarter 1995 acquisitions, which contributed approximately $140,400,000 in 1996 as compared to approximately $24,600,000 in 1995. Shipments of new and replacement HVAC products to manufactured housing customers and increased sales levels of commercial and industrial HVAC products were the primary reasons for increased sales in the Air Conditioning and Heating Products Group. Modest sales price increases in certain product lines of the Residential Building Products Group were also a factor, and were partially offset by lower sales prices of certain residential HVAC products in the Air Conditioning and Heating Products Group.

     Cost of products sold as a percentage of net sales decreased from approximately 71.5% in 1995 to approximately 71.0% in 1996. The decrease in the percentage principally resulted from a reduction in cost in 1996 of certain raw materials and components compared to 1995 and decreased overhead costs as a percentage of sales in the Residential Building Products and Air Conditioning and Heating Products Groups due to increased volume and improved efficiency. These decreases were partially offset by the 1995 acquisitions of Rangaire, Best and Venmar, which have a higher level of cost of sales to net sales than the overall group of businesses owned prior to the acquisitions, the effect of the development and introduction of new products and the effect of an extended shut-down period in the third quarter in Europe. Had all year-end inventory values been stated on a FIFO basis, year-end inventory would have been approximately $6,015,000 higher in 1996, approximately $7,873,000 higher in 1995 and approximately $4,254,000 higher in 1994.

     Amortization of acquired goodwill as a percentage of net sales decreased from approximately 0.4% of net sales for the year ended December 31, 1995 to approximately 0.3% for the year ended December 31, 1996, primarily due to the 28.1% increase in net sales in 1996.

     Selling, general and administrative expenses as a percentage of net sales were consistent between years at approximately 21.5% in 1995 and 21.4% in 1996. The fourth quarter 1995 acquisitions, which have a lower level of selling, general and administrative expense to net sales than the overall group of businesses owned prior to the acquisitions, resulted in a decrease in the percentage which was primarily offset by the effect of limited sales activity during an extended shut-down period in the third quarter of 1996 by the Company's European subsidiaries without a proportionate reduction in expense and higher net unallocated expense.

     Segment earnings were approximately $74,900,000 for 1996, as compared to approximately $50,600,000 for 1995. Fourth quarter 1995 acquisitions, included in the Residential Building Products Group, contributed approximately $8,400,000 to segment earnings in 1996 as compared to $1,050,000 in 1995. Segment earnings have been reduced by depreciation and amortization expense of approximately $19,500,000 and approximately $14,800,000 for 1996 and 1995, respectively. Acquisitions accounted for approximately $5,100,000 of the depreciation and amortization expense in 1996 as compared to $750,000 in 1995. The overall increase in segment earnings was due principally to increased sales volume in each of Nortek's operating groups, particularly increased sales volume of residential and commercial HVAC products and residential building products, the effect of increased sales from the fourth quarter 1995 acquisitions of Rangaire, Best and Venmar, and a reduction in the price paid for certain materials in each of Nortek's operating groups and was affected by the factors previously noted.

     Foreign segment earnings, consisting primarily of the results of operations of Nortek's Canadian and European subsidiaries, which manufacture built-in ventilating products, increased to approximately 11.2% of segment earnings in 1996 from approximately 5.8% of such earnings in 1995. The increase in 1996 was primarily attributable to an approximate 184.2% increase in foreign segment earnings in 1996, as compared to a 39.1% increase in domestic earnings. The increase in 1996 was primarily attributable to earnings of Nortek's 1995 Canadian and European acquisitions.

     Operating earnings in 1996 increased approximately $18,000,000, or approximately 41.9%, as compared to 1995, primarily due to the factors previously discussed.

     Interest expense in 1996 increased approximately $5,400,000, or approximately 23.5%, as compared to 1995, primarily as a result of higher borrowings resulting from the 1995 acquisitions of Rangaire, Best and Venmar, including existing short-term working capital borrowings of the acquired subsidiaries.

     Investment income in 1996 decreased approximately $2,100,000, or approximately 25.9%, as compared to 1995, principally due to lower average invested balances of short-term investments and marketable securities, principally resulting from the 1995 acquisitions of Rangaire, Best and Venmar and from purchases of Nortek's capital stock, partially offset by increased cash from operating results.


     The provision for income taxes was approximately $14,900,000 for 1996, as compared to approximately $10,600,000 for 1995. The provision for income taxes has been reduced by approximately $481,000 in 1996 and approximately $1,100,000 in 1995, respectively, reflecting the reversal of tax valuation reserves no longer required, of which approximately $263,000 in 1996 and $670,000 in 1995 are as a result of the gain on the sale of certain investments and marketable securities. The income tax rates differed from the United States Federal statutory rate of 35% principally as a result of state income tax provisions, nondeductible amortization expense (for tax purposes), the changes in tax reserves, the effect of foreign income tax on foreign source income, and in 1996 from the effect of product development tax credits from foreign operations. See
Note 4 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


     Loss from discontinued operations related to the plumbing products business decreased approximately $800,000 from a loss of $2,500,000 in 1995 to a loss of $1,700,000 in 1996. Loss from discontinued operations includes a net after tax operating loss of $1,700,000 in 1996 and $2,500,000 in 1995 and is net of tax benefits of $900,000 and $1,300,000 for 1996 and 1995, respectively. Operating results of discontinued operations reflect an allocation of corporate interest expense of approximately $1,700,000 and $1,900,000 in 1996 and 1995, respectively, and are net of a tax benefit of $600,000 and $670,000 in 1996 and 1995, respectively. See Note 9 of the Notes to Consolidated Financial Statements of the Company included elsewhere herein.


LIQUIDITY AND CAPITAL RESOURCES



     The Company is highly leveraged and expects to continue to be highly leveraged for the foreseeable future. At October 3, 1998, on a pro forma basis, after giving effect to the acquisition of Napco, the Company had consolidated debt of approximately $1,037.1 million, consisting of (i) $17.2 million of short-term borrowings and current maturities of long-term debt, (ii) $122.1 million of notes, mortgage notes and other indebtedness, (iii) $209.3 million of the Original Notes, (iv) $174.1 million of the 9 1/4% Notes, (v) $206.7 million of the 9 7/8% Notes and (vi) $307.7 million of the 9 1/8% Notes. See "Capitalization." On a pro forma basis, the Company had consolidated unrestricted cash, cash equivalents and marketable securities of approximately $124.3 million. On a pro forma basis, the Company's debt to equity ratio was approximately 4.89:1 at October 3, 1998 as compared to 6.66:1 at December 31, 1997 on a historical basis. The Company's ability to pay interest on or to refinance its indebtedness depends on the successful integration of the operations of recent acquisitions and the Company's future performance, which, in part, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company will generate sufficient cash flow from the operation of its subsidiaries or that future financings will be available on acceptable terms or in amounts sufficient to enable the Company to service or refinance its indebtedness, or to make necessary capital expenditures. See "Risk Factors -- Substantial Leverage."



     The Company has evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis, including M&S and MOM, and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. The Company does not expect the possible disposition of businesses being evaluated to have a material adverse effect on its financial position. See Notes 15(K) and (L) of the Notes to Consolidated Financial Statements included elsewhere herein.

     The indentures and other agreements governing the Company's and its subsidiaries indebtedness (including the Indenture, the indentures for the 9 7/8% Notes, the 9 1/4% Notes and the 9 1/8% Notes and the credit agreement for the Ply Gem Credit Facility) contain restrictive financial and operating covenants, including covenants that restrict the ability of the Company and its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. See "Description of Notes" and "Description of Other Obligations."



     The Company expects to meet its cash flow requirements through fiscal 1999 from cash generated from operations, existing cash, cash equivalents and marketable securities, the sale of assets and possible financings, which may include securitization of accounts receivables and mortgage or capital lease financings.



     In the first nine months of 1998 the Company improved its liquidity and reduced its leverage from the sale of 2,182,500 shares of Common Stock for net proceeds of approximately $64.3 million and net proceeds of approximately $68.9 million from the sale of certain businesses. Approximately $44.8 million of the proceeds received from the sale of Common Stock was used for the acquisition of NuTone, and $20.0 million of the net proceeds received from the sale of businesses in the first nine months of 1998 was used to reduce debt. On December 10, 1998 the Company sold Allied and received cash proceeds of approximately $16.5 million of which $8.0 was or will be used to pay down debt. See Notes 15(C), (E) and (K) of the Notes to Consolidated Financial Statements.



     On October 9, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of Napco for approximately $77,100,000 in cash plus the assumption of approximately $10,200,000 of debt. The acquisition was funded through the use of unrestricted cash, cash equivalents and marketable securities.



     On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone from Williams, for an aggregate purchase price of $242.5 million. In connection with the acquisition, the Company assumed NuTone's operating liabilities (other than intercompany borrowings), including certain liabilities of NuTone concerning post retirement and other benefit obligations. The purchase price was funded from the net proceeds from the sale of the Original Notes which occurred on July 31, 1998 together with a portion of the cash proceeds from the Common Stock Offering. See
Note 15(E) of the Notes to Consolidated Financial Statements included elsewhere herein.



     Unrestricted cash and cash equivalents decreased from approximately $125.8 million at December 31, 1997 to approximately $99.2 million at October 3, 1998. Marketable securities available for sale increased from approximately $36.0 million at December 31, 1997 to approximately $102.2 million at October 3, 1998. The Company's investment in marketable securities at October 3, 1998 consisted primarily of investments in bank issued money market instruments and commercial paper. At October 3, 1998, approximately $6.4 million of the Company's cash and investments were pledged as collateral for insurance and other requirements and were classified as restricted in current assets in the Company's accompanying consolidated balance sheet.



     Capital expenditures were approximately $22.5 million in 1997 and are expected to be approximately $40.0 million in 1998.



     The Company's Board of Directors has authorized a program to purchase up to 500,000 shares of the Company's Common and Special Common Stock in open-market or negotiated transactions subject to market conditions, cash availability and provisions of the Company's outstanding debt instruments. As of November 6, 1998, the Company purchased approximately 356,400 shares of its Common and Special Common Stock under this program for approximately $10.2 million and accounted for such share purchases as Treasury Stock.



     At November 6, 1998, approximately $61.1 million was available for the payment of cash dividends, stock payments or other restricted payments as defined under the terms of the Company's most restrictive indenture. See Note 15(F) of the Notes to Consolidated Financial Statements included elsewhere herein.



     The Company's working capital increased and its current ratio decreased slightly from approximately $341.8 million and 2.25:1, respectively, to approximately $382.3 million and 2.21:1, respectively, between

December 31, 1997 and October 3, 1998, principally as a result of the acquisition of NuTone, the net proceeds from the Common Stock Offering (net of funds used to acquire NuTone) and the sale of the plumbing products business, partially offset by the effect of the sale of other businesses. NuTone contributed approximately $62.6 million of current assets and approximately $36.2 million of current liabilities to the net increase in working capital at October 3, 1998.



     The Company's debt-to-equity ratio decreased from approximately 6.66:1 at December 31, 1997 to 4.84:1 at October 3, 1998, primarily as a result of the Common Stock Offering, net earnings for the first nine months ended October 3, 1998 and the net decrease in borrowings, partially offset by the effect of the sale of the Original Notes. See the Unaudited Condensed Consolidated Statement of Stockholders' Investment for the nine months ended October 3, 1998 included elsewhere therein.



     At December 31, 1997, the Company had approximately $60.8 million of net U.S. federal prepaid income tax assets which are expected to be realized through future operating earnings.



INFLATION, TRENDS AND GENERAL CONSIDERATIONS


     The Company has evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. See "Recent Developments."

     The Company's performance is dependent to a significant extent upon the levels of new residential construction, residential replacement and remodeling and non-residential construction, all of which are affected by such factors as interest rates, inflation and unemployment. In the near term, the Company expects to operate in an environment of relatively stable levels of construction and remodeling activity. However, increases in interest rates could have a negative impact on the level of housing construction and remodeling activity.

     The demand for the Company's products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. The Company's lower sales levels usually occur during the first and fourth quarters. Since a high percentage of the Company's manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. The Ply Gem businesses, acquired in August 1997, have in the past been more seasonal in nature than the Company's businesses owned prior to the Ply Gem Acquisition. In addition, the demand for cash to fund the working capital of the Company's subsidiaries is greater from late in the first quarter until early in the fourth quarter.


YEAR 2000 DISCLOSURE



     The Year 2000 ("Y2K") issue refers to and arises from deficient computer programs and related products, such as embedded chips, which do not properly recognize or process a year that begins with "20" instead of "19". If not corrected, many businesses and other processes could fail or create erroneous results. The extent of the potential impact of the Y2K problem is not yet known, and if not timely corrected, it could affect the global economy. As required by recent guidance from the SEC applicable to all public companies, the following disclosure provides more detail regarding the Company's Y2K compliance than previous reports filed by the Company.



A.  THE COMPANY'S READINESS:



     To manage its Y2K program, the Company established a corporate-wide initiative and has divided its efforts into five areas: awareness (communication to employees, vendors and suppliers of the Y2K issue), assessment (a complete inventory of all aspects of the business that might be affected), remediation/ validation (develop plans to correct all issues identified from the assessment stage), implementation (corrective measures taken to solve the Y2K issues identified) and contingency (alternative actions developed in the event that all corrective measures are not implemented by Y2K). Further, the Company has identified three key areas of concentration: information technology systems, non-IT systems and third parties (suppliers and customers). The Company's subsidiaries are in various stages of completion of this readiness, including the assessment, remediation and implementation stages, for the Y2K issue. Certain of the Company's subsidiaries are simultaneously working on the assessment, remediation and implementation stages of this initiative. During the next two fiscal quarters, the Company's subsidiaries expect to make significant progress in the remediation and implementation stages. Overall the Company believes that it is in the assessment stage of addressing the Y2K issue and expects by the end of its next fiscal quarter to provide a more definitive assessment of the status of each stage. Although the Company believes that all modifications to information technology ("IT") and non-IT systems material to the Company's business will be Y2K compliant on or before December 31, 1999, it cannot predict the outcome or the success of its Y2K program, or that third party systems are or will be Y2K compliant, or that the costs required to address the Y2K initiative, or that the impact of a failure to achieve substantial Y2K compliance, will not have a material adverse effect on the Company's business, financial condition or results of operations.



     1. Information Technology (IT) systems: The Company is conducting a comprehensive review of its computer systems to identify those that could be affected by the Y2K issue. The Company's operating systems and database systems are not all Y2K compliant. The Company presently believes that with minor modifications (conversion and testing in progress) to existing software and replacement of others, the Y2K problem will not pose significant operational problems for the Company's computer systems as so modified.



     2. Non-IT systems: Non-IT systems are those that typically include "embedded" technology such as microcontrollers and chips. The Company currently is in the process of evaluating the effect of the Y2K problem on all non-IT systems including all telecommunications equipment, shop-floor controls, alarm systems and any other equipment that can potentially use microcontrollers, chips or other systems affected by the Y2K problem.



     3. Third parties: Due to the pervasive use of computers by the Company in its dealings with suppliers, customers, financial institutions, and other third parties, the Y2K problem could have a material impact on the Company if not timely addressed by such third parties. To assess third party readiness, the Company is surveying its principal suppliers and financial institutions and receiving responses that indicate that such parties are in the process of adequately addressing the problem. In cases where key suppliers have not responded or are not adequately addressing the issue, the Company will determine what contingency plans will be necessary to protect the Company's interests. While the Company has not surveyed all its customers, it has received surveys from many of its principal customers that indicate that they are also addressing the problem.



B.  COST:



     The Company has completed a preliminary evaluation of anticipated Y2K remediation costs among the various systems for all its businesses and is in the process of validating and finalizing cost projections. Based on information known to date, the Company believes that total remediation costs will not be significant. Actual costs to be incurred by the Company will depend on a number of factors which cannot be accurately predicted including, among others, the extent and difficulty of the remediation and other work to be done, the availability and cost of consultants, and the extent of testing required to demonstrate Y2K compliance.



C.  RISKS:



     Based on current information, the Company believes that the Y2K problem will not have a material adverse effect on the Company, its business or its financial condition. There can, however, be no assurances that Y2K remediation by the Company or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Company, its business and its financial condition. The Company believes that the greatest risk presented by the Y2K problem is from third parties, such as suppliers, financial institutions, utility providers, etc. who may not have adequately addressed the problem. A failure of any such third party's computer or other applicable systems in sufficient magnitude could materially and adversely affect the Company. The Company is not presently able to quantify this risk.

D.  CONTINGENCY PLANS:



     The Company is in the process of preparing appropriate contingency plans in the event that a significant internal or external exposure is identified. While the Company is not presently aware of any such significant exposure, there can be no guarantee that the systems of third parties on which the Company relies will be converted in a timely manner, or that a failure to properly convert by another company would not have a material adverse effect on the Company.



     Readers are cautioned that Y2K forward looking statements should be read in conjunction with the Company's disclosure in "Risk Factors."

                                    BUSINESS

GENERAL

     The Company is a diversified manufacturer of residential and commercial building products, operating within four principal product groups: the Residential Building Products Group; the Air Conditioning and Heating Products Group; the Windows, Doors and Siding Group; and the Specialty Products and Distribution Group. Through these product groups, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing and the DIY and professional remodeling and renovation markets.


     The Company's management team, led by Chief Executive Officer Richard L. Bready since the end of 1990, has successfully implemented a strategy of internal growth and growth through acquisitions while selectively divesting non-core and underperforming businesses. The focus of this strategy has been to target higher growth, less cyclical segments of the building products industry, including the general repair and renovation market, the manufactured housing market and the vinyl windows and siding market. In August 1997, the Company completed its largest acquisition when it acquired Ply Gem, a leading manufacturer of windows, doors and siding products. The acquisition of NuTone, a leading manufacturer and supplier of built-in electrical appliances, constitutes the second largest acquisition of the Company and the fifth acquisition since the beginning of 1995.



     During the nine months ended October 3, 1998, the Company sold its plumbing products business as well as several non-core businesses acquired as part of the Ply Gem Acquisition and sold Allied on December 10, 1998. In addition, on October 9, 1998, the Company acquired Napco. The Company has evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. See "Recent Developments."


ACQUISITION RATIONALE

     Furthering its strategy of building on the strengths of its core businesses, Nortek acquired NuTone in July 1998. Through the Acquisition, Nortek expects to increase its sales of several of its core built-in home ventilation product lines including exhaust fans and range hoods. The Company expects the integration of NuTone to create important synergies and cost reductions in several areas, including distribution, sales, manufacturing, purchasing and product development.


     The Company currently estimates that it can achieve approximately $16.7 million in annualized cost reductions from year ended December 31, 1997 levels related to the Acquisition within 12 to 18 months following the consummation of the Acquisition. The magnitude and timing of these cost reductions represent estimates and actual savings could differ materially. See "Unaudited Pro Forma Condensed Consolidated Financial Data."


BUSINESS STRATEGY

     The Company seeks to realize consistent, profitable growth principally by:
(i) developing and maintaining leadership positions in market segments which the Company believes are growing at rates in excess of the overall building products industry; (ii) opportunistically expanding its product portfolio to achieve synergies in marketing, distribution and manufacturing; (iii) increasing its presence in the less cyclical replacement and retrofit market; (iv) operating as a low cost producer to maintain a competitive advantage; and (v) successfully completing and integrating strategic acquisitions.

     Target High Growth Market Segments. The Company targets those segments of the building products industry that it believes are experiencing more rapid growth than the overall building products industry. These targeted segments include: (i) the general repair and renovation market, which continues to benefit from the increasing age and size of the U.S. housing stock and the proliferation of home center chains; (ii) the manufactured housing market, which has represented an increasing proportion of new housing starts over the past five years; and (iii) the vinyl windows and siding market, which has cost and performance characteristics that have resulted in substantially increased penetration of such products within the new home and retrofit markets. By increasing its presence in these market segments, the Company seeks to achieve rates of growth in excess of the overall building products industry. For example, net sales of the Company's Air Conditioning and Heating Products Group have grown at an internal compounded annual growth rate of approximately 12.1% for the five year period ended December 31, 1997, reflecting increasing demand for replacement products as the installed base of HVAC systems in the United States has grown.

     Achieve Marketing, Distribution and Manufacturing Synergies. The Company pursues increased penetration of distribution channels such as home centers and manufactured home builders which it believes present cross-marketing opportunities for the Company's expanding portfolio of products. For example, the recent Ply Gem Acquisition provides the opportunity to market Ply Gem's vinyl products to the manufactured housing market, in which the Company's HVAC products maintain a leading position. Similarly, the Company is leveraging Ply Gem's position as one of the largest suppliers of vinyl siding and wood windows to home centers to increase the Company's sales of residential building products. Most recently, the Company entered into agreements to license several well-known consumer brand names, including Frigidaire(R), Tappan(R), Philco(R) and Gibson(R), which the Company believes have been well-received by HVAC residential distributors. The Company also seeks to achieve synergies in manufacturing and logistics by rationalizing its production processes. For example, the Company transferred the manufacture of certain "Eurostyle" range hood products sold into the North American markets from the facilities of Best in Italy to Venmar's lower-cost Canadian facilities and also centralized production of its indoor-air-quality products into the same facilities.

     Increase Presence in Less Cyclical Replacement and Retrofit Market. The Company seeks to increase its presence in the replacement and retrofit market and lessen its dependence on the new construction segment of the building products industry, which is more sensitive to economic cycles. For example, the acquisition of Ply Gem, which is a leading supplier of windows to the replacement market, increased the Company's presence in the replacement and retrofit market. Other businesses of the Company which maintain a significant presence in the replacement and retrofit market include the Company's HVAC and ventilation businesses.

     Operate as a Low Cost Producer. The Company employs a combination of rigorous production controls, advanced manufacturing systems, capital investment and quality management systems to seek to achieve consistently low cost operations. To promote cost efficient operations, the Company also centralizes certain of its overhead functions, including its risk management, tax reporting and legal functions, and coordinates certain activities of its subsidiaries' operations, such as purchasing and transportation.

     Complete and Integrate Strategic Acquisitions. The Company has demonstrated an ability to integrate successfully acquired businesses. In 1995, the Company acquired Best, Rangaire and Venmar. Since that time, the Company has taken numerous actions to integrate these acquisitions into its Residential Building Products Group, including elimination of corporate redundancies, rationalization of multiple sales forces and a general reorganization of product line responsibilities related to its "Eurostyle" range hood and indoor-air-quality products as described above. Partially as a result of these actions, operating earnings within the Residential Building Products Group have increased as a percentage of net sales from 7.9% in 1995 to 10.5% in 1997.

     Since acquiring Ply Gem in August 1997, the Company has eliminated expenses associated with Ply Gem's corporate headquarters, consolidated certain corporate functions such as accounting, legal, tax, risk management and eliminated certain underperforming product lines. These actions have resulted in estimated annualized cost reductions of approximately $24.0 million. In addition, the Company continues to identify and rationalize underperforming businesses. During 1998 the Company sold several non-core businesses acquired through the PlyGem Acquisition and is evaluating the sale of certain other non-core businesses.

THE MARKET FOR BUILDING PRODUCTS

     The Industry Overview. The building products industry consists of a large number of companies that manufacture materials and equipment used primarily in two end markets: (i) the repair, renovation and remodeling market and (ii) the new construction market. Both of these end markets are further subdivided into residential and non-residential categories. According to the United States Bureau of the Census (the "US

Census Bureau"), private construction of residential and non-residential buildings totaled approximately $422.0 billion in 1997.

     The most important factors influencing demand for building products include both the levels of residential and commercial new construction activity and the levels of repair and remodeling activity. Demand for residential building products is principally affected by the number of housing starts, the rate of existing home sales and the age and size of the U.S. housing stock. The level of remodeling activity tends to be closely related to the rate of existing home sales and the age and size of such homes. The Company has strong relationships with large retail home centers which are expected to benefit from continuing growth of the DIY and home improvement markets.

     Renovation and Remodeling. The Company's strategy is to increase sales derived from consumer spending associated with renovation and remodeling activities for both residential and non-residential buildings and structures. The Company believes that the frequency of renovating and remodeling activities increases with the age of a home and that such activities also often occur shortly before and after an existing home sale. Between 1987 and 1997, according to the National Association of Realtors, sales of existing homes increased by 24%, from 3.4 million to 4.2 million. According to the National Association of Homebuilders (the "NAH"), the average age of a U.S. home has increased from 23 years in 1985 to 28 years in 1995. Another factor driving increased demand for building products has been an increase in the average size of homes built in the United States. In 1997, according to the NAH, the average single-family home contained 1,975 square feet of space, as compared to 1,385 square feet in 1970 and 1,595 square feet in 1980. Additionally, the rapid expansion of building product retail chains have made building products more accessible to "do-it-yourselfers," contributing to the overall growth in the renovation and remodeling markets. Correspondingly, between 1987 and 1997, according to the US Census Bureau, expenditures on home improvements increased from $55.9 billion to $79.9 billion, or 43%. The Company also believes that the existing home market experiences less cyclicality than the new home market.

     Residential New Construction. This category includes spending associated with the construction of both single-family and multi-family residences. Building activity in the residential construction market is often measured in terms of housing starts, which vary with job growth, population growth and other demographic trends, as well as the state of the economy and interest rates. According to the US Census Bureau, housing starts in 1997 totaled 1,474,000 units, consisting of 1,133,700 single family units and 340,300 multi-family units. Since 1985, single family housing starts have exceeded one million units in all but two years (1990 and 1991). Manufactured housing shipments have increased from approximately 170,000 in 1991 to over 354,000 in 1997. The sector generally is growing faster than the overall market for new housing, representing 24% of the total single family housing starts in 1997, as compared to 17% in 1991. According to the US Census Bureau, total spending for new single family housing units in 1997 totaled approximately $162.7 billion, representing a 42% increase over 1987 levels.

     Non-Residential Construction. This category includes spending associated with the construction of new buildings and structures for the commercial, industrial, government and infrastructure markets. According to the US Census Bureau, expenditures for non-residential building construction between 1987 and 1997 increased from $123.2 billion to $161.2 billion, or approximately 31%.

NORTEK

Residential Building Products Group


     The Residential Building Products Group manufactures and distributes built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products sold by the Group are kitchen range hoods, bath fans, combination units (fan, heater and light combinations), shower doors and bath cabinets including products manufactured and sold by NuTone. See "Business -- NuTone". The Group is the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy- recovery ventilators) and one of the leading suppliers in Western Europe, South America and the Middle East of luxury "Eurostyle" range hoods. Products are sold under the Broan(R), Nautilus(R), Venmar(R), Flair, vanEE(R), Rangaire(R) and Best(R) brand names, among others, to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers ("OEMs"). Customers for the Group's products include residential and electrical contractors, professional remodelers and DIY homeowners. Other products sold by this Group include, among others, wireless security products, garage door openers, built-in home intercoms and entertainment systems, home automation systems, door chimes, paddle fans, central vacuum systems and fluorescent lighting fixtures. The Company's sales of kitchen range hoods accounted for approximately 14.8% of the Company's consolidated net sales in 1997.

     The Company expects the Acquisition to strengthen the Group's market position. See "The Acquisition." NuTone has two principal product groups:
Ventilation Products, and Bath/Electronics/Specialty Products. Ventilation Products consists of products that improve home indoor air quality, including intercoms, audio speakers, door chimes, central vacuum cleaners and bath cabinets and accessories. All of NuTone's products are marketed under the widely recognized NuTone(R) brand name.


     A key component of the Group's operating strategy is the introduction of new products which capitalize on the strong Broan(R), Nautilus(R), Venmar(R), Flair, vanEE(R), Rangaire(R) and Best(R) brand names and the extensive distribution system of the Group's businesses. Products sold under these brand names include the Broan Rangemaster and Finesse(TM) rangehood, Solitaire and Solitare Ultra Silent fans and fan lights, the Best by Broan(R), "Eurostyle" luxury rangehoods, the Venmar(R), Flair and vanEE(R) Super Compact line of indoor air quality systems and the Broan(R) 12" wide trash compactor. As a result of the Acquisition, the Company also markets under the NuTone(R) brand name.


     With respect to certain product lines, several private label customers account for a substantial portion of net sales. In 1997, approximately 20.2% of the total sales of the Group were made to private label customers.

     Production generally consists of fabrication from coil and sheet steel and formed metal utilizing stamping, pressing and welding methods, assembly with components and subassemblies purchased from outside sources (motors, fan blades, heating elements, wiring harnesses, controlling devices, glass, mirrors, lighting fixtures, lumber, wood and polyethylene components, speakers, grilles and similar electronic components, and compact disc and tape player mechanisms) and painting, finishing and packaging.

     The Group offers a broad array of products with various features and styles across a range of price points. The Company believes that the Group's variety of product offerings helps the Group maintain and improve its market position for its principal products. At the same time, the Company believes that the Group's status as a low-cost producer, in large part as a result of advanced manufacturing processes, provides the Group with a competitive advantage.

     The Group's primary products compete with many domestic and international suppliers in their various markets. The Group competes with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. The market for bath cabinets is highly fragmented with no single dominant supplier. Although the Group believes it competes favorably among suppliers of the Group's products, certain of these suppliers have greater financial and marketing resources than the Group.


     The Group (excluding NuTone) had 17 manufacturing plants and had 2,791 full-time employees as of December 31, 1997, 306 of whom were covered by collective bargaining agreements which expire in 1999, 2000 and 2001.


Air Conditioning and Heating Products Group

     The Air Conditioning and Heating Products Group manufactures and sells HVAC systems for custom-designed commercial applications and for manufactured and site-built residential housing. The Group's commercial products consist of HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. Such systems are primarily designed to operate on building rooftops (including large self-contained walk-in units) or on individual floors within a building, and range from 40 to 600 tons of cooling capacity. The Group markets its commercial products under the Governair(R), Mammoth(R), Temtrol(R), Aston and Venmar(R) brand names. For manufactured and site built residential housing, the Group's products include central air conditioners, heat pumps, furnaces and a wide range of accessories marketed under the Intertherm(R), Miller(R), and POWERmiser(R) brand names for certain of its products. The Group has recently licensed the use of the Frigidaire(R), Tappan(R), Philco(R) and Gibson(R) brand names. Residential central air conditioning products range from
1.5 to 5 tons of cooling capacity and furnaces range from 45,000 BTUs to 144,000 BTUs of heating capacity.

     Commercial HVAC Products. The Group's commercial products include packaged rooftop units and air handlers, custom walk-in mechanical equipment rooms, individual floor by floor units, heat pumps and heat recovery equipment. The market for commercial HVAC equipment is segmented between standard and custom-designed equipment. Standard equipment can be manufactured at a lower cost and therefore offered at substantially lower initial prices than custom-designed equipment. As a result, suppliers of standard equipment generally have a larger share of the overall commercial HVAC market than suppliers of custom-designed equipment, including the Group. However, because of certain building designs, shapes or other characteristics, the Company believes there are many applications for which custom-designed equipment is required or is more cost effective over the life of the building. Unlike standard equipment, the Group's commercial HVAC equipment can be designed to match the exact space, capacity and performance requirements of the customer. The Group sells its commercial products primarily to contractors, owners and developers of commercial office buildings, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. The Group seeks to maintain strong relationships nationwide with design engineers, owners and developers, the persons who are most likely to value the benefits and long-term cost efficiencies of the Group's custom-designed equipment.

     The Company estimates that about half of the Group's commercial sales in 1997 were attributable to replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. The Group continues to develop product and marketing programs to increase penetration in the growing replacement and retrofit market.

     For many commercial applications, the ability to provide a custom-designed system is the principal concern of the customer. The Group's packaged rooftop and self-contained walk-in equipment rooms maximize a building's rentable floor space because they are located outside the building. In addition, factors relating to the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed rather than standard systems. As compared with site-built and standard HVAC systems, the Group's systems are factory assembled and then installed, rather than assembled on site, permitting extensive testing prior to shipment. As a result, the Group's commercial systems can be installed later in the construction process than site-built systems, thereby saving the owner or developer construction and labor costs. The Group's individual floor units offer flexibility in metering and billing, a substantial advantage if a building is to be occupied in stages or where HVAC usage varies significantly from floor to floor.

     The Group's commercial products are marketed through independently-owned manufacturers' representatives and an in-house sales, marketing and engineering group of 110 persons as of December 31, 1997. The independent representatives are typically HVAC engineers, a factor which is significant in marketing the Group's commercial products because of the design-intensive nature of the market segment in which the Group competes.

     The Company believes that the Group is among the largest suppliers of custom-designed commercial HVAC products in the United States. The Group's three largest competitors in the commercial HVAC market are York International Corporation (which sells under the "Pace" trade name) and its Miller-Picking division, McQuay International (a subsidiary of OYL Corporation), and The Trane Company (a subsidiary of American Standard Inc.). The Group competes primarily on the basis of engineering support, quality, flexibility in design and construction and total installed system cost. Although the Company believes that the Group competes favorably with respect to certain of these factors, most of the Group's competitors have greater financial and marketing resources than the Group and enjoy greater brand awareness. However, the Company believes that the Group's ability to produce equipment that meets the performance characteristics required by the particular product application provides it with advantages not enjoyed by certain of these competitors.

     Residential HVAC Products. The Group is one of the largest suppliers of air conditioners, heat pumps and furnaces to the manufactured housing market in the United States. In addition, the Group manufactures and markets HVAC and light commercial products for site-built homes and light commercial structures.

     The principal factors affecting the market for the Group's residential HVAC products are the levels of manufactured housing shipments and housing starts and the demand for replacements and modernization of existing equipment. The Company anticipates that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives. This growth may be accelerated by a tendency among consumers to replace older heating and cooling products with higher efficiency models prior to the end of such equipment's useful life. The market for residential cooling products, including those sold by the Group, is affected by spring and summer temperatures. The Group does not sell window air conditioners, a segment of the market which is highly seasonal and especially affected by spring and summer temperatures. The Company believes that the Group's ability to offer both heating and cooling products helps offset the effects of seasonality of the Group's sales.

     The Group sells its manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners of such housing. The majority of sales to builders of manufactured housing consists of furnaces designed and engineered to meet or exceed certain standards mandated by federal agencies, including the United States Department of Housing and Urban Development. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. The Company believes that the Group has one major competitor in the furnace segment of this market, Evcon Industries, a subsidiary of York International Corporation, which markets its products under the "Evcon/Coleman" name.

     A substantial portion of site-built residential products have been introduced in the past several years, including a new line of furnaces and a reengineered line of high efficiency air conditioners and heat pumps. Residential HVAC products for use in site-built homes are sold through independently-owned distributors who sell to HVAC contractors. New products for commercial application up to 10 tons have also been recently introduced.

     Competition in the site-built residential HVAC market is intense, and many suppliers of such equipment have substantially greater financial and marketing resources than the Group and enjoy greater brand awareness. In these markets, the Group competes with, among others, Carrier Corporation, Rheem Manufacturing Company, Lennox Industries, The Trane Company and York International Corporation. The Group competes in both the manufactured housing and site-built markets on the basis of breadth and quality of its product line, distribution, product availability and price. The Company believes that the Group competes favorably with respect to these factors. To provide greater consumer acceptance and pull through for its products, the Company has recently licensed from White Consolidated Industries, Inc. the use of the Frigidaire(R), Tappan(R), Gibson(R) and Philco(R) brand names for certain of its products.

     The Company estimates that more than half of the Group's sales of residential HVAC products in 1997 were attributable to the replacement market, which tends to be less cyclical than the new construction market.


     The Group has nine manufacturing plants and had 2,288 full-time employees as of December 31, 1997. The Company believes that the Group's relationships with its employees are generally satisfactory.


Windows, Doors and Siding Group

     The Windows, Doors and Siding Group, which was acquired by the Company as part of the Ply Gem Acquisition in August, 1997, is a manufacturer and distributor of vinyl and wood windows, doors, vinyl siding, soffit, skirting and shutters for use in the residential construction, DIY and professional renovation market. The Company believes it is among the largest suppliers of vinyl windows serving the replacement market in the United States. Additionally, the Company believes it is a leading supplier of wood windows to major home centers and a leading supplier of vinyl siding in the United States. The Company's sales of windows, since the Ply Gem Acquisition, accounted for approximately 10.1% of the Company's consolidated net sales in 1997.

     Windows and Doors. The Group manufactures and sells a full line of wood, clad, composition (wood and vinyl) and vinyl windows and patio doors, glass and polycarbonate skylights, and wooden interior bifold doors sold under the Crestline(R), Vetter(R), Kenergy(R) and AWC(R) brand names. In addition, the Group manufactures energy efficient and maintenance free vinyl windows and patio doors, under the Great Lakes(R) Gold, PLY GEM(R) Premium, Uniframe(R), MC+(TM), Garden Windows(TM), Premium and American Comfort(R) brand names. The products are marketed to both the home improvement and new construction markets through wholesale and specialty distributors, large contractors, home centers and lumber yards. The Company believes that it is the fourth largest producer of wood windows in the United States.


     Through the Crestline(R) and Vetter(R) brands, wood windows are available with primed or clad exteriors, and offer innovative product features with a wide selection of options. A complete range of window styles include double hung, single hung, casement, awning, sliding, garden, angle bay and bow windows. Specialty and custom windows are available in a wide variety of shapes and sizes. Patio doors are offered in traditional hinged, French hinged, sliding and French sliding designs. The CrestWood(TM) series of premium wood windows and patio doors combine the performance of an energy efficient, maintenance-free solid vinyl exterior with the warmth and beauty of a natural pine, oak, walnut or cherry interior that can be painted or stained. Most of the products are available with insulated divided light glass, a patented energy efficient replica of historically correct narrow muntin bar divided light wood windows and patio doors. VinylCrest(TM) and ProCraft(TM) comprise a complete line of solid vinyl windows, which are available for replacement and new construction applications, in a full range of styles. These product offerings are an important component of the Group's strategy to offer windows in all price points and market segments. In addition to a broad line of standard windows and doors, its custom window factory can build nearly any shape and size window.

     The Group manufactures a series of vinyl windows and patio doors for new construction in both standard and custom sizes. Replacement units are manufactured to customer specifications. These products include single hung, double hung, bow and bay, casement, garden, sliding and awning windows, as well as hinged and sliding patio doors in a variety of vinyl colors and interior woodgrains, several different grille styles and patterns and a wide assortment of glass options. Product lines feature fusion welded sash and frame corners which are guaranteed not to separate, leak air or water, or require maintenance. The Intercept(TM) warm edge glass spacer system is manufactured in one continuous piece, resulting in a stronger, more energy efficient insulated glass unit. The Group is the only vinyl window manufacturer to offer EasyClean(TM) glass, which works like Teflon(TM) on cookware, providing an owner with a window which requires less cleaning. These products incorporate other innovations which differentiate the product line from other window manufacturers, including wood grain vinyl interiors available in three finishes, multi-point locking hardware, and sliding patio doors which utilize a proprietary tank type roller system. Replacement products are sold through specialty distributors and directly to large contractors. The new construction series of vinyl windows and patio doors is currently being sold under private label programs and to a select number of dealer distributors. This multiple brand approach has allowed the Group to achieve increased penetration in a given geographic area, by offering dealer distributors individual brands on an exclusive basis.

     The Group differentiates itself from its competition with a multiple brand strategy, multi-channels of distribution (with an emphasis on the home center market), an established distribution network utilizing custom design and manufacturing capabilities, and a trained field sales and service support network. Its ability to sell in full truckload and less than truckload quantities is tailored to the desires of large home center chains which prefer to purchase windows direct from the manufacturer. The Group's ability to offer a broad product line that includes primed, clad, composition (wood and vinyl) and vinyl windows and patio doors, along with skylights under a single brand is also important to the Group's sales and marketing strategy, together with the Group's focus on one of the fastest growing segments in the industry -- home centers and lumberyards.

     Siding. The Group is a manufacturer of vinyl siding, soffit, skirting and accessories, which are available in a variety of woodgrains and colors. Its products are used in both remodeling and new construction applications, including manufactured housing. Vinyl siding has captured an increasing share of the overall market for exterior siding materials due to its ease of installation, high performance, durability, low maintenance requirements and price stability as compared to alternative siding materials (including wood, aluminum and masonry). These products are marketed under Cedar Lane(R), Varigrain(R), Duragrain(R), Timber

Oak(R), and ProLoc(R), brands and the Georgia Pacific, American Comfort(R), American Herald(TM), and American '76(TM) collection labels. The Company believes it is the leading supplier to home centers and lumberyards, and the fourth largest producer of vinyl siding in the United States. In addition, the Group is a supplier to the Eastern European market.



     Vinyl siding is sold to either specialty distributors who, in turn, sell directly to remodeling contractors or builders, or to building materials wholesale distributors who sell to home centers and lumberyards who, in turn, sell to remodeling contractors and consumers (two-step distribution). The Company believes that it is able to compete on favorable terms as a result of its distribution coverage, high quality and innovative products, and production efficiency. Additionally, the Company has a strong presence in the retail segment of the market. The Company believes that the vinyl siding segment of the market for siding continues to grow at a rate faster than the overall market for siding. The Company also believes that the repair and replacement segment of the residential vinyl siding market will grow at a faster rate than the overall vinyl siding market.


     The Group also manufactures a line of injection molded siding components for the remodeling and new construction markets. Siding components include blocks, which allow for the flush mounting of items like light fixtures to the exterior of a home, and gable vents that provide attic ventilation. The products are sold to home centers, lumberyards and wholesale distributors of building materials. It is the only manufacturer of siding components to offer a color selection to match or complement the colors offered by most major manufacturers of vinyl siding. The Group has also recently introduced a line of fixed and variable dimension shutters.

     The Group operates ten manufacturing plants in the United States and had 3,436 full-time employees as of December 31, 1997, 1,578 of whom are covered by collective bargaining agreements which expire in 1998 and 1999. The Company believes that the Group's relationships with its employees are satisfactory.

Specialty Products and Distribution Group

     The Specialty Products and Distribution Group, which was acquired by the Company as part of the Ply Gem Acquisition in August 1997, manufactures and distributes pressure treated wood products, specialty lumber and decorative home products. The Group offers a full range of preservative and fire retardant treated lumber and plywood products which are marketed to home centers, cooperative buying groups, lumberyards and independent wholesale distributors for use generally in residential decking, roofing, siding and landscaping as well as various commercial construction applications. The Group's products include fire retardant treated wood products which are used nationwide for commercial and noncombustible construction. These products, PYRO-GUARD(R) and EXTERIOR FIRE-X(R) are the Group's major brands in the United States. They are available from Company plants east of the Rockies and from licensees west of the Rockies. Other treated wood products include CCA/KDAT preservative treated wood for commercial and residential construction that is kiln dried after treatment, COP-8(R) food-safe preservative treated wood and PLYWALL preservative treated wood highway noise barriers.

     The Group distributes decorative products for the home including prefinished wood paneling and imported ceramic, marble and porcelain tile. Finished and unfinished wood as well as other products are sold to home centers and lumberyards.

     While the specialty wood products industry is very competitive, the Company believes it is able to compete effectively by providing superior customer service and quality, and wherever possible, proprietary products. The companies within the Group focus on high margin, niche markets within the broader defined wood products industry which tends to be commodity driven. Its products are sold through home center retailers and wholesalers of building materials. The Company believes that growth of this segment of its business will result from continued expansion of its share of the home center market.

     After giving effect to the sale of Goldenberg and Sagebrush, the Specialty Products and Distribution Group operates six production facilities and eleven distribution centers in the United States and had 472 full-time employees as of December 31, 1997, 67 of whom were covered by collective bargaining agreements which expire in 1998 and 1999. The Company believes that the Group's relationships with its employees are satisfactory.

     The Company has sold three of the five businesses in this Group in 1998, and is evaluating the sale of certain of the remaining businesses. See "Recent Developments".


NUTONE


     NuTone is a leading manufacturer and supplier of built-in electrical appliances for use primarily in residential construction and remodeling. NuTone has two principal product groups: Ventilation Products and BES Products. Ventilation Products consist of products that improve home indoor air quality, including a full line of exhaust fans, heaters, range hoods, paddle fans and other ventilation products. BES Products offers a wide variety of primarily electronic home improvement products, including intercoms, audio speakers, door chimes, central vacuum cleaners and bath cabinets and accessories. All of NuTone's products are marketed under the NuTone(R) brand name and are included in the Residential Building Products Group effective August 1, 1998.


Ventilation Products

     Exhaust Fans and Heaters. Exhaust fans and heaters have been core product categories for NuTone, a leading supplier in this segment, for approximately 50 years. Products include a complete line of exhaust fans for residential use in bath, utility and recreation rooms that increase air quality by removing odors and airborne pollutants.

     Range Hoods. NuTone is a leading supplier of kitchen range hoods. Range hoods are marketed in several configurations, including under-cabinet models, power units (used with custom cabinetry) and exterior mounted kitchen exhaust fans (used with hood shells).

     Attic Fans. Attic fans reduce attic temperatures and can thereby decrease air conditioning costs. Products include power roof and gable exhaust fans, whole house ventilators and attic accessories, including thermostats, replacement motors and louvers.

     Paddle Fans. Paddle fans are an ancillary product line sold as part of a builder upgrade package targeted for electrical distributors.

BES Products

     Intercoms and Radios. Intercoms offer room-to-room communication and add security and monitoring convenience. The Radio Intercom line includes a complete family of products, including a builder series for the entry level home market and intercoms with compact disc players for the upscale home buyer. Products are marketed to the new construction and remodeling market through electrical distributors and professional installers.

     Door Chimes. NuTone introduced the first door chime more than 60 years ago and is an industry leader in decorative chimes for the home construction market. Product offerings include wired and wireless chimes in a broad selection of styles.

     Central Cleaning Systems. NuTone's central cleaning systems provide cleaning power, efficiency and convenience by utilizing a central power unit, located away from daily living areas and connected by a network of tubing to inlets in walls, floors and ceilings.

     Bathroom Cabinets. NuTone's offering of bathroom cabinets includes swing door and three-door triview styles as well as specialty cabinets. The cabinets have styles ranging from standard to decorative beveled and framed mirrors and are constructed from various materials including metal, plastic and wood.

     Specialty Products. NuTone markets several specialty products including food storage centers, lighting products and ironing centers.

GENERAL CONSIDERATIONS


     Employees. The Company (excluding NuTone) employed approximately 9,262 persons at December 31, 1997, of which 2,259 were employed under collective bargaining agreements. NuTone employed approximately 965 persons at December 31, 1997, of which 458 were employed under collective bargaining agreements.



     Backlog. The Company's backlog (excluding NuTone) expected to be filled during 1998 was approximately $127,137,000 at December 31, 1997 ($107,907,000 at
December 31, 1996). Backlog is not regarded as a significant factor for most of the Company's operations for which orders are generally for prompt delivery. While backlog stated for December 31, 1997 is believed to be firm, the possibility of cancellations makes it difficult to assess the firmness of backlog with certainty.


     Research and Development. The Company's research and development activities are principally related to new product development and such expenditures represent approximately 1% of net sales.


     Patents and Trademarks. The Company holds numerous design and process patents that it considers important, but no single patent is material to the overall conduct of its business. It is the Company's policy to obtain and protect patents whenever such action would be beneficial to the Company. The Company owns several trademarks that it considers material to the marketing of its products, including Broan(R), Nautilus(R), Venmar(R), vanEE(R), Rangaire(R), Best(R), Crestline(R), Vetter(R), AWC(R), Kenergy(R), CrestWood(TM), VinylCrest(TM), ProCraft(TM), Cedar Lane(R), Varigrain(R), Duragrain(R), Timber Oak(R), ProLoc(R), Great Lakes(R) Gold, PLY GEM(R)Premium, Uniframe(R), MC+(TM) , Intercept(TM) , Easy-Clean(TM) , PYRO-GUARD(R), EXTERIOR FIRE-X(R), COP-8(R), Governair(R), Mammoth(R), Temtrol(TM), Miller(R), Intertherm(R), POWERmiser(R), American Comfort(R), American Herald(TM) and American '76(TM). The Company believes that its rights in these trademarks are adequately protected.


     Raw Materials. The Company purchases raw materials and most components used in its various manufacturing processes. The principal raw materials purchased by the Company are rolled sheet, formed and galvanized steel, copper, aluminum, plate mirror glass, PVC, polypropylene, glass, vinyl extrusions, particle board, fiberboard, lumber, plywood, various chemicals, paints, resins and plastics.

     The materials, molds and dyes, subassemblies and components purchased from other manufacturers, and other materials and supplies used in the Company's manufacturing processes have generally been available from a variety of sources. Whenever practical, the Company establishes multiple sources for the purchase of raw materials and components to achieve competitive pricing, ensure flexibility and protect against supply disruption. From time to time, increases in raw material costs can affect future supply availability due in part to raw material demands by other industries.

     Working Capital. The carrying of inventories to support customers and to permit prompt delivery of finished goods requires substantial working capital. Substantial working capital is also required to carry receivables. The demand for the Company's products is seasonal, particularly in the Northeast and Midwest regions of the United States and in Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. The Ply Gem businesses, acquired in August 1997, have in the past been more seasonal in nature than the Company's subsidiaries owned prior to the acquisition. As a result, the demand for working capital of the Company's subsidiaries is greater from late in the first quarter until early in the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LEGAL PROCEEDINGS

     The Company and its subsidiaries are subject to numerous federal, state and local laws and regulations, including environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company believes that it is in substantial compliance with the material laws and regulations applicable to it. The Company is involved in current, and may become involved in future, remedial actions under federal and state environmental laws and regulations which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites at which their hazardous wastes or materials were disposed of or released. Such claims may relate to properties or business lines acquired by the Company after a release has occurred. In other instances, the Company may be partially liable under law or contract to other parties that have acquired businesses or assets from the Company for past practices relating to hazardous substances management. The Company believes that all such claims asserted against it, or such obligations incurred by it, will not have a material adverse effect upon the Company's financial condition or results of operations. Expenditures in 1996 and 1997 to evaluate and remediate such sites were not material. However, the Company is presently unable to estimate accurately its ultimate financial exposure in connection with identified or yet to be identified remedial actions due among other reasons to: (i) uncertainties surrounding the nature and application of environmental regulations, (ii) the Company's lack of information about additional sites with respect to which it may be listed as a potentially responsible party ("PRP"), (iii) the level of clean-up that may be required at specific sites and choices concerning the technologies to be applied in corrective actions and (iv) the time periods over which remediation may occur. Furthermore, since liability for site remediation is joint and several, each PRP is potentially wholly liable for other PRPs that become insolvent or bankrupt. Thus, the solvency of other PRPs could directly affect the Company's ultimate aggregate clean-up costs. In certain circumstances, the Company's liability for clean-up costs may be covered in whole or in part by insurance or indemnification obligations of third parties.

     In addition to the legal matters described above, the Company and its subsidiaries are parties to various legal proceedings incident to the conduct of their businesses. None of these proceedings is expected to have a material adverse effect, either individually or in the aggregate, on the Company's financial position or results of operations. See Note 8 of Notes to the Company's Consolidated Financial Statements included elsewhere herein.

                                   MANAGEMENT

DIRECTORS OF THE COMPANY

     The following table sets forth the name, age as of the date hereof and current principal occupation or employment and five-year employment history for the five members currently serving on the Company's Board of Directors. Unless otherwise noted, each director has maintained the same principal occupation during the past five years.


                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                              AGE            FIVE-YEAR EMPLOYMENT HISTORY
----                                              ---   ----------------------------------------------
Richard L. Bready...............................  54    Chairman and Chief Executive Officer of the
                                                        Company.

Phillip L. Cohen................................  67    Partner with the professional service firm
                                                        Arthur Andersen LLP from 1965 until his
                                                        retirement in June 1994 and a financial
                                                        consultant since that date.

Richard J. Harris...............................  62    Vice President and Treasurer of the Company.

William I. Kelly................................  55    Director of the Graduate School of
                                                        Professional Accounting of Northeastern
                                                        University.

J. Peter Lyons..................................  64    President of The Lyons Companies, an insurance
                                                        and employee benefits consulting company.


EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, age as of the date hereof and position and office held with the Company for the following persons who may be deemed executive officers of the Company. Each executive officer has maintained the same position and office with the Company during the past five years.


NAME                                              AGE      PRESENT POSITION WITH THE COMPANY
----                                              ---      ---------------------------------
Richard L. Bready...............................  54    Chairman and Chief Executive Officer

Almon C. Hall...................................  52    Vice President, Controller and Chief
                                                        Accounting Officer

Richard J. Harris...............................  62    Vice President and Treasurer

Kenneth J. Ortman...............................  62    Senior Vice President, Group Operations

Kevin W. Donnelly...............................  44    Vice President, General Counsel and
                                                        Secretary


     Executive officers are elected annually by the Board of Directors of the Company and serve until their successors are chosen and qualified. Mr. Bready has an employment agreement with the Company providing for his employment as Chief Executive Officer through 2002, which term is extended at the end of each year for an additional year until either party gives notice that it will not be further extended. Mr. Bready has been Chief Executive Officer of the Company since October 31, 1990.

                              DESCRIPTION OF NOTES

GENERAL

     The Original Notes were issued and the Exchange Notes will be issued pursuant to an indenture (the "Indenture") dated as of July 31, 1998 between the Company and State Street Bank and Trust Company, a Massachusetts banking corporation, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture, the Notes and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions included in the Indenture of certain terms used below. Copies of the Indenture and Registration Rights Agreement will be made available to holders of Notes as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting the transfer thereof (except as may be required under the state securities laws) and (iii) the Exchange Notes will not provide for the payment of Liquidated Damages (except in certain limited circumstances set forth in the Registration Rights Agreement). See "The Exchange Offer -- Registration Rights; Liquidated Damages."


     The Exchange Notes will be unsecured senior obligations of the Company limited to $210 million aggregate principal amount. The Notes will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the 9 7/8% Notes, and pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Company, including the 9 1/4% Notes and the 9 1/8% Notes. The Notes will be effectively subordinated to all existing and future secured Indebtedness of the Company and the Subsidiary Guarantors, if any, including secured Indebtedness pursuant to the Company Credit Facility or the Ply Gem Credit Facility to the extent of the value of the assets securing such Indebtedness, and the Notes will be structurally subordinated to all Indebtedness and other obligations (including trade payables) of the Company's Subsidiaries (including Ply Gem and its Subsidiaries). At October 3, 1998, after pro forma giving effect to the acquisition of Napco, Inc., the Notes would have been effectively subordinated to approximately $495.2 million of indebtedness for borrowed money, trade payables and accrued liabilities of the Company's Subsidiaries.


     Although the Indenture contains certain covenants and provisions that afford certain protections to holders of the Notes (the "Holders"), such covenants and provisions would not necessarily afford the Holders of the Notes protection in the event of a highly leveraged transaction involving the Company, including a leveraged transaction initiated or supported by the Company, the management of the Company or any affiliate of either party. See "-- Certain Covenants" below.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on August 1, 2008. Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually on each February 1 and August 1 commencing on February 1, 1999, to Holders on the immediately preceding January 15 or July 15, whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, interest on, and Liquidated Damages, if any, with respect to the Notes will be payable by wire transfer of immediately available funds to the holder of the Global Notes; provided, that payments of interest and Liquidated Damages, if any, may be made at the office or agency of the Company maintained for such purpose or, at the option of the Company, by check mailed to the Holders at their respective addresses set forth in the register of Holders. Unless otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Trustee is Paying Agent and Registrar under the Indenture. The Company may act as Paying Agent or Registrar under the Indenture, and the Company may change the Paying Agent or Registrar without notice to the Holders.

OPTIONAL REDEMPTION

     The Notes will be redeemable by the Company, in whole or in part, on or after August 1, 2003 at the following redemption prices (expressed as a percentage of the principal amount) if redeemed during the 12-month period beginning August 1 of the years indicated below, in each case, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

     YEAR                                                          PERCENTAGE
     ----                                                          ----------
     2003........................................................   104.438%
     2004........................................................   102.958%
     2005........................................................   101.479%
     2006 and thereafter.........................................   100.000%

     Notice of the redemption must be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the principal amount thereof to be redeemed and a new Note in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company shall default in the payment of the redemption price. If less than all the outstanding Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee by lot or, if such method is prohibited by the rules of any stock exchange on which the Notes are then listed, any other method the Trustee considers reasonable, provided that Notes shall be redeemed in principal amounts of $1,000 or integral multiples thereof.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase (i) all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, upon a Change of Control; and (ii) outstanding Notes with a portion of the Excess Proceeds of Asset Sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "-- Change of Control" and "-- Certain Covenants -- Limitation on Use of Proceeds from Asset Sales."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder will have the right to require the repurchase of all or any part of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment").

     Immediately following any Change of Control, the Company is required to mail a notice to the Trustee and to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the Repurchase Upon Change of Control covenant of the Indenture and that all Notes tendered will be accepted for payment; (ii) the amount of the Change of Control Payment and the purchase date (the "Change of Control Payment Date"), which may not be earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment thereof, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw Notes they have tendered on the terms and conditions set forth in such notice; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes (or book-entry notation made with respect thereto) equal in principal amount to the unpurchased portion of the Notes tendered; provided that the portion of each Note purchased and each such new Note issued (or book-entry notation, if applicable) shall be in a principal amount of $1,000 or an integral multiple thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer and not withdrawn, (ii) deposit with the Paying Agent an amount sufficient to pay the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee all Notes so tendered and not withdrawn together with an Officers' Certificate specifying the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered and not withdrawn the Change of Control Payment in respect of such Notes, and the Trustee will promptly authenticate and mail to such Holder a new Note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes triggered by a Change of Control.

     A "Change of Control" will be deemed to have occurred at such time as any of the following events occur: (i) there is consummated any consolidation or merger of the Company with or into another corporation, or all or substantially all of the assets of the Company are sold, leased or otherwise transferred or conveyed to another Person (other than pursuant to a bona fide pledge of assets to secure Indebtedness made in accordance with the Indenture), and the holders of the Company's common stock outstanding immediately prior to such consolidation, merger, sale, lease or other transfer or conveyance or one or more Exempt Persons do not hold, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or at least a majority of the Equity Interests of such Person; (ii) there is filed a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that any person (defined, solely for the purposes of the Change of Control provision, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the combined voting power of all the Company's then outstanding securities entitled to vote generally for the election of directors; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (ii) of the immediately preceding paragraph solely by virtue of the Company, any Subsidiary of the Company, any employee stock ownership plan or any other employee benefit plan of the Company or any such Subsidiary, any other person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, or any Exempt Person, filing or becoming obligated to file a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of securities of the Company, whether equal to or greater than 50% of the combined voting power of the Company's then outstanding securities entitled to vote generally for the election of directors or otherwise.

     The Change of Control purchase feature may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of the incumbent management. Although the Company has from time to time received and considered proposals which might involve a Change of Control, the Change of Control purchase feature was not adopted as a result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The occurrence of a Change of Control would require the Company to offer to acquire the 9 7/8% Notes, the 9 1/4% Notes and the 9 1/8% Notes at 101% of the principal amount thereof and likely would result in an event of default under the Company Credit Facility and the Ply Gem Credit Facility permitting the lenders thereunder to accelerate the repayment of the Indebtedness thereunder. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to satisfy all of such obligations. In addition, the Company's ability to make such payment may be limited by the terms of its then-existing borrowings and other agreements applicable to the Company or its Subsidiaries. Certain existing agreements applicable to certain of the Company's Subsidiaries restrict the ability of these Subsidiaries to make distributions to the Company. See "Description of Other Obligations."

     Neither the Board of Directors of the Company nor the Trustee may waive the Change of Control repurchase feature of the Indenture.

     One of the events that constitutes a Change of Control under the Indenture is a sale, lease or other transfer or conveyance of all or substantially all of the assets of the Company. There is no precise established definition under applicable law of the term "substantially all" and, accordingly, if the Company were to engage in transactions in which it disposed of less than all of its assets, a question could arise as to whether such disposition was of "substantially all" of its assets and whether because of such disposition the Company was required to repurchase the Notes as a result of a Change of Control.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend on, or make any distribution in respect of the Company's or any such Restricted Subsidiary's Capital Stock or other Equity Interests, except to the extent any such dividend or other distribution is (a) actually received by the Company or a Restricted Subsidiary thereof or (b) payable solely in shares of Capital Stock or other Equity Interests (other than Redeemable Stock or Capital Stock convertible into any security other than such Capital Stock) of the Company or such Restricted Subsidiary, as the case may be;
(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted

Subsidiaries (other than Capital Stock or other Equity Interests held by the Company or any Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary); (iii) prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled repayment date, scheduled mandatory sinking fund payment date or maturity date any Indebtedness of the Company that is subordinate in right of payment to the Notes (other than in connection with any refinancing of such Indebtedness permitted by the Indenture); or (iv) make any Investment other than Permitted Investments (each such action described in any of clauses (i) through (iv) above being referred to as a "Restricted Payment"), if, at the time of such Restricted Payment, (1) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made on or after the issue date of the Notes (including, without duplication, Restricted Payments described in the next succeeding paragraph), exceeds the sum of (A) 50% of the cumulative Consolidated Net Income of the Company for the period commencing on July 5, 1998 through the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (provided that if the amount of such cumulative Consolidated Net Income divided by the number of full fiscal quarters of the Company in the applicable period exceeds $5,250,000, then such amount shall equal (i) 50% of the product of $5,250,000 multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5,250,000 multiplied by the number of full fiscal quarters in such period) (or, if the cumulative Consolidated Net Income of the Company shall be a deficit, minus 100% of such deficit); (B) the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, if any, received by the Company (other than from a Restricted Subsidiary of the Company) from the issuance and sale at any time after May 1, 1998 of either Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock) or Indebtedness that is convertible into Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock), to the extent such Indebtedness is actually converted into such Capital Stock; (C) an amount equal to any cash and the Fair Market Value (at the time of receipt) of other assets received by the Company or any of its Restricted Subsidiaries after the date of the issuance of the Notes as a dividend or other distribution from any Unrestricted Subsidiary; and (D) the Fair Market Value of any Investment held by either the Company or any Restricted Subsidiary of the Company in any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary in accordance with the provisions of the Indenture; or (3) the Company could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the Limitation on Additional Indebtedness covenant.

     The foregoing provisions shall not prohibit, so long as no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the declaration and payment by a Restricted Subsidiary of the Company which is required to file periodic reports under Section 13 or 15(d) of the Exchange Act (a "Reporting Subsidiary") of dividends on its common stock to all holders of such common stock on a pro rata basis out of funds legally available for the payment of dividends, provided that the amount of such dividends in any fiscal year of such Reporting Subsidiary shall not exceed 25% of the Consolidated Net Income of such Reporting Subsidiary for the immediately preceding fiscal year; (iii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options to purchase such shares or related stock appreciation rights or similar securities held by current or former officers, employees or directors (or their estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary; provided that the aggregate consideration paid for such purchase, redemption, cancellation or other retirement after the date hereof does not exceed $2,500,000 in the aggregate in any fiscal year of the Company; (iv) the prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any or all of the 9 7/8% Notes at any time within one year of the scheduled maturity date thereof; and (v) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock or any Capital Stock convertible into any security other than such Capital Stock).

     Limitation on Additional Indebtedness. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (each, an "incurrence") any Indebtedness, including, without limitation, Acquired Indebtedness; provided, however, that the Company may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to the incurrence of such Indebtedness and (ii) the Consolidated Cash Flow Coverage Ratio of the Company for the four full fiscal quarters ending immediately prior to the date of the incurrence of such additional Indebtedness is at least 2.0 to 1.0.

     The foregoing limitations shall not apply, without duplication, to:

     (i) Existing Indebtedness;

     (ii) Indebtedness of (a) the Company represented by the Notes and the Indenture or (b) any Subsidiary Guarantor under any Subsidiary Guaranty;

     (iii) Indebtedness of the Company and its Restricted Subsidiaries under the Company Credit Facility; provided, that the aggregate principal amount of Indebtedness (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iii) and outstanding on such date, shall not exceed the greater of (a) $75,000,000 and (b) the sum of 85% of Eligible Receivables of the Company and its Subsidiaries, plus 65% of Eligible Inventory of the Company and its Subsidiaries.

     (iv) Indebtedness of (a) Broan Limited and any Canadian Subsidiaries which are Restricted Subsidiaries under the Broan Limited Credit Facility; provided that (1) the aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued thereunder) so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (iv) and outstanding on such date, shall not exceed the greater of (x) $30,000,000 (Canadian) and (y) the sum of 85% of Eligible Receivables of Broan Limited and the Canadian Subsidiaries which are Restricted Subsidiaries plus 65% of Eligible Inventory of Broan Limited and the Canadian Subsidiaries which are Restricted Subsidiaries (but without duplication of any such Eligible Receivables or Eligible Inventory of Broan Limited and the Canadian Subsidiaries used as a basis to incur Indebtedness pursuant to clause (iii) above) and (2) such Indebtedness shall be secured only by Liens on assets of Broan Limited and the Canadian Subsidiaries which are Restricted Subsidiaries, and (b) the Company under its limited guaranty of not more than $20,000,000 (Canadian) of the Indebtedness of Broan Limited and the Canadian Subsidiaries which are Restricted Subsidiaries under the Broan Limited Credit Facility;

     (v) Indebtedness of NuTone and any NuTone Subsidiary not exceeding at any time $6,000,000 in aggregate outstanding principal amount and, if secured, secured only by Liens on assets of NuTone and any NuTone Subsidiary;

     (vi) Indebtedness of the Company to any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary, provided that such Indebtedness is contractually subordinated in right of payment to the Notes, or Indebtedness of any Subsidiary of the Company that is a Restricted Subsidiary to the Company or to any other Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary, provided that any such Indebtedness incurred by a Subsidiary Guarantor is contractually subordinated in right of payment to its guarantee of the Notes; provided further that if the Company or any of its Restricted Subsidiaries incurs Indebtedness to a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary which, at any time after such incurrence, ceases to be a Wholly-Owned Subsidiary or ceases to be a Restricted Subsidiary, then all such Indebtedness in excess of the amount of Allowable Subsidiary Loans shall be deemed to have been incurred at the time such former Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary of the Company or ceases to be a Restricted Subsidiary;

     (vii) Indebtedness of a Restricted Subsidiary under a guaranty of Indebtedness of the Company (other than the Notes) which causes such Restricted Subsidiary to become a Subsidiary Guarantor pursuant to the provisions of the Limitation on Guaranties by Subsidiaries covenant;

     (viii) Indebtedness of the Company and its Restricted Subsidiaries under Interest Rate Agreements, Currency Agreements and Commodity Agreements, provided that (a) in the case of Interest Rate Agreements, such Interest Rate Agreements relate to Indebtedness permitted to be incurred under the Indenture and the notional principal amount of the obligations of the Company and its Restricted Subsidiaries under such Interest Rate Agreements does not exceed the principal amount of such Indebtedness, and (b) in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (ix) Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business under guaranties of Indebtedness of suppliers, licensees, franchisees or customers;

     (x) Indebtedness incurred by the Company and its Restricted Subsidiaries consisting of Purchase Money Obligations and Capital Lease Obligations not exceeding at any time $30,000,000 in aggregate outstanding principal amount;

     (xi) Acquired Indebtedness incurred by a Restricted Subsidiary of the Company to the extent such Indebtedness could have been incurred by the Company under the limitations set forth in the preceding paragraph of this Limitation on Additional Indebtedness covenant, after giving pro forma effect to the acquisition of such Restricted Subsidiary by the Company;

     (xii) Indebtedness of any Restricted Subsidiary existing at the time of the designation of such Subsidiary as a Restricted Subsidiary in accordance with the terms of the Indenture if immediately prior to such designation such Subsidiary was an Unrestricted Subsidiary, provided that, after giving pro forma effect to such designation, such Indebtedness could have been incurred by the Company under the limitations set forth in the preceding paragraph of this Limitation on Additional Indebtedness covenant (assuming for purposes of this clause (xii) only that the Consolidated Cash Flow Coverage Ratio set forth in such paragraph were 2.25 to 1.0); and provided further that, none of the Company or any of its other Restricted Subsidiaries shall provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or otherwise be at any time, directly or indirectly liable (as a guarantor or otherwise), for such existing Indebtedness, except to the extent the Company or any of its Restricted Subsidiaries could become so liable in accordance with the provisions of this Limitation on Additional Indebtedness covenant (other than solely in accordance with clause (vi) above or this clause
(xii)).

     (xiii) Indebtedness of the Company and its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, letters of credit, short-term overdraft facilities and surety or appeal bonds incurred or provided in the ordinary course of business;

     (xiv) Indebtedness of (a) Nortek (UK) Limited and its Subsidiaries arising out of advances on exports, advances on imports, advances on trade receivables, factoring of receivables and similar transactions in the ordinary course of business and, if secured, secured only by Liens on assets of Nortek (UK) Limited and its Subsidiaries and (b) the Company under its limited guaranty of not more than $10,000,000 of any such Indebtedness of Nortek (UK) Limited and its Subsidiaries;

     (xv) other Indebtedness of the Company and its Restricted Subsidiaries not to exceed at any time $25,000,000 in aggregate outstanding principal amount;

     (xvi) Liens permitted under the Limitation on Liens covenant; and

     (xvii) Indebtedness ("Refinancing Indebtedness") created, incurred, issued, assumed or guaranteed in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund ("refinance"), Indebtedness described in the preceding paragraph or referred to in clauses (i) through (xv) above; provided, however, that (a) the principal amount of such Refinancing Indebtedness (or if such Refinancing Indebtedness is issued at a price less than the principal amount thereof, the original issue amount of such Refinancing Indebtedness), together with the principal amount of any remaining Indebtedness under the agreement or instrument governing the Indebtedness being refinanced, (1) in the case of Refinancing

Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (iii) through (v) and (xv) above, shall not, when added to all other Indebtedness outstanding under such clause, exceed the aggregate amount of Indebtedness permitted to be incurred under such clause, and (2) in the case of Refinancing Indebtedness incurred to refinance Indebtedness permitted to be incurred under any of clauses (i), (ii) and (vi) through (xiv) above, shall not exceed the aggregate amount of such Indebtedness outstanding at the time of such refinancing, in each case, after giving effect to any mandatory reductions in principal or other repayments required under the agreement or instrument governing such Indebtedness; (b) such Refinancing Indebtedness shall be subordinated in right of payment to the Notes or the Subsidiary Guaranties at least to the same extent as the Indebtedness to be refinanced; (c) such Refinancing Indebtedness shall have an Average Life and Stated Maturity equal to, or greater than, the Average Life and Stated Maturity of the Indebtedness to be refinanced at the time of such incurrence; (d) the proceeds of such Refinancing Indebtedness, if incurred by a Restricted Subsidiary of the Company, shall not be used to refinance Indebtedness of the Company or another Subsidiary of the Company; and (e) the incurrence of any such Refinancing Indebtedness is substantially simultaneous with the refinancing of the Indebtedness to be refinanced.

     For purposes of this Limitation on Additional Indebtedness covenant, the accretion of original issue discount on Indebtedness shall not be deemed to be an incurrence of Indebtedness.

     The Company will not, directly or indirectly, incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company or any Restricted Subsidiary unless such Indebtedness is also expressly subordinated to the Notes (and any Subsidiary Guaranty, as applicable) to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Restricted Subsidiary.

     Limitation on Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company shall not (i) permit any of its Restricted Subsidiaries to issue or sell to any Person except the Company or a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary any preferred stock of any Restricted Subsidiary, or (ii) sell or otherwise convey or dispose of, or permit any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary to sell or otherwise convey or dispose of, any such preferred stock so issued or sold to the Company or any of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary (except to the issuer thereof, the Company or any of its other Wholly-Owned Subsidiaries that is a Restricted Subsidiary).

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Principal Property or on any shares of Capital Stock of any Restricted Subsidiary of the Company held by the Company or any other Restricted Subsidiary of the Company or on any Indebtedness owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company. The foregoing limitation does not apply to (i) Liens securing obligations under the Notes, (ii) Liens securing obligations under the Company Credit Facility or the Ply Gem Credit Facility (but such Liens shall not secure Indebtedness in excess of the amount of Indebtedness then permitted to be incurred under clause (iii) of the second paragraph of the Limitation on Additional Indebtedness covenant plus the amount of any Indebtedness then outstanding pursuant to such clause (iii)); (iii) other Liens existing on the Closing Date; (iv) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company to secure Indebtedness owing to the Company or such Wholly-Owned Subsidiary by such Restricted Subsidiary; (v) Liens permitted by clauses (iv), (v), (x) and (xiv) of the Limitation on Additional Indebtedness covenant; (vi) Liens in respect of Indebtedness permitted by clause (xiii) of the Limitation on Additional Indebtedness covenant; (vii) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness under the Notes or described in clause (iii) above; provided that (1) such new Indebtedness is permitted to be incurred under the Limitation on Additional Indebtedness covenant and (2) the amount of Indebtedness secured by such Lien is not increased thereby; and provided, further, that the extension, renewal or refinancing of Indebtedness of the Company may not be secured by Liens on assets of any Restricted Subsidiary other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary; and (viii) Permitted Liens.

     Limitation on Certain Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or enter into or otherwise cause or permit to exist or become effective any agreement with any Person that would cause any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Restricted Subsidiaries, (ii) pay or repay any Indebtedness owed to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary, (iii) make loans or advances to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary, (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries which owns Equity Interests in such Restricted Subsidiary or (v) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company except, in each case, for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) the Indenture, (c) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries, (d) any instrument governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired,
(e) agreements existing as of the issue date of the Notes, (f) the Company Credit Facility, (g) the Ply Gem Credit Facility, (h) the Broan Limited Credit Facility, (i) any other agreement pursuant to which any Restricted Subsidiary of the Company incurs Indebtedness in accordance with the Limitation on Additional Indebtedness covenant and (j) any agreement effecting a refinancing of Indebtedness issued pursuant to any agreement or instrument referred to in clause (d), (e), (f), (g), (h) or (i) above, provided that the terms and conditions of any such encumbrances and restrictions are not materially less favorable to the Holders than those under the agreement or instrument evidencing the Indebtedness being refinanced.

     The foregoing shall not restrict the ability of any Restricted Subsidiary of the Company to grant any Lien to the extent otherwise permitted in the Indenture.

     Repurchase upon Change of Control.  See "-- Change of Control" above.

     Limitation on Use of Proceeds from Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale having a value (including the Fair Market Value of any non-cash consideration) at least equal to the Fair Market Value of the securities or assets being sold or otherwise disposed of, and (ii) at least 75% of the consideration from such Asset Sale is received in the form of cash, Cash Equivalents (together with cash, "Cash Proceeds") or indebtedness for borrowed money of the Company or such Restricted Subsidiary that is assumed by the transferee of any such assets or any such indebtedness of any Restricted Subsidiary of the Company whose stock is purchased by the transferee. Any Net Cash Proceeds (a) in excess of the amount of cash applied by the Company or any Restricted Subsidiary of the Company during the period beginning 12 months prior to the date of the Asset Sale (but not prior to the issue date of the Notes) and ending 12 months after the date of such Asset Sale to purchase any business that is, or any properties and assets used primarily in, the same or a related business as those owned and operated by the Company and its Subsidiaries as of the issue date of the Notes or at the date of such Asset Sale and (b) not applied within 12 months after the date of the Asset Sale to reduce Indebtedness of the Company (other than Indebtedness which is subordinated by its terms to the Notes) or any Restricted Subsidiary shall be deemed to be "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15,000,000, the Company shall make an offer (the "Excess Proceeds Offer") to apply the Excess Proceeds to purchase the Notes. The Excess Proceeds Offer must be in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest, if any, thereon and Liquidated Damages, if any, to the date fixed for the closing of such offer, substantially in accordance with the procedures for a Change of Control Offer described in the Repurchase upon Change of Control covenant. To the extent that the aggregate amount of Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company may use the remaining Excess Proceeds for general corporate purposes and such amounts shall no longer be deemed Excess Proceeds. If the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis, subject to the limitation on the authorized denominations of the Notes.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer.

     Limitation on Transactions with Affiliates. Except as otherwise permitted by the Indenture, neither the Company nor any of its Restricted Subsidiaries shall make any Investment, loan, advance, guaranty or capital contribution to, or for the benefit of, or sell, lease or otherwise transfer or dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries, unless (i) such transaction or series of transactions is in the best interests of the Company or such Restricted Subsidiary based on all relevant facts and circumstances; (ii) such transaction or series of transactions is fair to the Company or such Restricted Subsidiary and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and (iii) (a) with respect to a transaction or series of related transactions involving aggregate payments in excess of $2,500,000, the Board of Directors and a majority of the Disinterested Directors shall approve such transaction or series of transactions by a Board Resolution evidencing their determination that such transaction or series of transactions complies with clauses (i) and (ii) above, and (b) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $10,000,000, the Company receives a written opinion from a nationally recognized investment bank or valuation firm or, with respect to a transaction requiring the valuation of real property, a nationally recognized real estate appraisal firm, that such transaction or series of transactions is fair to the Company from a financial point of view. Certain transactions subject to this covenant, such as the repurchase of Capital Stock from, or an Investment in, an Affiliate of the Company or any of its Restricted Subsidiaries may also be subject to the Limitation on Restricted Payments covenant.

     The foregoing limitation shall not apply to: (i) any payment of money or issuance of securities by the Company or any Restricted Subsidiary of the Company pursuant to employment agreements or arrangements and employee benefit plans, including reimbursement or advancement of out-of-pocket expenses and directors' and officers' liability insurance; (ii) reasonable and customary payments and other benefits (including indemnification) provided to directors for service on the Board of Directors of the Company or any of its Restricted Subsidiaries and reimbursement of expenses related thereto; or (iii) transactions between the Company and any Restricted Subsidiary of the Company, or between one Restricted Subsidiary of the Company and another Restricted Subsidiary of the Company, provided that not more than 20% of such Restricted Subsidiary is owned by any Affiliate of the Company or any of Restricted Subsidiaries (other than the Company or a Wholly-Owned Subsidiary of the Company).

     Limitation on Guaranties by Subsidiaries. The Company shall not permit any Restricted Subsidiary of the Company, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (excluding for this purpose, any Indebtedness deemed to arise from a guarantee by the Company of Indebtedness of any Restricted Subsidiary of the Company) or any Subsidiary Guarantor (other than the Notes), unless (a) such liability is in respect of the Company Credit Facility or the Ply Gem Credit Facility or (b) such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers (i) to the Company and the Trustee a supplemental indenture to the Indenture providing for a Subsidiary Guaranty of the Notes by such Restricted Subsidiary and any other Subsidiary Guarantors having such terms as are set forth in an exhibit to the Indenture and (ii) to the Trustee a Subsidiary Guaranty. Notwithstanding the foregoing, in the event that a Subsidiary Guarantor is released from all obligations which pursuant to the first sentence of this paragraph would obligate it to become a Subsidiary Guarantor (if it was not already a Subsidiary Guarantor), such Subsidiary Guarantor shall be automatically and unconditionally released from all obligations under its Subsidiary Guaranty without any further action required on the part of the Trustee or any Holder. In addition, (i) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture or (ii) upon any sale

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

or disposition (by merger or otherwise) of any Subsidiary Guarantor by the Company or a Restricted Subsidiary of the Company to any Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture, such Subsidiary Guarantor shall be automatically and unconditionally released from all obligations under its Subsidiary Guaranty without any such further action.

     No Lien on the properties or assets of any Restricted Subsidiary of the Company permitted by the Limitation on Liens covenant shall constitute a guaranty of the payment of any Indebtedness of the Company for purposes of this Limitation on Guaranties by Subsidiaries covenant.

     The provisions of this Limitation on Guaranties by Subsidiaries covenant shall cease to have further force and effect (and if there then exists any Subsidiary Guarantor, such Subsidiary Guarantor will be deemed to be released from all obligations under its Subsidiary Guaranty) at such time as the similar covenant in the indentures governing the Company's 9 7/8% Notes, 9 1/4% Notes and 9 1/8% Notes shall cease to have further force and effect (whether by reason of amendment, redemption or repayment of such Indebtedness or otherwise), provided, however, that if the instrument or other agreement governing any Indebtedness incurred to refinance the 9 7/8% Notes, the 9 1/4% Notes or the 9 1/8% Notes includes such a similar covenant, the provisions of this Limitation on Guaranties by Subsidiaries covenant shall continue in full force and effect for so long as such similar covenant remains in force and effect.

     Payments for Consents. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Rule 144A Information Requirement. The Company has agreed that, if it is not subject to and in compliance with the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the Notes constitute "restricted securities" within the meaning of the Securities Act, it will furnish to the holders or beneficial holders of the Notes and prospective purchasers of the Notes designated by holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company either exchanges all of the Notes for the Exchange Notes or has registered under the Securities Act and continues to maintain a registration statement with respect to the resale of all of the Notes pursuant to the Registration Rights Agreement.

     Provision of Reports. The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors or prospective investors who request it in writing.

MERGER, CONSOLIDATION OR TRANSFER OF ASSETS

     The Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, unless: (1) the

Company shall be the continuing Person, or the Person, if other than the Company, formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or of the Company and its Subsidiaries on a consolidated basis, substantially as an entirety, are transferred shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture remains in full force and effect; (2) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; (3) the Person which is formed by or survives such consolidation or merger or to which such assets are transferred (the "surviving entity"), after giving pro forma effect to such transaction, could incur $1.00 of additional Indebtedness under the first paragraph of the Limitation on Additional Indebtedness covenant; (4) immediately after giving effect to such transaction on a pro forma basis the Consolidated Net Worth of the surviving entity shall be equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction; and (5) each Subsidiary Guarantor, if any, unless it is the other party to the applicable transaction described above or its Subsidiary Guaranty, after giving effect to such transaction, is to be released in accordance with the terms hereof and of such Subsidiary Guaranty, shall have confirmed by supplemental indenture that its Subsidiary Guaranty shall apply to the obligations of the Company or the surviving entity under the Indenture.

     In connection with any such consolidation, merger or transfer, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent therein provided for relating to such transactions have been complied with.

     Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, in accordance with the second preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture, and when a successor Person assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes.

     With respect to the transfer of all or substantially all of the assets of the Company or of the assets of the Company and its Subsidiaries on a consolidated basis, there is no precise established definition of the term "substantially all" under applicable law. Accordingly, if the Company were to engage in transactions in which it disposed of less than all of its assets or the Company or a Subsidiary of the Company were to engage in transactions in which less than all of the assets of the Company and its Subsidiaries on a consolidated basis were disposed of, a question could arise as to whether such disposition was of "substantially all" of the assets of the Company or of the Company and its Subsidiaries on a consolidated basis, as the case may be, and, therefore, whether the transaction was subject to the foregoing provisions of the Indenture.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an "Event of Default": (1) the Company defaults in the payment, when due and payable, of (i) interest on or Liquidated Damages, if any, with respect to any Note and the default continues for a period of 30 days, or (ii) principal of or premium, if any, on any Notes when the same becomes due and payable at maturity, by acceleration, on the Redemption Date, on the Change of Control Payment Date, on any payment date respecting an Excess Proceeds Offer or otherwise; (2) the Company fails to comply with any of the provisions set forth under "Merger, Consolidation or Transfer of Assets" above; (3) the Company fails to comply with any of its covenants or agreements in the Notes or the Indenture (other than those referred to in clause (1) or (2) above), or any Subsidiary Guarantor fails to comply with any of its covenants or agreements in the Indenture or its Subsidiary Guaranty, and in either case such failure continues for the period and after receipt by the Company of the notice specified below; (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such indebtedness or guaranty is now existing or hereafter created, if such default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable or if as a result of such default the maturity of such indebtedness has been accelerated prior to its stated maturity and, in either case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for money borrowed which has not been paid when due and payable or the maturity of which has been accelerated as a result of such default, aggregates $15,000,000 or more; (5) the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case or proceeding; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or
(E) admits in writing its inability to pay its debts generally as they become due; (6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (A) is for relief against the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding; (B) appoints a custodian of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) for all or substantially all of its properties; (C) orders the liquidation of the Company or any of its Significant Subsidiaries that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and (D) remains unstayed and in effect for 60 days; (7) final judgments for the payment of money which in the aggregate exceed $15,000,000 shall be rendered against the Company or any of its Restricted Subsidiaries by a court and shall remain unstayed or undischarged for a period of 60 days; or (8) any Subsidiary Guaranty ceases to be in full force and effect or is declared null and void, or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guaranty or gives notice to such effect (in each case other than by reason of the termination of the Indenture or the release of such Subsidiary Guaranty in accordance with the terms of the Indenture and such Subsidiary Guaranty) and such condition shall have continued for the period and after receipt by the Company of the notice specified below.

     A Default under clause (3) or (8) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default within 30 days after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     In the case of any Event of Default (other than as a result of the failure to comply with the Repurchase upon Change of Control covenant) occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay if the Company then had elected to redeem the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law, anything in the Indenture or in the Notes contained to the contrary notwithstanding.

     In the case of an Event of Default as a result of a failure to comply with the Repurchase upon Change of Control covenant occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium which the Company would have to pay pursuant to the Repurchase upon Change of Control covenant, such premium shall also become and be immediately due and payable at such time as the principal and interest on the Notes become due and payable pursuant to the acceleration provisions of the Indenture to the extent permitted by law, anything in the Indenture or in the Notes contained to the contrary notwithstanding.

     If any Event of Default (other than an Event of Default specified in clause
(5) or (6) above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by such Holders), may, and such Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to the Notes to be due and payable immediately. If an Event of Default specified in clause (5) or (6) above occurs, all unpaid principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to the Notes then outstanding shall ipso facto become and be immediately due and payable without declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the Notes then outstanding by written notice to the Trustee may rescind an acceleration and its consequences (except an acceleration due to default in payment of principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to, the Notes) if all existing Events of Default have been cured or waived except non-payment of principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to, the Notes that have become due solely because of the acceleration. Subject to certain restrictions set forth in the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, or interest on, or Liquidated Damages, if any, with respect to any Note or a Default under a provision which requires consent of all Holders to amend. When a Default or Event of Default is waived, it is cured and ceases. A Holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives to the Trustee written notice that an Event of Default is continuing; (ii) the Holders of at least 25% in aggregate principal amount of any Notes outstanding make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable indemnity or security against any loss, liability or expense satisfactory to the Trustee;
(iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity or security; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

DISCHARGE OF THE INDENTURE AND THE NOTES

     If, at any time prior to the Stated Maturity of the Notes or the date of redemption of all outstanding Notes, the Company irrevocably deposits with the Trustee money and/or direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which guarantee or obligation the full faith and credit of the United States is pledged, maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to, the outstanding Notes (other than replaced Notes) to maturity or redemption, as the case may be, in accordance with the terms of the Indenture and the Notes, the Indenture and each Subsidiary Guaranty, if any, shall cease to be of further effect as to all outstanding Notes (except, among other things, as to (i) remaining rights of registration of transfer and substitution and exchange of the Notes, (ii) rights of Holders to receive payment of principal of, premium, if any, and accrued interest on and Liquidated Damages, if any, with respect to the Notes, and (iii) the rights, obligation and immunities of the Trustee); provided, however, that the Company will only be entitled to make such a deposit if the Company has delivered to the Trustee, among other things, (x)(1) a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of this Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, or (2) an opinion of counsel, reasonably satisfactory to the Trustee to the same effect as clause (x)(1) above and (y) a report from a nationally recognized firm of independent public accountants stating that the amount of such deposit is sufficient to pay and discharge the amounts described above with respect to the Notes.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange

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

any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company and the Trustee may amend the Indenture or the Notes, or may waive compliance by the Company or any Subsidiary Guarantor with any provision of the Indenture, the Notes or such Subsidiary Guarantor's Subsidiary Guaranty. However, without the consent of each Holder affected, a waiver or an amendment to the Indenture or the Notes may not: (i) reduce the percentage of principal amount of the Notes whose Holders must consent to an amendment or waiver; (ii) make any change to the Stated Maturity of the principal of, premium, if any, or any interest on or Liquidated Damages, if any, with respect to, the Notes or any Redemption Price thereof, or impair the right to institute suit for the enforcement of any such payment or make any Note payable in money or securities other than that stated in the Note; (iii) waive a default in the payment of the principal of, premium, if any, or interest on, or Liquidated Damages, if any, with respect to, any Note; (iv) make any change in the provisions of the Repurchase upon Change of Control covenant or the Limitation on Use of Proceeds of Asset Sales covenant; (v) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guaranty or the Indenture other than in compliance with the terms of the Indenture and such Subsidiary Guaranty; or (vi) make any change in the amendment provisions of the Indenture.

     Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions described under "Merger, Consolidation or Transfer of Assets"; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes so long as such uncertificated Notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended; (iv) to make any other change that does not adversely affect the rights of any Holder; (v) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or (vi) to add any Subsidiary of the Company as a Subsidiary Guarantor.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Commission for permission to continue or resign.

     The Holders of not less than a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing (and shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person (i) assumed in connection with an acquisition of assets or properties from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person provided such Person was not immediately prior thereto an Unrestricted Subsidiary (in each case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Restricted Subsidiary).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise.

     "Allowable Subsidiary Loans" means Indebtedness of the Company to a Restricted Subsidiary not to exceed the Net Cash Proceeds received by the Company as a result of such Restricted Subsidiary becoming less than a Wholly-Owned Subsidiary through the sale of Equity Interests in compliance with the terms of the Indenture, provided that (i) all such Allowable Subsidiary Loans are contractually subordinated in right of payments to the Notes and (ii) the total amount of all Allowable Subsidiary Loans at any time outstanding does not exceed $35,000,000.

     "Asset Sale" means, with respect to any Person, the sale, lease, conveyance or other transfer or disposition by such Person of any of its assets or properties (including by way of a sale-and-leaseback and including the sale, issuance or other transfer of any of the Capital Stock of any Subsidiary of such Person), in a single transaction or through a series of related transactions, for aggregate consideration received by such Person or a Subsidiary of such Person (but if such Person is the Company or any Restricted Subsidiary, only if such Subsidiary is a Restricted Subsidiary), net of out-of-pocket costs relating thereto (including, without limitation, legal, accounting and investment banking fees and sales commissions), in excess of $5,000,000. For purposes of this definition, consideration shall include, without limitation, any indebtedness for borrowed money of such Person or such Subsidiary that is assumed by the transferee of any assets or any such indebtedness of any Subsidiary of such Person whose stock is purchased by the transferee. Notwithstanding anything to the contrary in the foregoing provisions of this definition, the term "Asset Sale", with respect to any Person, shall not include (i) the sale, lease or other transfer or disposition of assets acquired and held for resale in the ordinary course of business; (ii) the sale, lease or other transfer or disposition of assets in accordance with the provisions described under "Merger, Consolidation or Transfer of Assets"; (iii) the sale, lease or other transfer or disposition of damaged, worn out or obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of such Person or its Subsidiaries; (iv) the abandonment of assets or properties which are no longer useful in the business of such Person or its Subsidiaries and are not readily saleable; (v) the granting of any Lien permitted under the Limitation on Liens covenant (and any foreclosure or other sale under any such Lien, except to the extent there are surplus proceeds from such foreclosure); (vi) any sale, lease, assignment or other disposition by such Person or its Subsidiaries if such Person has outstanding senior debt securities all of which are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade; or
(vii) the sale or other transfer or disposition of receivables in connection with an asset securitization transaction by such Person or its Subsidiaries.

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Broan Limited Credit Facility" means a credit facility between Broan Limited or any of the Canadian Subsidiaries, and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time.

     "Canadian Subsidiary" means any Subsidiary of Broan Limited and any Subsidiary of the Company whose headquarters is located in Canada.

     "Capital Lease Obligations" means, with respect to any Person, all obligations under leases of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP, and for purposes of the Indenture the amount of such obligations at any time shall be the aggregate capitalized amount thereof at such time, as determined in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock (including common or preferred stock), partnership interests or any other participation right or other interest in the nature of an equity interest in such Person.

     "Cash Equivalents" means (i) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) any certificate of deposit, overnight bank deposit or bankers' acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, BBB- or better by S&P or Moody's or the equivalent of such rating by a successor rating agency, (iii) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any Investment therein is made, P-1 or better by Moody's or A-1 or better by S&P, or the equivalent of such rating by a successor rating agency, (iv) Investments in mutual funds, money market funds, investment pools and other savings vehicles, substantially all of the assets of which are invested in Investments described in clause (i), (ii) or (iii) above, and (v) in the case of Broan Limited and the Canadian Subsidiaries, (a) any evidence of Indebtedness, maturing not more than 365 days after the date of acquisition, issued or fully guaranteed or insured by Canada or any instrumentality or agency thereof (provided that the full faith and credit of Canada is pledged in support thereof), (b) any certificate of deposit, overnight bank deposit or bankers' acceptance, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution having unsecured long-term debt (or whose holding company has unsecured long-term debt) rated, at the time as of which any Investment therein is made, A or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency and (c) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of Canada or any province thereof which is rated, at the time as of which any Investment therein is made, R-1 or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency.

     "Commodity Agreement" means any agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the prices of commodities used by the Company or any of its Subsidiaries in the ordinary course of business.

     "Company Credit Facility" means one or more credit facilities (other than the Ply Gem Credit Facility) between the Company or any of its Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time, specifically designated in each such credit facility as a "Company Credit Facility." All Company Credit Facilities are referred to collectively in the Indenture as the "Company Credit Facility."

     "Consolidated Amortization Expense" means, with respect to any Person for any period, the amortization expense of such Person and its Subsidiaries (or if such Person is the Company, the amortization expense of the Company and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP, excluding any amortization expense included in Consolidated Interest Expense.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the sum of, without duplication, (i) Consolidated Net Income of such Person for such period, (ii) Consolidated Interest Expense of such Person for such period,
(iii) Consolidated Income Tax Expense of such Person for such period, (iv) Consolidated Depreciation Expense of such Person for such period, (v) Consolidated Amortization Expense of such Person for such period , and (vi) the amount, not to exceed 10% of Consolidated Cash Flow of such Person for such period (which amount shall be excluded in determining such Consolidated Cash
Flow), by which (A) other non-cash items of expense that reduce Consolidated Net Income of such Person for such period exceed (B) other non-cash items of expense that increase Consolidated Net Income of such Person for such period.

     "Consolidated Cash Flow Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Cash Flow of such Person for such period to Consolidated Interest Expense of such Person for such period; provided, however, that, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated on a pro forma basis after giving effect, as if occurring at the beginning of such period, to (i) the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (ii) the incurrence, during such period or since the last day of such period, of any Indebtedness (other than Indebtedness incurred for working capital purposes), and the retirement of any Indebtedness refinanced with the proceeds of such Indebtedness, (iii) the acquisition by such Person (directly or through a Restricted Subsidiary of such Person if such Person is the Company and directly or through a Subsidiary of such Person if such Person is not the Company) of any company or business during such period or since the last day of such period and (iv) the sale or other disposition of assets or properties outside the ordinary course of business by such Person (directly or through a Restricted Subsidiary of such Person if such Person is the Company and directly or through a Subsidiary of such Person if such Person is not the Company) and the actual application of the proceeds therefrom during such period or since the last day of such period.

     "Consolidated Depreciation Expense" means, with respect to any Person for any period, the depreciation and depletion expense of such Person and its Subsidiaries (or if such Person is the Company, the depreciation and depletion expense of the Company and its Restricted Subsidiaries), determined on a consolidated basis for such period in accordance with GAAP.

     "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes (including franchise, net worth or similar taxes) of such Person and its Subsidiaries (or if such Person is the Company, the provision for such taxes of the Company and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries (or if such Person is the Company, the interest expense of the Company and its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, all original issue discount and other interest portion of any deferred payment Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing less any interest income included in Consolidated Net Income for such period, but excluding any deferred financing fees otherwise includible in Consolidated Interest Expense for such period; (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (or if such Person is the Company, such interest expense paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries) during such period as determined on a consolidated basis in accordance with GAAP; and (iii) all cash dividends or other distributions declared or paid on any Capital Stock (other than common stock or preferred stock that is not Redeemable Stock or, with respect to the Company, Special Common Stock) of such Person and its Subsidiaries (or if such Person is the Company, all such dividends or other distributions declared or paid on any such Capital Stock of the Company and its Restricted Subsidiaries) for such period as determined on a consolidated basis in accordance with GAAP; provided, however, that any Indebtedness bearing a floating rate of interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (or if such Person is the Company, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries) for such period, before discontinued operations, extraordinary items and the cumulative effect of a change in accounting principles, determined on a consolidated basis in accordance with GAAP, provided that there shall also be excluded from Consolidated Net Income (but only to the extent included in calculating such Consolidated Net Income):
(i) any net gains or losses in respect of dispositions of assets other than in the ordinary course of business; (ii) any gains from currency exchange transactions not in the ordinary course of business consistent with past practice; (iii) any gains or losses realized from the termination of any employee pension benefit plan; (iv) any gains or losses realized upon the refinancing of any Indebtedness of such Person or any of its Subsidiaries (or if such Person is the Company, any gains or losses realized upon the refinancing of any Indebtedness of Company and its Restricted Subsidiaries); (v) any gains or losses arising from the destruction of property or assets due to fire or other casualty; (vi) any gains or losses from the revaluation of property or assets;
(vii) the net income (or loss) of any Person that is not a Subsidiary of such first Person (or that is not a Restricted Subsidiary if such first Person is the Company) except to the extent of cash dividends or distributions paid to such first Person by such other Person in such period; (viii) the net income (or loss) of any Subsidiary of such first Person except to the extent of the interest of such Person in such Subsidiary; (ix) the net income of any Subsidiary of such Person (or if such Person is the Company, of any Restricted Subsidiary) that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to such Subsidiary (or such Restricted Subsidiary, if applicable) to the extent of such restriction or limitation in such period; (x) the net income of any Person acquired in a pooling transaction for any period prior to the date of such acquisition; and (xi) the excess of (a) the consolidated compensation expense recorded by the Company in the computation of net earnings of the Company in respect of shares of Capital Stock (other than Redeemable Stock) or other Equity Interests awarded, pursuant to a plan or other arrangement approved by the Board of Directors of the Company (or of a Reporting Subsidiary, if applicable), to or for the benefit of any employee, officer or director of the Company or any of its Subsidiaries or to or by any employee stock ownership plan or similar trust for the benefit of any such employee, officer or director, over (b) the amount of consolidated income tax benefit recorded by the Company in connection with such consolidated compensation expense of the Company.

     "Consolidated Net Worth" means, with respect to any Person at any date of determination, the sum of the Capital Stock, additional paid-in capital and cumulative translation, pension and other adjustment account plus retained earnings (or minus accumulated deficit), excluding amounts attributable to Redeemable Stock, any Capital Stock convertible into Indebtedness, or Treasury Stock, of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the issue date of the Notes or becomes a party or a beneficiary thereafter.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a Board Resolution under the Indenture, a member of such Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Eligible Inventory" means, with respect to any Person, the finished goods, raw materials and work-in-process of such Person less any applicable reserves, each of the foregoing determined on the FIFO method of accounting in accordance with GAAP.

     "Eligible Receivables" means, with respect to any Person, the trade receivables of such Person less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

     "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

     "Exempt Person" means (i) Richard L. Bready, (ii) any Person which is an Affiliate of Richard L. Bready, and (iii) any other Affiliate of such Person so long as such Person is an Affiliate of Richard L. Bready.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries, in existence on the issue date of the Notes, including without limitation all Indebtedness outstanding under the Ply Gem Credit Facility on such date.

     "Existing Investments" means (i) Investments of the Company and its Restricted Subsidiaries, in existence on the issue date of the Notes and (ii) Investments to be made pursuant to commitments authorized by the Board of Directors of the Company prior to the issue date of the Notes in Ecological Engineering Associates, L.P. in an amount not to exceed $3.0 million (including such Investments made prior to the issue date of the Notes).

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any asset or assets of the Company or any of its Subsidiaries shall be determined by the Board of Directors of the Company or, if such subsidiary is a Reporting Subsidiary, of such Reporting Subsidiary, acting in good faith, and evidenced by a Board Resolution of the Company or such Reporting Subsidiary, as the case may be, delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, from time to time; provided, however, that with respect to the obligations of the Company described under "Certain Covenants" and "Merger, Consolidation or Transfer of Assets" and the definitions used therein, GAAP shall be determined on the basis of such principles as in effect on the issue date of the Notes.

     "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, contingent or otherwise, (i) with respect to borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or consisting of reimbursement obligations with respect to letters of credit, or (ii) representing the deferred and unpaid balance of the purchase price of any property excluding any such balance that constitutes a trade payable or an accrued liability, in each case arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, (a) any Capital Lease Obligations, (b) the maximum fixed repurchase price of any Redeemable Stock, (c) indebtedness secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed,
(d) guaranties of items that would be included within this definition to the extent of such guaranties, and (e) net liabilities in respect of Commodity Agreements, Currency Agreements and Interest Rate Agreements. For purposes of the immediately preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any

Person at any date shall be without duplication (y) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (z) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the Fair Market Value at such date of any property or asset subject to a Lien securing the Indebtedness of others or the amount of the Indebtedness secured. The amount of any Indebtedness issued at a discount shall be equal to the gross proceeds of such issuance (and not the face amount of any bond, note, debenture or similar instrument representing such Indebtedness).

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary thereof.

     "Investment" means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (other than extensions of trade credit by such Person on commercially reasonable terms and relating to the sale of property or services in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or (ii) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease intended as security, any option or other agreement to sell or give any security interest and any filing of or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a financing statement covering leased goods under a lease not intended as security).

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "Net Cash Proceeds" means the aggregate Cash Proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses and severance and shutdown costs incurred as a result thereof, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reasonable reserve in accordance with GAAP for adjustments in respect of the sale price of such asset or assets.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Notes" means any of the Company's 8 7/8% Senior Notes due August 1, 2008 issued under the Indenture.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer or chief accounting officer of such Person.

     "Permitted Investments" means any of the following: (i) Cash Equivalents;
(ii) Existing Investments; (iii) Investments by the Company or a Restricted Subsidiary of the Company in any Subsidiary of the Company that is a Restricted Subsidiary or any other Person that concurrently with the making of such Investment becomes a Subsidiary of the Company that is a Restricted Subsidiary;
(iv) guaranties by Restricted Subsidiaries of the Company permitted under the Limitation on Additional Indebtedness covenant and the Limitation on Guaranties by Subsidiaries covenant; (v) Indebtedness of the Company to any Restricted Subsidiary of the Company, provided that such Indebtedness is contractually subordinated in right of payment to the Notes; (vi) Investments by the Company or any of its Restricted Subsidiaries in debt securities or debt instruments having maturities of 10 years or less and (A) issued or fully guaranteed or insured by the United States of America, or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (B) with a rating of BBB- or better by S&P or Baa-3 or better by Moody's or the equivalent of such rating by a successor rating agency; (vii) any Investment by Broan Limited and or any Canadian Subsidiary in debt securities or debt instruments having maturities of 10 years or less and issued or fully guaranteed or insured by Canada or an instrumentality or agency thereof or rated, at the time of such Investment, BBB-or better by Dominion Bond Rating Services or the equivalent of such rating by a successor rating agency, so long as the aggregate amount of all such Investments by Broan Limited and any Canadian Subsidiaries that are Restricted Subsidiaries does not exceed $15,000,000 at any one time outstanding; (viii) loans and advances to officers and directors of the Company or any Restricted Subsidiary of the Company made in the ordinary course of business or pursuant to any employee benefit plan, up to $5,000,000 in the aggregate at any one time outstanding; (ix) loans and advances to vendors, suppliers and contractors of the Company or any Restricted Subsidiary of the Company and made in the ordinary course of business; (x) the receipt by the Company or its Restricted Subsidiaries of consideration other than Cash Proceeds in any Asset Sale made in compliance with the terms of the Indenture; (xi) so long as no Default or Event of Default shall have occurred and be continuing, other Investments made after the issue date of the Notes not exceeding in the aggregate at any time outstanding (A) $40,000,000, if at the time of the making of such Investment the Notes are not rated BB+ or better by S&P or Bal or better by Moody's, or (B) $50,000,000, if at the time of the making of such Investment the Notes are rated BB+ or better by S&P or Bal or better by Moody's; (xii) any Lien permitted under the Limitation on Liens covenant; and (xiii) Investments by Restricted Subsidiaries of the Company not exceeding in the aggregate $10,000,000 at any one time outstanding in Cash Equivalents described in clause (ii) of the definition of such term in the Indenture, provided that for purposes of this clause (xiii) an instrument referred to in such clause (ii) may be issued by any commercial banking institution having capital and surplus of not less than $100,000,000.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings, provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings, provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries, taken as a whole; (vi) Liens securing Purchase Money Obligations permitted to be incurred by the provisions of the Indenture; (vii) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business of the Company or any of its Restricted Subsidiaries, taken as a whole;
(viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or any of its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capital Lease Obligation; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary;
(xii) Liens in favor of the Company or any Subsidiary; (xiii) Liens securing any real property or other assets of the Company or any Restricted Subsidiary of the Company in favor of the United States of America or any State, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or of any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of the Company or such Restricted Subsidiary of the Company; (xiv) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Company Credit Facility, in each case securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements; and (xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Ply Gem Credit Facility" means one or more credit facilities between Ply Gem or any of its Subsidiaries and one or more banks or other institutional lenders, as the same may be amended, extended, amended and restated, supplemented or otherwise modified or replaced from time to time, specifically designated in each such credit facility as a "Ply Gem Credit Facility." All Ply Gem Credit Facilities are referred to collectively in the Indenture as the "Ply Gem Credit Facility."

     "Principal Property" means any manufacturing or processing plant, warehouse or other building used by the Company or any Restricted Subsidiary, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors as reflected in a Board Resolution, is not of material importance as of the date such Board Resolution is adopted to the businesses conducted by the Company and its Subsidiaries, on a consolidated basis, or conducted by any Significant Subsidiary of the Company.

     "Purchase Money Obligations" means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition or construction of any property or business (including Indebtedness incurred within one year following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or assumed by the Company or a Restricted Subsidiary of the Company in connection with the acquisition of assets from such Person; provided, however, that (i) any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed and (ii) at no time shall the aggregate principal amount of outstanding Indebtedness secured thereby be increased.

     "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the Stated Maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable or is redeemable at the sole option of the holder thereof, in whole or in part, prior to the Stated Maturity of the Notes.

     "Restricted Subsidiary" means (i) any Subsidiary of the Company in existence on the date of the Indenture, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted

Subsidiary", (ii) any Subsidiary of the Company (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the date of the Indenture, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted Subsidiary" and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of the Company; provided that, immediately after giving effect to the designation referred to in clause (iii), no Default or Event of Default shall have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph under the Limitation on Additional Indebtedness covenant. The Company shall evidence any such designation to the Trustee by promptly filing with the Trustee an Officers' Certificate certifying that such designation has been made and stating that such designation complies with the requirements of the immediately preceding sentence.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the Commission, as such regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which the principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency).

     "Subsidiary" of any Person means any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or, in the case of a Person which is not a corporation, the members of the appropriate governing board or other group is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

     "Subsidiary Guarantor" means, with respect to any Subsidiary Guaranty, the issuer of such Subsidiary Guaranty, so long as such Subsidiary Guaranty remains outstanding.

     "Subsidiary Guaranty" means any guaranty of the Notes pursuant to a supplemental indenture executed and delivered pursuant to the Limitation on Guaranties by Subsidiaries covenant, including as the context may require either or both of the guaranty of the Notes set forth as an exhibit to the Indenture upon the execution and delivery by a Subsidiary Guarantor of such supplemental indenture and any separate guaranty of the Notes or confirmation of guaranty executed and delivered by such Subsidiary Guarantor pursuant to such supplemental indenture.

     "Trustee" means the party named as the "Trustee" in the first paragraph of the Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "Unrestricted Subsidiary" means, until such time as any of the following shall be designated as a Restricted Subsidiary of the Company by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary," (i) any Subsidiary of the Company or of a Restricted Subsidiary organized or acquired after the date of the Indenture that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, (ii) any Subsidiary of any Unrestricted Subsidiary, and (iii) any Restricted Subsidiary of the Company that is designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, provided that, (a) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) any such designation shall be deemed the making of a Restricted Payment at the time of such designation in an amount equal to the Fair Market Value of the Investment in such Subsidiary and shall be subject to the restrictions contained in the "Limitation on Restricted Payments" covenant, and (c) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated. A Person may be

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

designated as an Unrestricted Subsidiary only if and for so long as such Person
(i) has no Indebtedness other than Non-Recourse Debt; (ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to make any payment to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent any such direct or indirect obligation would then be permitted in accordance with the Limitation on Restricted Payments covenant; and (iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. The Company shall evidence any designation pursuant to clause (i) or (iii) of the first sentence hereof to the Trustee by filing with the Trustee within 45 days of such designation an Officers' Certificate certifying that such designation has been made and that such designation complies with the requirements of the Indenture and all conditions thereto have been satisfied.

     "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person to the extent the entire voting share capital of such Subsidiary (other than directors' qualifying shares) is owned by such Person (either directly or indirectly through Wholly-Owned Subsidiaries).

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depositary and the Trustee (such nominee or the Trustee, in such capacity being referred to herein as the "Global Note Holder").

     Exchange Notes that are issued as described below under "-- Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes with the Global Note Holder, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the

Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that the Global Note Holder as the holder of such Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary or relating to such Notes.

     So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Beneficial owners of Notes evidenced by the Global Note will not be entitled to receive physical delivery of Certified Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments in respect of the principal of, premium, if any, and Liquidated Damages, if any, with respect to, any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any).

     The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons. All such Certificated Securities would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that the Depositary identifies as the beneficial owner of the related Notes.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary in identifying the beneficial owners of the related Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes have been designated as eligible for trading in the PORTAL market and are expected to trade in the Depositary's Next-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on July 31, 1998 (the "Closing Date"). Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to cause to be filed with the Commission the Exchange Offer Registration Statement, of which this Prospectus forms a part, on the appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for Exchange Notes. In the event that (i) the Company is not permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any Holder of Transfer Restricted Securities notifies the Company within 20 business days after the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from the Company or an Affiliate of the Company, or (iii) the Exchange Offer is not for any other reason consummated within 210 days of the Closing Date, the Company will file with the Commission a shelf registration statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with such registration statement (the "Shelf Registration Statement"). The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of the Exchange Notes received in the Exchange Offer by any Participating Broker-Dealer who holds Original Notes (other than Original Notes acquired directly from the Company or one of its affiliates).

     Under existing interpretations by the staff of the Commission, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that broker-dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to the resales of Exchange Notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any Exchange Notes acquired.

     All resales must be made in compliance with applicable state securities or blue sky laws. Such compliance may require that resales be made by or through a licensed broker-dealer. The Company assumes no responsibility with regard to compliance with such requirements.

     Each Holder (other than certain specified holders) who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
(ii) at the time of the commencement of the Exchange Offer, it had no arrangement with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

     The Registration Rights Agreement provides that, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the Commission, (i) the Company will use its best efforts to cause to be filed with the Commission an Exchange Offer Registration Statement on or prior to 90 days after the Closing Date, (ii) the Company will use its best efforts to have such Exchange Offer Registration Statement declared effective under the Securities Act by the Commission on or prior to 165 days after the Closing Date,
(iii) the Company will use its best efforts to cause the Exchange Offer to be consummated on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective under the Securities Act by the Commission and (iv) if obligated to cause to be filed with the Commission the Shelf Registration Statement, the Company will cause to be filed with the Commission a Shelf Registration Statement on or prior to 45 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Closing Date or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any Registration Statement required by the Registration Rights Agreement on or prior to the date specified for such filing, (b) any such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer on or prior to 45 days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will be required to pay Liquidated Damages in an amount equal to $.05 per week per $1,000 principal amount held by such Holder to each Holder affected by such Registration Default on each interest payment date. For any portion of a week that the Registration Default continues such Liquidated Damages shall be calculated on a pro-rata basis. The amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes.

     Except as set forth above, after consummation of the Exchange Offer, Holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See "-- Consequences of Failure to Exchange," and "-- Resales of Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Original Notes which are not exchanged for Exchange Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain restricted securities. Accordingly, such Original Notes may be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that the Company or any affiliate of the Company was the owner of such securities (or any predecessor thereto) (the "Resale Restricted Termination Date") only (a) to the Company (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Notes are eligible for resale pursuant to rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Notes with a purchase price of $100,000 or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to the Company and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Original Notes properly tendered and not withdrawn prior to the applicable Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount at final maturity.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and therefore will generally not bear legends restricting their transfer (except as may be required under state securities laws) pursuant to the Securities Act, and (iii) the Exchange Notes will not provide for the payment of Liquidated Damages (except in certain limited circumstances set forth in the Registration Rights Agreement). The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

     Solely for reasons of administration (and for no other purpose) the Company
has fixed the close of business on             , 1998 as the record date for the
Exchange Offer for the purpose of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered Holder of Original Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the governing indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of the Original Notes entitled to participate in the relevant Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purpose of receiving Exchange Notes.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expenses, to the tendering Holder, thereof, as promptly as practicable after the Expiration Date.

     Holders of Original Notes who tender in the Exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m. New York City time on
[          ], 1998 unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right in its sole discretion (i) to delay acceptance of any Original Notes, (ii) to extend the Exchange Offer, (iii) if the condition set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or
(iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a registered Holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or (in the case of a book-entry transfer) transmit an Agent's Message in lieu of the Letter of Transmittal, to the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the letter of Transmittal, or
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, including an Agent's Message, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal, or Agent's Message in lieu thereof, and all other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to the applicable Expiration Date.

     The term "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering Holder, which acknowledgment states that such Holder has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such Holder. The term "book-entry confirmation" means a timely confirmation of book-entry transfer of Original Notes to the Exchange Agent's account at DTC.

     The tender by a Holder of Original Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EX-

CHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should consider such registered holder promptly and instruct such registered Holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a an Eligible Institution (as defined) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered owner who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If a Letter of Transmittal is signed by a person other than a registered owner of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by properly completed bond powers, signed by such registered owner as such registered owner's name appears on the Original Notes, with signature guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Original Notes or bond power are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Original Notes (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering Original Notes in the Exchange Offer, each registered Holder will represent to the issuer of such Original Notes that, among other things,
(i) the Exchange Notes to be acquired by the Holder and any beneficial owner(s) of such Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the Holder and any Beneficial Owner(s) in the ordinary course of business of the Holder and any Beneficial Owner(s), (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the Holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Notes must comply with the transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "-- Resales of the Exchange Notes", and (y) any Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to an Exchange Offer must deliver a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act, (iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the Holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offer, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, or an Agent's Message in lieu of the Letter of Transmittal must be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Original Notes, the certificate number or numbers of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal (or facsimile thereof), of Agent's Message in lieu thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of the Original Notes delivered electronically) and any other documents required by the applicable Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), or Agent's Message in lieu thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Original Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes pursuant to an Exchange Offer, unless theretofore accepted for exchange as provided in the Exchange Offer, may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein by 5:00 p.m., New York City time, on the business day prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Notes), and (iii) to be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties.

     Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the applicable Expiration Date.

     Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a Holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in commission policy such that in the reasonable opinion of Counsel to the Company there is a substantial question whether the Exchange Offer is permitted by applicable federal law, the Company has agreed to seek a no-action letter or other favorable decision from the Commission allowing the Company to consummate the Exchange Offer.

     If the Exchange Offer is not permitted by applicable federal law, the Company may terminate the Exchange Offer. In connection therewith, the Company may (i) refuse to accept any Original Notes and return any Original Notes that have been tendered by the holders thereof, (ii) extend the Exchange offer and retain all Original Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Notes to withdraw their tendered Original Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as "Exchange Agent" for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

           BY EXPRESS:                             BY MAIL:                               BY HAND:
                                     (insured or registered recommended)

   State Street Bank and Trust           State Street Bank and Trust             State Street Bank and Trust
             Company                               Company                                 Company
   Corporate Trust Department             Corporate Trust Department             Corporate Trust Department
     Two International Place               Two International Place                 Two International Place
        Boston, MA 02210                       Boston, MA 02210                       Boston, MA 02210
       Attn: Lena Altomare                   Attn: Lena Altomare                     Attn: Lena Altomare


                                   FACSIMILE:
                                 (617) 664-5371

                                FOR INFORMATION:
                                 (617) 664-5607

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, will be paid by the Company and are estimated to be approximately $100,000.

     The tendering Holder will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer.

ACCOUNTING TREATMENT

     The terms of the Original Notes are not expected to be materially different from those of the Exchange Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from the Company or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is such an affiliate) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability.

     Each affiliate of the Company must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each Participating Broker-Dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although a Participating Broker-Dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes. The Company has agreed that, for a period of 180 days, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such Participating Broker-Dealer for use in connection with any such resale.

                        DESCRIPTION OF OTHER OBLIGATIONS


PLY GEM CREDIT FACILITY



     In connection with the Ply Gem Acquisition, a syndicate of lenders and Fleet National Bank, as sole administrative and collateral agent for itself and the other lenders, entered into a credit facility (as amended, the "Ply Gem Credit Facility") to refinance a portion of Ply Gem's existing indebtedness. At December 18, 1998, the aggregate amount of the debt outstanding under the Ply Gem Credit Facility was approximately $78.4 million. Ply Gem has made mandatory prepayments in 1998 of approximately $25.5 million with proceeds from asset sales through December 18, 1998.


     The Ply Gem Credit Facility provides Ply Gem with a term loan and letters of credit. Under the Ply Gem Credit Facility, the term loan and the letters of credit were issued contemporaneously with the closing of the acquisition of Ply Gem (the "Ply Gem Credit Facility Closing Date") and will mature on the fifth anniversary of the Ply Gem Credit Facility Closing Date.

     Term loans under the Ply Gem Credit Facility, at the option of Ply Gem, bear interest at a rate equal to: (i) a fluctuating interest rate per annum in effect from time to time, equal to the higher of (A) the prime rate publicly announced by Fleet and (B) 1/2 of one percent per annum above the federal funds rate; or (ii) the London InterBank Offer Rate plus a spread, which spread fluctuates between 30 and 95 basis points based on certain financial ratios of Ply Gem; provided, however, that the applicable interest rate will increase by 200 basis points during the continuance of any monetary default or event of default. Interest on the term loans under the Ply Gem Credit Facility is payable quarterly in arrears. In addition, Ply Gem pays a facility fee on the aggregate principal amount available under the Ply Gem Credit Facility, which fluctuates between 20 and 30 basis points based on certain financial ratios of Ply Gem. The facility fee is payable quarterly in arrears.

     The Ply Gem Credit Facility is secured by a first-priority lien on (i) all shares of capital stock of substantially all of Ply Gem's present operating subsidiaries, (ii) all of the present and future accounts receivable and inventory of Ply Gem and its operating Subsidiaries and (iii) all proceeds and products of the foregoing. In addition, Ply Gem and substantially all of its present operating subsidiaries have guaranteed the Ply Gem Credit Facility.


     After mandatory prepayments through December 18, 1998 the Ply Gem Credit Facility requires Ply Gem to make a principal payment of $78.4 million on August 26, 2002. Ply Gem is also required to make mandatory prepayments of a portion of the net proceeds of asset sales. Ply Gem may prepay borrowings under the Ply Gem Credit Facility, in whole or in part without premium or penalty. Borrowings outstanding under the Ply Gem Credit Facility are due and payable no later than the fifth anniversary of the Ply Gem Credit Facility Closing Date.


     The Ply Gem Credit Facility contains representations and warranties, covenants (including, without limitation, the financial covenants described below) and events of default customary for credit facilities of such type, except that there are no restrictions on the payment of dividends by Ply Gem unless a default exists, or would result from the payment of such dividend, under the Ply Gem Credit Facility.

     The Ply Gem Credit Facility requires Ply Gem at all times to have consolidated net worth of at least $375 million, less up to $25 million in losses on the sale by Ply Gem of certain unprofitable subsidiaries. Under the Ply Gem Credit Facility, Ply Gem also is required to maintain (i) a ratio of consolidated current assets to consolidated current liabilities that equals or exceeds 2.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of at least 3.5 to 1.0 Furthermore, Ply Gem must not permit its consolidated funded debt to consolidated EBITDA for the four most recent consecutive full fiscal quarters to exceed the following amounts: 3.5 to 1.0 until September 30, 1998; 3.0 to 1.0 on December 31, 1998; 2.75 to 1.0 on March 31, 1999; 2.5 to 1.0 on June 30, 1999; and 2.0 to 1.0 on June 30, 2000 and
thereafter.

OTHER OBLIGATIONS

     In February 1994, the Company issued $218,500,000 principal amount of the 9 7/8% Notes. The indenture governing the 9 7/8% Notes (the "9 7/8% Indenture") restricts, among other things, the payment of cash dividends, repurchase of the Company's capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the 9 7/8% Indenture). Upon certain asset sales (as defined in the 9 7/8% Indenture), the Company will be required to offer to purchase, at 100% principal amount plus accrued interest to the date of purchase, the 9 7/8% Notes in a principal amount equal to any net cash proceeds (as defined in the 9 7/8% Indenture) that are not invested in properties and assets used primarily in the same or related business to those owned and operated by the Company at the issue date of the 9 7/8% Notes or at the date of such asset sale and such net cash proceeds were not applied to permanently reduce Senior Indebtedness (as defined in the 9 7/8% Indenture). The 9 7/8% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, at 104.214% on March 1, 1999, declining to 100% on March 1, 2002 and thereafter. The payment of the principal of, premium, if any, and interest on the 9 7/8% Notes is subordinated in right of payment to the prior payment of all Senior Indebtedness (as defined in the 9 7/8% Indenture).

     In March 1997, the Company issued $175,000,000 principal amount of the 9 1/4% Notes. The indenture governing the 9 1/4% Notes (the "9 1/4% Indenture") restricts, among other things, the payment of cash dividends, repurchase of the Company's capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sales of assets (all as defined in the 9 1/4% Indenture). Upon certain asset sales (as defined in the 9 1/4% Indenture), the Company will be required to offer to purchase, at 100% principal amount plus accrued interest to the date of purchase, the 9 1/4% Notes in a principal amount equal to any net cash proceeds (as defined in the 9 1/4% Indenture) that are not invested in properties and assets used primarily in the same or related business to those owned and operated by the Company at the issue date of the 9 1/4% Notes or at the date of such asset sale and such net cash proceeds were not applied to permanently reduce other indebtedness of the Company (other than the indebtedness which is subordinated by its terms to the 9 1/4% Notes). The 9 1/4% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, at 104.625% on March 15, 2002, declining to 100% on March 15, 2005 and thereafter.

     In August 1997, the Company issued $310,000,000 principal amount of the 9 1/8% Notes. The indenture governing the 9 1/8% Notes (the "9 1/8% Indenture") restricts, among other things, the payment of cash dividends, repurchase of the Company's capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sales of assets (all as defined in the 9 1/8% Indenture). Upon certain asset sales (as defined in the 9 1/8% Indenture), the Company will be required to offer to purchase, at 100% principal amount plus accrued interest to the date of purchase, the 9 1/8% Notes in a principal amount equal to any net cash proceeds (as defined in the 9 1/8% Indenture) that are not invested in properties and assets used primarily in the same or related business to those owned and operated by the Company at the issue date of the 9 1/8% Notes or at the date of such asset sale and such net cash proceeds were not applied to permanently reduce other indebtedness of the Company (other than the indebtedness which is subordinated by its terms to the 9 1/8% Notes). The 9 1/8% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, at 104.563% on September 1, 2002, declining to 100% on September 1, 2005 and thereafter.


     As of October 3, 1998, the Company's Canadian subsidiary, Broan Limited, had $5.8 million in secured borrowings (based on exchange rates in effect on October 3, 1998). The line of credit contains a covenant prohibiting net aggregate dividends or other distributions to the Company from Broan Limited in excess of $10.8 million. As of October 3, 1998, $6.5 million in dividends or other distributions could have been made to the Company by Broan Limited under this covenant.


NUTONE


     As of July 31, 1998, NuTone had letters of credit and a Canadian credit line supporting aggregate obligations of approximately $3.2 million. In connection with the Acquisition, Nortek cancelled the Canadian credit line and entered into a $10,000,000 standby and trade letter of credit facility which a portion is being used to back up aggregate obligations of NuTone of approximately $1.8 million at October 3, 1998. The Company is contingently liable for performance under those letters of credit. The standby and trade letter of credit facility is collateralized by marketable securities The letters of credit have an expiration date of the earlier of 180 days after issuance or July 28, 1999 and a fee of 25 basis points per annum is payable on the date of issuance of a standby letter of credit.


     For additional information regarding the obligations described above, see
Note 5 of Notes to Consolidated Financial Statements of the Company included elsewhere herein.


                      MATERIAL FEDERAL TAX CONSIDERATIONS



     The following summarizes the material United States federal income tax consequences of the receipt, ownership and disposition of the Exchange Notes to United States Holders (as defined below) and Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Exchange Notes and is limited to Holders who hold the Exchange Notes as capital assets, within the meaning of Section 1221 of the Code. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income realized with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular Holders in light of their personal circumstances or to certain types of Holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged a risk of ownership of a Note).


     No ruling from the Internal Revenue Service ("IRS") will be requested with respect to any of the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the receipt, ownership, or disposition of the Notes, or that any such position would be sustained. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE HOLDER OF EXCHANGE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR SITUATION, AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW OR INTERPRETATIONS THEREOF) AFFECTING THE RECEIPT, HOLDING AND DISPOSITION OF THE EXCHANGE NOTES.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of Exchange Notes, that is, for United Stated federal income tax purposes, (a) a citizen or resident of the United States, (b) treated as a domestic corporation or domestic partnership, or (c) an estate or trust other than a "foreign estate" or "foreign trust" as defined in section 7701(a)(31) of the Code.

     Exchange of Original Notes for Exchange Notes. The exchange by a United States Holder of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Original Note if the economic terms of the Exchange Note (including the interest rate) are identical to the economic terms of the Original Note. Under recently promulgated Treasury regulations relating to modifications and exchanges of debt instruments (the "Section 1001 Regulations"), even if Liquidated Damages were payable with respect to the Original Notes but not with respect to the Exchange Notes as a result of a Registration Default as described under "The Exchange
Offer -- Registration Rights; Liquidated Damages", the exchange of an Original Note for an Exchange Note would not be treated as a taxable exchange, as such Liquidated Damages payments would occur pursuant to the original terms of the Original Note. Accordingly, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange will not constitute a taxable exchange of the Original Note.

     Interest on Exchange Notes. Interest on the Exchange Notes generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. Since the Original Notes were issued with original issue discount ("OID") that was less than 1/4 of 1 percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity, the Original Notes qualified for the de minimis exception from the imputed OID interest rules and, therefore, so will the Exchange Notes.


     Sale, Exchange, Redemption or Retirement. Upon the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and such Holder's adjusted tax basis in the Exchange Note. A United States Holder's adjusted tax basis in an Exchange Note generally will equal the cost of the Original Note to such Holder. Gain or loss recognized on the disposition of an Exchange Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the Exchange Note has been held for more than one year.



     Backup Withholding. Certain Holders of Exchange Notes may be subject to backup withholding at the rate of 31% with respect to interest and cash received in certain circumstances upon the disposition of such Exchange Notes. Generally, backup withholding will be applied only if the Holder fails to furnish to the Company its taxpayer identification number ("TIN") (social security or employer identification number) in the prescribed manner, the IRS notifies the Company that the TIN furnished by the Holder is incorrect, the Holder fails to certify under the penalty of perjury that such Holder is not subject to backup withholding, or the Holder fails to otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules will be allowed as a credit or refund against a United States Holder's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS. Certain Holders (including, among others, corporations) are not subject to the backup withholding requirements.


UNITED STATES FEDERAL TAXATION OF FOREIGN HOLDERS


     This section discusses special rules applicable to a Holder of Exchange Notes that is a Foreign Holder. For purposes of this discussion, a "Foreign Holder" means a Holder that is not a United States Holder.



     Interest on Exchange Notes. In general, interest received by any Foreign Holder will not be subject to United States federal withholding tax, provided that (a) (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Holder is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) the Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (iv) either (x) the beneficial owner of the Note provides the Company or its agent a properly executed certification on IRS Form W-8 (or a suitable substitute or successor form) signed under the penalties of perjury providing the beneficial owner's name and address and certifying that it is not a United States Holder or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Exchange Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute or successor form) has been received by it from the beneficial owner of the Exchange Note or a qualifying intermediary and furnishes the payor a copy thereof or (b) the foreign Holder is entitled to the benefits of an income tax treaty under which the interest on the Exchange Notes is exempt from United States withholding tax and the Foreign Holder or such Holder's agent provides a properly executed IRS Form 1001 or successor form in the name of the beneficial owner claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty if a properly executed Form 1001 is provided).


     Gain on Disposition of Exchange Notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax with respect to gain recognized on a disposition of the Exchange Notes, unless (i) in the case of a Foreign Holder that is an individual, such Foreign Holder is present in the United

States for 183 or more days in the taxable year of the disposition and certain other requirements are met, or (ii) the Foreign Holder is an individual who is a former citizen of the United States who lost such citizenship within the preceding ten-year period (or former long-term permanent resident of the United States who relinquished residency on or after February 6, 1995) whose loss of citizenship or permanent residency had as one of its principal purposes the avoidance of United States tax. If a Foreign Holder falls under (i) above, the Holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances. If a Foreign Holder falls within clause (ii) above, the Holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to U.S. citizens and may be subject to withholding under certain circumstances.



     Information Reporting and Backup Withholding. Under current Treasury regulations, backup withholding and information reporting on Form 1099 do not apply to payments made by the Company or a paying agent to Foreign Holders if the certification described in part (iv) of the first sentence under "Interest on Exchange Notes" is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of an Exchange Note outside the United States by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of an Exchange Note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to payments by a foreign office of a broker or custodian that is (a) a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker or custodian has documentary evidence in its records that the Holder is a Foreign Holder and certain other conditions are met (including that the broker has no actual knowledge that the holder is a United States Holder), or the Holder otherwise establishes an exemption. Payment by a United States office of a broker, nominee agent or custodian is subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies under penalties of perjury that it is a Foreign Holder, or otherwise establishes an exemption. A Foreign Holder may obtain a refund of, or a credit against such Holder's U.S. federal income tax liability for any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.



     Prospective Final Regulations. On October 6, 1997 the Internal Revenue Service released regulations that revise the procedures for withholding tax on interest and the associated backup withholding and information reporting rules described above for payments of interest and gross proceeds made after December 31, 1999. The regulations modify the requirements imposed on a Foreign Holder or certain intermediaries for establishing the recipient's status as a Foreign Holder eligible for exemption from withholding tax and backup withholding. In particular, the final regulations impose more stringent conditions on the ability of financial intermediaries acting for a Foreign Holder to provide certifications on behalf of the Foreign Holder, which may include entering into an agreement with the Internal Revenue Service to audit certain documentation with respect to such certifications. Foreign Holders should consult their tax advisors to determine the effects of the application on these regulations to their particular circumstances.


                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resales.

     The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS


     The legality of the Exchange Notes being offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts and Paul, Hastings, Janofsky & Walker LLP, New York, New York.


                                    EXPERTS

     The audited consolidated financial statements and schedules of Nortek, Inc. and subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 set forth or incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements and schedule of Ply Gem as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto.

     The audited consolidated financial statements of NuTone Inc. and its subsidiary as of December 31, 1997 and for the year then ended set forth in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE NO.
NORTEK, INC. AND SUBSIDIARIES                                 --------
Report of Independent Public Accountants....................     F-2

Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 1997, and the nine
  months ended September 27, 1997 (unaudited) and October 3,
  1998 (unaudited)..........................................     F-3

Consolidated Balance Sheet as of December 31, 1996 and 1997,
  and October 3, 1998
  (unaudited)...............................................     F-4

Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 1997, and the nine
  months ended September 27, 1997 (unaudited) and October 3,
  1998 (unaudited)..........................................     F-6

Consolidated Statement of Stockholders' Investment for each
  of the three years in the period ended December 31, 1997,
  and the nine months ended October 3, 1998 (unaudited).....     F-7

Notes to Consolidated Financial Statements..................     F-8



NUTONE INC. AND SUBSIDIARY

Report of Independent Public Accountants....................    F-30

Consolidated Balance Sheet as of December 31, 1997 and July
  4, 1998 (unaudited).......................................    F-31

Consolidated Statement of Operations for the year ended
  December 31, 1997 and the six months ended June 28, 1997
  and July 4, 1998..........................................    F-32

Consolidated Statement of Shareholder's Net Investment for
  the year ended December 31, 1997 and the six months ended
  June 28, 1997 and July 4, 1998............................    F-33

Consolidated Statement of Cash Flows for the year ended
  December 31, 1997 and the six months ended June 28, 1997
  and July 4, 1998..........................................    F-34

Notes to Consolidated Financial Statements..................    F-35

                         NORTEK, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nortek, Inc.:

     We have audited the accompanying consolidated balance sheets of Nortek, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nortek, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts,
March 9, 1998

                         NORTEK, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                              NINE MONTHS ENDED
                                     FOR THE YEARS ENDED DECEMBER 31,     --------------------------
                                    ----------------------------------    SEPTEMBER 27,   OCTOBER 3,
                                      1995        1996         1997           1997           1998
                                      ----        ----         ----       -------------   ----------
                                                                                 (UNAUDITED)
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales.........................  $656,800    $841,557    $1,134,129      $718,413      $1,300,308
Costs and Expenses:
Cost of products sold.............   469,828     597,394       826,453       515,787         960,168
Amortization of acquired
  goodwill........................     2,458       2,904         5,319         2,861           8,784
Selling, general and
  administrative
  expense.........................   141,541     180,308       219,376       144,159         234,222
                                    --------    --------    ----------      --------      ----------
                                     613,827     780,606     1,051,148       662,807       1,203,174
                                    --------    --------    ----------      --------      ----------
Operating earnings................    42,973      60,951        82,981        55,606          97,134
Interest expense..................   (22,993)    (28,400)      (50,210)      (31,089)        (62,126)
Investment income.................     8,120       6,049         9,929         7,683           7,492
                                    --------    --------    ----------      --------      ----------
Earnings from continuing
  operations before provision for
  income taxes....................    28,100      38,600        42,700        32,200          42,500
Provision for income taxes........    10,600      14,900        16,300        11,400          19,400
                                    --------    --------    ----------      --------      ----------
Earnings from continuing
  operations before extraordinary
  loss............................    17,500      23,700        26,400        20,800          23,100
Earnings (loss) from discontinued
  operations......................    (2,500)     (1,700)       (5,200)       (2,700)            600
Extraordinary loss from debt
  retirement......................        --          --            --            --            (100)
                                    --------    --------    ----------      --------      ----------
Net Earnings......................  $ 15,000    $ 22,000    $   21,200      $ 18,100      $   23,600
                                    ========    ========    ==========      ========      ==========
EARNINGS PER SHARE:
Earnings from continuing
  operations before extraordinary
  loss:
     Basic........................  $   1.41    $   2.26    $     2.75      $   2.16      $     2.17
     Diluted......................  $   1.39    $   2.23    $     2.68      $   2.11      $     2.13
Earnings (loss) from discontinued
  operations:
     Basic........................  $   (.20)   $   (.16)   $     (.54)     $   (.29)     $      .05
     Diluted......................  $   (.20)   $   (.16)   $     (.53)     $   (.28)     $      .05
Extraordinary loss from debt
  retirement:
     Basic........................  $     --    $     --    $       --      $     --      $     (.01)
     Diluted......................  $     --    $     --    $       --      $     --      $     (.01)
NET EARNINGS:
     Basic........................  $   1.21    $   2.10    $     2.21      $   1.87      $     2.21
                                    ========    ========    ==========      ========      ==========
     Diluted......................  $   1.19    $   2.07    $     2.15      $   1.83      $     2.17
                                    ========    ========    ==========      ========      ==========
Weighted Average Number of Shares:
     Basic........................    12,445      10,485         9,605         9,632          10,660
                                    ========    ========    ==========      ========      ==========
     Diluted......................    12,569      10,641         9,855         9,878          10,858
                                    ========    ========    ==========      ========      ==========


   The accompanying notes are an integral part of these financial statements

                         NORTEK, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                               DECEMBER 31,
                                                          ----------------------    OCTOBER 3,
                                                            1996         1997          1998
                                                            ----         ----       ----------
                                                                                    (UNAUDITED)
                                                                 (AMOUNTS IN THOUSANDS)
                         ASSETS
CURRENT ASSETS:
Unrestricted
     Cash and cash equivalents..........................  $ 41,042    $  125,842    $   99,201
     Marketable securities available for sale...........    51,051        35,988       102,197
Restricted
     Investments and marketable securities at cost,
       which approximates market........................     5,681         6,348         6,403
Accounts receivable, less allowances of $3,656, $11,047
  and $13,512...........................................   108,202       180,414       237,628
Inventories
     Raw materials......................................    35,160        72,693        66,267
     Work in process....................................    11,688        18,399        19,545
     Finished goods.....................................    43,141        85,161       100,205
                                                          --------    ----------    ----------
                                                            89,989       176,253       186,017
                                                          --------    ----------    ----------
Prepaid expenses........................................     4,736         8,391        10,863
Other current assets....................................     9,209        12,627        14,352
Net assets of a discontinued operations.................    24,789        22,386            --
Prepaid income taxes....................................    20,000        46,800        42,847
                                                          --------    ----------    ----------
          Total current assets..........................   354,699       615,049       699,508
                                                          --------    ----------    ----------
PROPERTY AND EQUIPMENT, AT COST:
Land....................................................     6,461        12,081        12,420
Buildings and improvements..............................    62,756        96,606        96,221
Machinery and equipment.................................   152,454       250,677       271,342
                                                          --------    ----------    ----------
                                                           221,671       359,364       379,983
Less accumulated depreciation...........................   100,124       116,841       123,476
                                                          --------    ----------    ----------
          Total property and equipment, net.............   121,547       242,523       256,507
                                                          --------    ----------    ----------
OTHER ASSETS:
Goodwill, less accumulated amortization of $26,615,
  $31,773 and $40,130...................................    90,679       378,232       607,564
Intangible assets.......................................     4,263         8,752         8,124
Notes receivable and other investments..................     1,379         9,339         9,350
Deferred income taxes...................................        --        10,022        25,041
Deferred debt expense...................................     6,647        21,066        25,436
Other...................................................    11,019        19,563        20,893
                                                          --------    ----------    ----------
                                                           113,987       446,974       696,408
                                                          --------    ----------    ----------
                                                          $590,233    $1,304,546    $1,652,423
                                                          ========    ==========    ==========


   The accompanying notes are an integral part of these financial statements

                         NORTEK, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                                 DECEMBER 31,        OCTOBER 3,
                                                            ----------------------   -----------
                                                              1996         1997         1998
                                                              ----         ----         ----
                                                                                     (UNAUDITED)
                                                                   (AMOUNTS IN THOUSANDS)
         LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Notes payable and other short-term obligations............  $ 25,334    $   11,770   $   10,365
Current maturities of long-term debt......................    11,152         5,969        5,862
Accounts payable..........................................    66,828        91,488      128,562
Accrued expenses and taxes, net...........................    88,252       164,001      172,397
                                                            --------    ----------   ----------
          Total current liabilities.......................   191,566       273,228      317,186
                                                            --------    ----------   ----------
OTHER LIABILITIES:
Deferred income taxes.....................................    17,637            --           --
Other.....................................................    18,466        67,390      112,398
                                                            --------    ----------   ----------
                                                              36,103        67,390      112,398
                                                            --------    ----------   ----------
Notes, Mortgage Notes and Obligations Payable, Less
  Current Maturities......................................   243,769       835,840    1,010,657
                                                            --------    ----------   ----------
Commitments and Contingencies (Note 8)
STOCKHOLDERS' INVESTMENT:
Preference stock, $1 par value; authorized 7,000,000
  shares, none issued.....................................        --            --           --
Common stock, $1 par value; authorized 40,000,000 shares;
  15,965,585, 16,050,794 and 18,417,000 shares issued.....    15,966        16,051       18,417
Special common stock, $1 par value; authorized 5,000,000
  shares; 784,169, 767,287 and 857,447 shares issued......       784           767          857
Additional paid-in capital................................   135,028       135,345      200,829
Retained earnings.........................................    37,766        58,966       82,566
Cumulative translation, pension and other adjustments.....    (3,212)       (5,327)      (6,013)
Less -- treasury common stock at cost, 6,599,645,
  7,032,497 and 7,252,835 shares..........................   (65,805)      (75,779)     (82,516)
     -- treasury special common stock at cost, 276,910,
       285,304 and 286,009 shares.........................    (1,732)       (1,935)      (1,958)
                                                            --------    ----------   ----------
          Total stockholders' investment..................   118,795       128,088      212,182
                                                            --------    ----------   ----------
                                                            $590,233    $1,304,546   $1,652,423
                                                            ========    ==========   ==========


   The accompanying notes are an integral part of these financial statements

                         NORTEK, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                 FOR THE YEARS ENDED DECEMBER         NINE MONTHS ENDED
                                                             31,                  --------------------------
                                               --------------------------------   SEPTEMBER 27,   OCTOBER 3,
                                                 1995        1996       1997          1997           1998
                                                 ----        ----       ----      -------------   ----------
                                                                                         (UNAUDITED)
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Earnings from continuing operations..........  $  17,500   $ 23,700   $  26,400     $  20,800     $  23,100
Earnings (loss) from discontinued
  operations.................................     (2,500)    (1,700)     (5,200)       (2,700)          600
Extraordinary loss from debt retirement......         --         --          --            --          (100)
                                               ---------   --------   ---------     ---------     ---------
Net earnings.................................     15,000     22,000      21,200        18,100        23,600
                                               ---------   --------   ---------     ---------     ---------
ADJUSTMENTS TO RECONCILE NET EARNINGS TO
  CASH:
Depreciation and amortization................     15,155     19,831      26,696        17,497        31,043
Non-cash interest expense....................      1,070      1,164       1,711         1,046         2,497
Loss on sale of a discontinued operation
  before income taxes........................         --         --          --            --         2,500
Loss on debt retirement before income
  taxes......................................         --         --          --            --           150
Net gain on investments and marketable
  securities.................................     (2,000)      (750)       (200)           --            --
Deferred federal income tax provision
  (benefit)..................................      1,200     (3,000)      4,000        (3,100)        7,300
Deferred federal income tax (benefit)
  provision on discontinued operations.......        100      1,200      (1,000)           --        (2,300)
CHANGES IN CERTAIN ASSETS AND LIABILITIES,
  NET OF EFFECTS FROM ACQUISITIONS AND
  DISPOSITIONS:
    Accounts receivable, net.................      2,302     (3,729)     10,259       (13,440)      (36,315)
    Prepaids and other current assets........       (781)     3,280       5,699         3,547        (4,492)
    Inventories..............................      5,405     11,828       6,524         1,658       (12,269)
    Net assets of discontinued operations....      1,666        817       4,934        (4,663)       (6,659)
    Accounts payable.........................     (5,299)     1,699     (16,359)       (2,363)       24,346
    Accrued expenses and taxes...............     (2,698)    (7,550)     25,968        20,695        (9,536)
    Long-term assets, liabilities and other,
      net....................................      2,219        583      (4,317)       (3,825)       (3,150)
                                               ---------   --------   ---------     ---------     ---------
         Total adjustments to net earnings...     18,339     25,373      63,915        17,052        (6,885)
                                               ---------   --------   ---------     ---------     ---------
         Net cash provided by operating
           activities........................     33,339     47,373      85,115        35,152        16,715
                                               ---------   --------   ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.........................    (14,859)   (19,267)    (22,464)      (12,989)      (24,185)
Net cash paid for businesses acquired........    (27,543)        --    (407,419)     (386,952)     (242,500)
Purchase of investments and marketable
  securities.................................   (104,762)   (66,901)   (283,918)     (238,199)     (100,512)
Proceeds from the sale of investments and
  marketable securities......................    112,173     82,435     298,158       183,329        36,123
Proceeds from businesses sold, net...........         --         --          --            --        68,947
Other, net...................................       (108)    (1,477)     (7,738)       (3,943)       (7,088)
                                               ---------   --------   ---------     ---------     ---------
      Net cash used in investing
         activities..........................    (35,099)    (5,210)   (423,381)     (458,754)     (269,215)
                                               ---------   --------   ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of notes, net...........................         --         --     466,214       467,663       203,492
Purchase of notes............................         --         --          --            --       (10,511)
Increase in borrowings.......................     10,763      9,609         612            --            --
Payment of borrowings........................     (1,142)   (13,598)    (33,966)      (27,599)      (26,141)
Net proceeds from the sale of Nortek Common
  Stock......................................         --         --          --            --        64,300
Purchase of Nortek Common and Special Common
  Stock......................................     (4,664)   (34,822)    (10,177)       (8,824)       (6,760)
Other, net...................................       (822)       479         383           395         1,479
                                               ---------   --------   ---------     ---------     ---------
      Net cash provided by (used in)
         financing activities................      4,135    (38,332)    423,066       431,635       225,859
                                               ---------   --------   ---------     ---------     ---------
Net increase (decrease) in unrestricted cash
  and cash equivalents.......................      2,375      3,831      84,800         8,033       (26,641)
Unrestricted cash and cash equivalents at the
  beginning of the period....................     34,836     37,211      41,042        41,042       125,842
                                               ---------   --------   ---------     ---------     ---------
Unrestricted cash and cash equivalents at the
  end of the period..........................  $  37,211   $ 41,042   $ 125,842     $  49,075     $  99,201
                                               =========   ========   =========     =========     =========


   The accompanying notes are an integral part of these financial statements

                         NORTEK, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' INVESTMENT


                                                          FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                                           AND THE NINE MONTHS ENDED OCTOBER 3, 1998
                                     --------------------------------------------------------------------------------------
                                                                                             ACCUMULATED
                                               SPECIAL   ADDITIONAL                             OTHER
                                     COMMON    COMMON     PAID-IN     RETAINED   TREASURY   COMPREHENSIVE    COMPREHENSIVE
                                      STOCK     STOCK     CAPITAL     EARNINGS    STOCK         INCOME           INCOME
                                     ------    -------   ----------   --------   --------   -------------    -------------
                                                                     (AMOUNTS IN THOUSANDS)
BALANCE, DECEMBER 31, 1995.........  $15,883    $774      $134,690    $15,766    $(33,080)     $(2,742)         $    --
27,697 shares of special common
  stock converted into 27,697
  shares of common stock...........       28     (28)           --         --          --           --               --
54,461 shares of common stock and
  37,500 shares of common stock
  issued upon exercise of stock
  options..........................       55      38           338         --          --           --               --
2,293,065 shares of treasury stock
  acquired.........................       --      --            --         --     (34,457)          --               --
Translation adjustment.............       --      --            --         --          --          138              138
Pension adjustment.................       --      --            --         --          --         (127)            (127)
Unrealized decline in marketable
  securities.......................       --      --            --         --          --         (481)            (481)
Net earnings.......................       --      --            --     22,000          --           --           22,000
                                     -------    ----      --------    -------    --------      -------          -------
Comprehensive income...............                                                                             $21,530
                                                                                                                =======

BALANCE, DECEMBER 31, 1996.........  $15,966    $784      $135,028    $37,766    $(67,537)     $(3,212)         $    --
22,690 shares of special common
  stock converted into 22,690
  shares of common stock...........       23     (23)           --         --          --           --               --
62,519 shares of common stock and
  5,808 shares of special common
  stock issued upon exercise of
  stock options....................       62       6           317         --          --           --               --
441,246 shares of treasury stock
  acquired.........................       --      --            --         --     (10,177)          --               --
Translation adjustment.............       --      --            --         --          --       (3,815)          (3,815)
Pension adjustment.................       --      --            --         --          --          919              919
Unrealized appreciation in the
  value of marketable securities...       --      --            --         --          --          781              781
Net earnings.......................       --      --            --     21,200          --           --           21,200
                                     -------    ----      --------    -------    --------      -------          -------
Comprehensive income...............                                                                             $19,085
                                                                                                                =======

BALANCE, DECEMBER 31, 1997.........  $16,051    $767      $135,345    $58,966    $(77,714)     $(5,327)         $    --
Sale of 2,182,500 shares of common
  stock............................    2,182      --        62,207         --          --           --               --
10,831 shares of special common
  stock converted into 10,831
  shares of common stock...........       11     (11)           --         --          --           --               --
172,875 shares of common stock and
  100,991 shares of special common
  stock issued upon exercise of
  stock options....................      173     101         3,277         --          --           --               --
221,043 shares of treasury stock
  acquired.........................       --      --            --         --      (6,760)          --               --
Translation adjustment.............       --      --            --         --          --       (1,181)          (1,181)
Minimum pension liability, net of
  $65 tax benefit..................       --      --            --         --          --         (100)            (100)
Unrealized increase in the value of
  marketable securities............       --      --            --         --          --          595              595
Net earnings.......................       --      --            --     23,600          --           --           23,600
                                     -------    ----      --------    -------    --------      -------          -------
Comprehensive income...............                                                                             $22,914
                                                                                                                =======

BALANCE, OCTOBER 3, 1998
  (UNAUDITED)......................  $18,417    $857      $200,829    $82,566    $(84,474)     $(6,013)
                                     =======    ====      ========    =======    ========      =======


   The accompanying notes are an integral part of these financial statements

                         NORTEK, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company is a diversified manufacturer of residential and commercial building products, operating within four principal product groups: the Residential Building Products Group; the Air Conditioning and Heating Products Group; the Windows, Doors and Siding Group and the Specialty Products and Distribution Group. Through these product groups, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself and professional remodeling and renovation markets.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Nortek, Inc. and all of its significant wholly-owned subsidiaries (the "Company" or "Nortek") after elimination of intercompany accounts and transactions. Certain amounts in the prior years' financial statements have been reclassified to conform to the presentation at December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Actual results could vary from the amounts derived from such estimates and assumptions.

CASH, INVESTMENTS AND MARKETABLE SECURITIES

     Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

     The Company has classified as restricted (in current assets in the accompanying consolidated balance sheet) certain investments and marketable securities that are not fully available for use in its operations. At December 31, 1997, approximately $6,348,000 of cash, investments and marketable securities has been pledged as collateral for insurance and other requirements.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents --

     The carrying amount approximates fair value because of the short maturity of those instruments.

  Marketable Securities --

     The fair value of marketable securities is based on quoted market prices. At December 31, 1997, the fair value of marketable securities approximated the amount on the Company's consolidated balance sheet.

  Long-Term Debt --

     At December 31, 1997, the fair value of long-term indebtedness was approximately $14,000,000 higher than the amount, before original issue discount, on the Company's consolidated balance sheet. (See Note 5.)

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INVENTORIES

     Inventories in the accompanying consolidated balance sheet are valued at the lower of cost or market. At December 31, 1996 and 1997, approximately $53,933,000 and $53,817,000 of total inventories, respectively, were valued on the last-in, first-out method (LIFO). Under the first-in, first-out method
(FIFO) of accounting, such inventories would have been approximately $6,015,000 and $5,041,000 greater at December 31, 1996 and 1997, respectively. All other inventories were valued under the FIFO method.

SALES RECOGNITION

     The Company recognizes sales upon the shipment of its products net of applicable provisions for discounts and allowances. The Company also provides for its estimate of warranty and bad debts at the time of sale as selling, general and administrative expense.

FOREIGN CURRENCY TRANSLATION

     The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at year-end. Net sales and expenses are translated using average exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to cumulative translation adjustment included in stockholders' investment in the accompanying consolidated balance sheet. Transaction gains or losses are recorded in selling, general and administrative expense and have not been material.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization of property and equipment are provided on a straight-line basis over the estimated useful lives, which are generally as follows:

Buildings and improvements...............................      10-35 years
Machinery and equipment, including leases................       3-15 years
Leasehold improvements...................................    term of lease

     Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and accumulated depreciation are eliminated and the resulting gain or loss is recognized.

GOODWILL


     The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized on a straight-line method over 40 years. Amortization charged to operations amounted to $2,458,000, $2,904,000 and $5,319,000 for 1995, 1996 and 1997, respectively. At each balance sheet date, the Company evaluates the realizability of goodwill based on expectations of non-discounted future cash flows for each subsidiary having a material goodwill balance. If the sum of the expected non-discounted future cash flows is less than the carrying amount of goodwill, the Company would recognize an impairment loss. Based on its most recent analysis, the Company believes that no material impairment of goodwill exists at December 31, 1997.


EARNINGS PER SHARE

     In 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. This statement, which was issued by the FASB in February 1997, establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS. It requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

capital structures and requires a reconciliation of the numerators and denominators of the basic and diluted EPS computations. This statement also requires a restatement of all prior-period EPS data presented.

     Basic earnings per share amounts have been computed using the weighted average number of common and common equivalent shares outstanding during each year. Special Common Stock is treated as the equivalent of Common Stock in determining earnings per share results. Diluted earnings per share amounts have been computed using the weighted average number of common and common equivalent shares and the dilutive potential common shares outstanding during each year.

     A reconciliation between basic and diluted earnings per share is as follows:


                                                                                 NINE MONTHS ENDED
                                        FOR THE YEARS ENDED DECEMBER 31,    ---------------------------
                                        --------------------------------    SEPTEMBER 27,    OCTOBER 3,
                                          1995        1996        1997          1997            1998
                                        --------    --------    --------    -------------    ----------
                                                                                    (UNAUDITED)
                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Earnings from continuing operations...  $17,500     $23,700     $26,400        $20,800        $23,100
Basic EPS:
     Basic common shares..............   12,445      10,485       9,605          9,632         10,660
                                        =======     =======     =======        =======        =======
     Basic EPS........................  $  1.41     $  2.26     $  2.75        $  2.16        $  2.17
                                        =======     =======     =======        =======        =======
Diluted EPS:
     Basic common shares..............   12,445      10,485       9,605          9,632         10,660
     Plus: Impact of stock options
       (Note 6).......................      124         156         250            246            198
                                        -------     -------     -------        -------        -------
     Diluted common shares............   12,569      10,641       9,855          9,878         10,858
                                        =======     =======     =======        =======        =======
     Diluted EPS......................  $  1.39     $  2.23     $  2.68        $  2.11        $  2.13
                                        =======     =======     =======        =======        =======


COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income which will be effective for the Company's financial statements issued for the fiscal year ending December 31, 1998. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net earnings and all other changes that are currently reflected in Stockholders' Investment. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

SEGMENT INFORMATION

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which will be effective for the Company's financial statements for the fiscal year ending December 31, 1998. This statement establishes standards for reporting information about segments in annual and interim financial statements. This statement introduces a new model for segment reporting, called the "management approach." The management approach is based on the way the chief operating decision-maker organizes segments within a Company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure and management structure.

2.  ACQUISITIONS AND BUSINESSES SOLD

     Acquisitions are accounted for as purchases and, accordingly, have been included in the Company's consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     On August 26, 1997, a wholly owned subsidiary of the Company completed the acquisition of Ply Gem Industries, Inc. ("Ply Gem") in a tender offer for a cash price of $19.50 per outstanding share of common stock. The aggregate purchase price of approximately $407.4 million consisted of $322.7 million of cash paid to purchase the common stock and to settle stock options of Ply Gem, $50.5 million of cash paid to refinance existing indebtedness of Ply Gem (including the repurchase of $45 million of accounts receivable under Ply Gem's securitization program), $23.5 million of cash paid to certain officers of Ply Gem in connection with termination agreements and $10.7 of cash paid for expenses of the acquisition. Prior to accepting for payment the tendered shares of Ply Gem on August 26, 1997, the Company sold $310,000,000 principal amount of 9 1/8% Senior Notes due September, 2007 (the "9 1/8% Notes") at a slight discount (see Note 5). The Company used a portion of these net proceeds, together with available cash, to purchase the shares of Ply Gem, fund an approximate $45,000,000 payment to terminate Ply Gem's existing accounts receivable securitization program and pay certain fees and expenses. The Company has accounted for Ply Gem's subsidiary, Studley Products, Inc. (Studley) as an operation held for sale since the date of the Ply Gem acquisition. Studley's loss from continuing operations before income taxes excluded from the Company's consolidated results of operations from the acquisition date to December 31, 1997 was approximately $2,900,000.



     Since the acquisition date, the Company has realized, and expects to continue to realize, cost savings as a result of the acquisition. These savings result from several actions, including: (i) the elimination of expenses associated with Ply Gem's New York headquarters; (ii) the consolidation into Nortek of certain of Ply Gem's corporate functions such as accounting, legal and risk management; and (iii) the identification and rationalization of under-performing product lines. Pro Forma earnings (see below) have been adjusted for the pro forma effect of those estimated cost reductions directly attributable to the acquisition. These expected pre-tax savings total approximately $4,000,000 for the period from January 1, 1997 to the date of acquisition for the year ended December 31, 1997 and approximately $7,800,000 for the year ended December 31, 1996. Pro Forma earnings (see below) do not include additional estimated cost savings and operating efficiencies which management expects will result from the acquisition. These additional estimated pre-tax cost savings total approximately $14,100,000 and approximately $13,500,000 for the periods January 1, 1997 to the date of acquisition for the year ended December 31, 1997 and the year ended December 31, 1996, respectively. The actual cost savings achieved since the acquisition of Ply Gem are reflected in the Company's historical consolidated operating results for the period from the acquisition date to December 31, 1997. Pro forma earnings also include approximately $13,300,000 of net after-tax charges (approximately $22,200,000 before income taxes), recorded by Ply Gem during the period from January 1, 1997 through August 25, 1997, to provide certain valuation reserves related primarily to inventory, warranty, accounts receivable, insurance and product liability.



     The following presents the approximate unaudited Pro Forma net sales, operating earnings, earnings from continuing operations and diluted earnings per share of the Company for all periods presented and gives pro forma effect to the acquisition of Ply Gem, the sale of $310,000,000 principal amount of 9 1/8% Notes, the extension of credit under the Ply Gem credit facility to refinance certain existing indebtedness and the termination of Ply Gem's accounts receivable securitization program, the sale of $175,000,000 principal amount of 9 1/4% Notes, the refinancing of certain subsidiary indebtedness, and reflects the estimated cost reductions directly attributable to the acquisition as described above as if such transactions and adjustments had occurred on January 1, 1996 to the date of acquisition. The Pro Forma results below include the actual results of Ply Gem since August 26, 1997 in accordance with the purchase method of accounting for an acquisition.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                           ----------------------------
                                                              1996              1997
                                                           ----------        ----------
                                                               (IN THOUSANDS EXCEPT
                                                                PER SHARE AMOUNTS)
                                                                   (UNAUDITED)
PRO FORMA
Net sales................................................  $1,616,485        $1,650,052
Operating earnings.......................................      94,400            71,100
Earnings (loss) from continuing operations...............       7,700            (1,500)
Diluted earnings (loss) from continuing operations per
  share..................................................  $      .72        $     (.16)



     In computing the pro forma earnings, earnings have been reduced by the net interest income on the aggregate cash portion of the purchase price of the acquisition at the historical rate earned by the Company and interest expense on indebtedness incurred in connection with the acquisition, the refinancing and repayment of certain indebtedness of Ply Gem. Earnings have been reduced by amortization of goodwill and reflect net adjustments to depreciation expense as a result of an increase in the estimated fair market value of property and equipment and changes in depreciable lives. Interest expense on the subsidiary indebtedness refinanced with funds from the 9 1/4% Notes offering was excluded at an average interest rate consistent with the indebtedness outstanding which was refinanced for all periods presented, net of the tax effect. Interest expense was included on the 9 1/4% Notes at a rate of approximately 9 1/4%, plus amortization of deferred debt expense and debt discount net of tax effect, and on the 9 1/8% Notes at a rate of approximately 9 1/8%, plus amortization of deferred debt expense and debt discount for the periods presented, net of tax effect.


     The pro forma information presented does not purport to be indicative of the results which would have been reported if these transactions had occurred on January 1, 1996, or which may be reported in the future.

     In the fourth quarter of 1995, several of the Company's wholly owned subsidiaries completed the acquisition of the assets, subject to certain liabilities, of Rangaire Company ("Rangaire"), all the capital stock of Best S.p.A. and related entities ("Best") and all the capital stock of Venmar Ventilation inc. ("Venmar"). The aggregate purchase price for these acquisitions was approximately $36,500,000, consisting of cash of approximately $33,400,000 and future payments of approximately $3,100,000. The selling shareholders of certain of these acquisitions are entitled to additional purchase price payments of up to approximately $2,000,000, depending on subsequent operating results of such acquisitions.

3.  CASH FLOWS

     Interest paid was $23,203,000, $30,568,000 and $35,921,000 in 1995, 1996
and 1997, respectively.

     Fair value of assets acquired was $129,652,000 and $672,311,000 in 1995 and 1997, respectively. Liabilities assumed or created of businesses acquired was $96,224,000 and $264,892,000 in 1995 and 1997, respectively. Cash paid for acquisitions net of cash acquired was $27,543,000 and $407,419,000 in 1995 and 1997, respectively.

     Cash proceeds from businesses sold totaled $1,129,000 in 1995 and included $2,874,000 of proceeds from the sale of preferred stock net of $1,745,000 for payments made in relation to businesses sold.

     Significant non-cash financing and investing activities excluded from the accompanying consolidated statement of cash flows include capitalized lease additions of approximately $500,000 in 1996 and approximately $800,000 in 1995 and an increase of approximately $2,969,000, a decline of approximately $481,000 and an increase of approximately $781,000 in the fair market value of marketable securities available for sale for 1995, 1996 and 1997, respectively.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INCOME TAXES

     The following is a summary of the components of earnings from continuing operations before provision for income taxes:

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1995        1996        1997
                                                        --------    --------    --------
                                                             (AMOUNTS IN THOUSANDS)
Domestic..............................................  $25,400     $35,100     $37,000
Foreign...............................................    2,700       3,500       5,700
                                                        -------     -------     -------
                                                        $28,100     $38,600     $42,700
                                                        =======     =======     =======

     The following is a summary of the provision (benefit) for income taxes from continuing operations included in the accompanying consolidated statement of operations:

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1995        1996        1997
                                                        --------    --------    --------
                                                             (AMOUNTS IN THOUSANDS)
Federal income taxes --
     Current..........................................  $ 7,100     $15,050     $ 9,000
     Deferred.........................................    1,200      (3,000)      4,000
                                                        -------     -------     -------
                                                          8,300      12,050      13,000
     Foreign..........................................    1,300       1,300       1,000
     State............................................    1,000       1,550       2,300
                                                        -------     -------     -------
                                                        $10,600     $14,900     $16,300
                                                        =======     =======     =======

     Income tax payments, net of refunds, were approximately $3,739,000, $18,611,000 and $7,977,000 in 1995, 1996 and 1997, respectively.

     The following reconciles the federal statutory income tax rate of continuing operations to the effective tax rate of such earnings of approximately 37.7%, 38.6% and 38.2% in 1995, 1996 and 1997, respectively.

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1995        1996        1997
                                                        --------    --------    --------
                                                             (AMOUNTS IN THOUSANDS)
Income tax provision from continuing operations at
  the Federal statutory rate........................    $ 9,835     $13,510     $14,945
Net change from statutory rate:
     Change in tax reserves, net....................     (1,100)       (481)     (1,540)
     State income taxes, net of federal tax
       effect.......................................        650       1,008       1,520
     Amortization not deductible for income tax
       purposes.....................................        868       1,040       1,827
     Product development income tax credit from
       foreign operations...........................         --        (478)       (264)
     Tax effect on foreign income...................         79          56         (86)
     Effect of change in foreign tax law............         --          --        (766)
     Other, net.....................................        268         245         664
                                                        -------     -------     -------
                                                        $10,600     $14,900     $16,300
                                                        =======     =======     =======

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effect of temporary differences which gave rise to significant portions of deferred income tax assets and liabilities as of December 31, 1996 and December 31, 1997 are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              --------      ---------
                                                              (AMOUNTS IN THOUSANDS)
PREPAID INCOME TAX ASSETS ARISING FROM:
     Net operating losses of Ply Gem........................  $    --       $  6,000
     Accounts receivable....................................    1,246          4,038
     Inventory..............................................     (610)         7,201
     Insurance reserves.....................................    4,985          9,624
     Other reserves, liabilities and assets, net............   14,379         19,937
                                                              -------       --------
                                                              $20,000       $ 46,800
                                                              =======       ========
DEFERRED (PREPAID) INCOME TAX (ASSETS) LIABILITIES ARISING
  FROM:
     Property and equipment, net............................  $15,400       $ 30,032
     Other reserves, liabilities and (assets), net..........     (608)       (19,547)
     Capital loss carryforward..............................   (6,462)          (655)
     Net operating losses of Ply Gem........................       --        (21,580)
     Valuation allowances...................................   10,238          7,771
     Other tax assets.......................................     (931)        (6,043)
                                                              -------       --------
                                                              $17,637       $(10,022)
                                                              =======       ========

     At December 31, 1997, the Company had approximately $60,800,000 of net U.S. federal prepaid income tax assets which are expected to be realized through future operating earnings. At December 31, 1997, the Company's wholly owned subsidiary, Ply Gem, had a net operating loss carry-forward of approximately $78,800,000 that expires in 2011 and is subject to certain limitations imposed by the Internal Revenue Code. These losses may only be utilized against future income of the Ply Gem Group and the utilization of these losses is limited to approximately $17,500,000 per year.

5.  NOTES, MORTGAGE NOTES AND OBLIGATIONS PAYABLE

     Short-term bank obligations at December 31, 1996 and 1997 consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Secured revolving lines of credit of a Canadian
  subsidiary................................................  $ 2,472       $    --
Secured lines of credit and bank advances of the Company's
  European subsidiaries.....................................   22,118        11,318
Other obligations...........................................      744           452
                                                              -------       -------
Short-term Bank Obligations.................................  $25,334       $11,770
                                                              =======       =======

     These short term bank obligations are secured by approximately $29,600,000 of accounts receivable and inventory. These borrowings have an average weighted interest rate of approximately 9.475%.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Notes, mortgage notes and obligations payable in the accompanying consolidated balance sheet at December 31, 1996 and 1997 consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
9 1/4% Senior Notes due 2007 ("9 1/4 Notes"), net of
  unamortized original issue discount of $961,000...........  $     --      $174,039
9 1/8% Senior Notes due 2007 ("9 1/8% Notes"), net of
  unamortized original issue discount of $2,451,000.........        --       307,549
9 7/8% Senior Subordinated Notes due 2004 ("9 7/8% Notes"),
  net of unamortized original issue discount of $1,396,000
  and $1,259,000............................................   217,104       217,241
Ply Gem term loan...........................................        --       103,940
Mortgage notes payable......................................    20,878        16,882
Other.......................................................    16,939        22,158
                                                              --------      --------
                                                               254,921       841,809
Less amounts included in current liabilities................    11,152         5,969
                                                              --------      --------
                                                              $243,769      $835,840
                                                              ========      ========

     On March 17, 1997, the Company sold $175,000,000 of its 9 1/4% Senior Notes due March 15, 2007 ("9 1/4% Notes") at a discount of approximately $1,011,500, which is being amortized over the life of the issue. Net proceeds from the sale of the 9 1/4% Notes, after deducting underwriting commissions and expenses, amounted to approximately $168,945,000, a portion of which was used to refinance certain outstanding indebtedness of the Company's subsidiaries. The 9 1/4% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after March 15, 2002 at 104.625%, declining to 100% on March 15, 2005 and thereafter. On August 26, 1997, the Company sold $310,000,000 of its 9 1/8% Senior Notes due September 1, 2007 ("9 1/8% Notes") at a discount of approximately $2,505,000, which is being amortized over the life of the issue. Net proceeds from the sale of the 9 1/8% Notes, after deducting underwriting commissions and expenses, amounted to approximately $297,269,000. The 9 1/8% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after September 1, 2002 at 104.563%, declining to 100% on September 1, 2005 and thereafter. The Company used a portion of these net proceeds, together with available cash, to purchase the shares of Ply Gem. (See Note 2.)

     The indenture governing the 9 7/8% Notes, the Company's most restrictive indenture, restricts, among other things, the payment of cash dividends, repurchase of the Company's capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the indenture). Upon certain asset sales (as defined in the indenture), the Company will be required to offer to purchase, at 100% principal amount plus accrued interest to the date of purchase, 9 7/8% Notes in a principal amount equal to any net cash proceeds (as defined in the indenture) that are not invested in properties and assets used primarily in the same or related business to those owned and operated by the Company at the issue date of the 9 7/8% Notes or at the date of such asset sale and such net cash proceeds were not applied to permanently reduce Senior Indebtedness (as defined in the indenture). The 9 7/8% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, at 104.214% on March 1, 1999, declining to 100% on March 1, 2002 and thereafter. At March 1, 1998 approximately $6,872,000 was available for the payment of cash dividends or stock payments under the terms of the Company's Indenture governing the 9 7/8% Notes. (See Note 6.)

     The Company's Ply Gem subsidiary has a credit facility with a syndicate of banks, which provides Ply Gem with a term loan and a letter of credit facility. Interest on borrowings is at varying rates based, at Ply Gem's option, on (a) the London Interbank Offered Rate (LIBOR) plus a spread or (b) the higher of (i)
 .5% above the federal funds rate or (ii) the bank's prime rate. Ply Gem pays a facility fee quarterly which

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fluctuates between .20% and .30% of the aggregate principal amount available under the facility. The average weighted interest rate on the credit facility for the period from inception (August 26, 1997) to December 31, 1997 was 6.75%. The credit facility includes customary covenants, including covenants limiting Ply Gem's ability to pledge assets or incur liens on assets and maintain certain financial covenants. Borrowings under this credit facility are collateralized by the common stock, inventory and accounts receivable of Ply Gem's principal subsidiaries.

     The Company's Ply Gem subsidiary has $75 million of interest rate swap agreements, whereby Ply Gem will pay the counterparties interest at a fixed rate of 5.53% and the counterparties will pay the Company interest at a floating rate equal to one month LIBOR for a two year period ending December 3, 1998. At the option of the counterparties, the termination date may be extended to December 3, 1999 upon notice to Ply Gem. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. The Company's Ply Gem subsidiary also has $75 million of interest rate cap agreements which entitles Ply Gem to receive from the counterparties on a monthly basis an amount by which the LIBOR interest rate on $75 million of its floating rate debt exceeds 7% during the period December 5, 1998 to December 5, 1999. The cost of interest rate cap agreements are amortized to interest expense over the life of the cap. Payments received as a result of the cap agreements reduce interest expense. The unamortized costs of the cap agreements are included in other assets. The impact of these arrangements has not been material to the Company's consolidated operating results.

     Mortgage notes payable of approximately $16,882,000 outstanding at December 31, 1997 include various mortgage notes and other related indebtedness payable in installments through 2012 and bearing interest at rates ranging from 3.875% to 9.3% and are collateralized by property and equipment with an aggregate net book value of approximately $36,700,000 at December 31, 1997.

     Other obligations of approximately $22,158,000 outstanding at December 31, 1997 include borrowings relating to equipment purchases and other borrowings bearing interest at rates primarily ranging between 3.5% to 13.0% and maturing at various dates through 2017. Approximately $18,400,000 of such indebtedness is collateralized by property and equipment with an aggregate net book value of approximately $21,400,000 at December 31, 1997.


     The following is a summary of maturities of all of the Company's debt obligations at December 31, 1997, excluding unamortized debt discount, due after December 31, 1997:


                                                          (AMOUNTS IN THOUSANDS)
                                                          ----------------------
1999....................................................         $  8,923
2000....................................................            9,315
2001....................................................            9,512
2002....................................................           92,755
Thereafter..............................................          720,006
                                                                 --------
                                                                 $840,511
                                                                 ========

6.  COMMON STOCK, SPECIAL COMMON STOCK, STOCK OPTIONS AND DEFERRED COMPENSATION

     Each share of Special Common Stock has 10 votes on all matters submitted to a stockholder vote, except that the holders of Common Stock, voting separately as a class, have the right to elect 25% of the directors to be elected at a meeting, with the remaining 75% being elected by the combined vote of both classes. Shares of Special Common Stock are generally non-transferable, but are freely convertible on a share-for-share basis into shares of Common Stock.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On April 1, 1996, the Company extended and amended its shareholder rights plan to March 31, 2006. Under the amended plan, each right previously issued under the plan in effect to date, or subsequently issued under the amended and restated plan, entitles shareholders to buy 1/100 of a share of a new series of preference stock of Nortek at an exercise price of $72 per share, subject to adjustments for stock dividends, splits and similar events.

     The rights, that are not currently exercisable, are attached to each share of Common Stock and may be redeemed by the Directors at $.01 per share at any time. After a shareholder acquires beneficial ownership of 17% or more of the Company's Common Stock and Special Common Stock, the rights will trade separately and become exercisable entitling a rights holder to acquire additional shares of the Company's Common Stock having a market value equal to twice the amount of the exercise price of the right. In addition, after a person or group ("Acquiring Company") commences a tender offer or announces an intention to acquire 30% or more of the Company's Common Stock and Special Common Stock, the rights will trade separately and, under certain circumstances, will permit each rights holder to acquire common stock of the Acquiring Company, having a market value equal to twice the amount of the exercise price of the right.

     At December 31, 1997, a total of 1,804,134 shares of Common Stock was reserved as follows:

Stock option plans..........................................  1,036,847
Conversion of Special Common Stock..........................    767,287
                                                              ---------
                                                              1,804,134
                                                              =========

     At December 31, 1997, 755,000 shares of Special Common Stock were reserved for stock option plans.

     The Company has several stock option plans which provide for the granting of options to certain officers, employees and non-employee directors of the Company. Options granted under the plans vest over periods ranging up to five years and expire ten years from the date of grant. At December 31, 1997, 51,067 additional options are available for grant under these plans. Options for 27,500 and 427,915 shares of Common and Special Common Stock became exercisable during 1996 and 1997, respectively.

     The following summarizes the Common and Special Common Stock option transactions for the three years ended December 31, 1997:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                    NUMBER       OPTION PRICE    EXERCISE
                                                   OF SHARES       PER SHARE      PRICE
                                                   ---------    ---------------  --------
Options outstanding at December 31, 1994.........   494,100     $ 2.25--$ 15.69   $ 6.97
     Exercised...................................   (42,600)      2.25--  2.875     2.81
                                                    -------     ---------------   ------
Options outstanding at December 31, 1995.........   451,500     $ 2.25--$ 15.69   $ 7.36
     Granted.....................................   275,000               14.75    14.75
     Exercised...................................   (95,200)      2.25--$7.9375     5.07
     Canceled....................................    (2,500)               8.75     8.75
                                                    -------     ---------------   ------
Options outstanding at December 31, 1996.........   628,800     $2.875--  15.69   $10.93
     Granted.....................................   435,600       19.5--  27.00    22.98
     Exercised...................................   (71,953)     2.875--  15.69     6.66
     Canceled....................................    (6,667)              22.69    22.69
                                                    -------     ---------------   ------
Options outstanding at December 31, 1997.........   985,780     $2.875--  27.00   $16.48
                                                    =======     ===============   ======

     22,100 of the 985,780 options outstanding at December 31, 1997 have an exercise price of $2.875, with a weighted average contractual life of 2.8 years. All of these options are exercisable. 259,747 options have exercise prices between $7.69 and $9.38 with a weighted average exercise price of $8.75 and a weighted average remaining contractual life of 6.0 years. All of these options are exercisable. 275,000 options, all of

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

which are exercisable, have an exercise price of $14.75 and a remaining contractual life of 9.0 years. The remaining 428,933 options, 152,915 of which are exercisable, have exercise prices between $19.50 and $27.00, with a weighted average exercise price of $22.976 and a remaining contractual life of 10 years.

     The Company accounts for stock option plans under APB Opinion No. 25, under which no compensation cost has been recognized since options are granted with exercise prices equal to the fair market value of the Common Stock at the date of grant. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's earnings from continuing operations and diluted earnings per share from continuing operations would have been approximately $23,300,000 and $2.19 for 1996 and approximately $24,100,000 and $2.45 for 1997, respectively, and net earnings and diluted net earnings per share would have been approximately $21,600,000 and $2.03 for 1996 and approximately $19,000,000 and $1.92 for 1997, respectively.

     The weighted average grant date fair value of options granted was $6.15 and $9.82 in 1996 and 1997, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used:

                                              1996             1997
                                              ----    -----------------------
Risk-free interest rate....................       7%  Between 5.75% and 6.73%
Expected life..............................  5 years          5 years
Expected volatility........................      33%            37%
Expected dividend yield....................       0%            0%

     The Company's Board of Directors has authorized a program to purchase up to 500,000 shares of the Company's Common and Special Common Stock in open market or negotiated transactions, subject to market conditions, cash availability and provisions of the Company's outstanding debt instruments. As of February 28, 1998, the Company has purchased approximately 316,500 shares of its Common and Special Common Stock for approximately $9,314,000 under this program and accounted for such share purchases as treasury stock.

7.  PENSION, RETIREMENT AND PROFIT SHARING PLANS

     The Company and its subsidiaries have various pension, retirement and profit sharing plans requiring contributions to qualified trusts and union administered funds. Pension and profit sharing expense charged to operations aggregated approximately $828,000 in 1995, approximately $4,310,000 in 1996 and approximately $6,624,000 in 1997. The Company's policy is to fund currently the actuarially determined annual contribution. In the fourth quarter of 1995, benefits related to the Company's existing defined benefit plans were frozen. On January 1, 1996, the Company adopted a supplemental retirement plan for certain officers. The actuarial present value of the unfunded accumulated benefit obligation and the pension costs of this plan have been included in the tables below.

     The Company's net expense for its defined benefit plans for 1995, 1996 and 1997 consists of the following components:

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1995      1996      1997
                                                    -------   -------   -------
                                                      (AMOUNTS IN THOUSANDS)
Service costs.....................................  $ 1,156   $   358   $   485
Interest cost.....................................    2,069     2,226     2,655
Actual net income on plan assets..................   (2,640)   (3,944)   (9,157)
Net amortization and deferred items...............      434     2,218     7,361
Net gain from freezing plan benefits..............     (581)       --        --
                                                    -------   -------   -------
          Total expense...........................  $   438   $   858   $ 1,344
                                                    =======   =======   =======

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following sets forth the funded status of the Company's defined benefit plans and amounts recognized in the Company's consolidated balance sheet at December 31, 1996 and 1997:

                                                              PLAN ASSETS EXCEEDING
                                                               BENEFIT OBLIGATIONS
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Actuarial present value of benefit obligations at
  September 30:
     Vested benefits........................................  $23,945       $33,958
     Non-Vested benefits....................................       --           585
                                                              -------       -------
     Accumulated benefit obligation.........................   23,945        34,543
     Effect of projected future compensation levels.........       --         2,394
                                                              -------       -------
Projected benefit obligation................................   23,945        36,937
Plan assets at fair value at September 30...................   28,040        48,673
                                                              -------       -------
Plan assets in excess of the projected benefit obligation...    4,095        11,736
Unrecognized net gain.......................................     (452)       (6,026)
                                                              -------       -------
                                                              $ 3,643       $ 5,710
                                                              =======       =======
                                                               BENEFIT OBLIGATIONS
                                                              EXCEEDING PLAN ASSETS
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Actuarial present value of benefit obligations at
  September 30:
Vested benefits.............................................  $ 5,359       $11,027
Non-vested benefits.........................................      520           810
                                                              -------       -------
Accumulated benefit obligation..............................    5,879        11,837
Effect of projected future compensation levels..............    2,439         3,662
                                                              -------       -------
Projected benefit obligation................................    8,318        15,499
Plan assets at fair value at September 30...................      804         3,639
                                                              -------       -------
Projected benefit obligation in excess of plan assets.......   (7,514)      (11,860)
Unrecognized net loss.......................................      212         1,707
Unrecognized prior service costs............................    6,335         7,125
Additional minimum liability................................   (4,108)       (5,341)
                                                              -------       -------
                                                              $(5,075)      $(8,369)
                                                              =======       =======

     Plan assets include commingled funds, marketable securities, insurance contracts and cash and short-term investments. The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of benefit obligations were 7 1/2 percent and 5 percent, respectively, in 1995, 1996 and 1997. The expected long-term rate of return on assets was 8 1/2 percent in 1995, 1996 and 1997.

     Recognition of a minimum pension liability and an intangible asset for certain plans resulted in a cumulative reduction in the Company's stockholders' investment of approximately $916,000, $1,043,000 and $124,000 in 1995, 1996, and
1997, respectively.

8.  COMMITMENTS AND CONTINGENCIES


     The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1997, the Company and its subsidiaries are obligated under lease agreements for the rental of certain real estate and machinery and equipment used in its operations. Minimum annual rental expense aggregates approximately $110,427,000 at December 31, 1997. The obligations are payable as follows:

1998........................................................  $18,203,000
1999........................................................   15,094,000
2000........................................................   11,250,000
2001........................................................    8,026,000
2002........................................................    6,933,000
Thereafter..................................................   50,921,000

     Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Rental expense charged to operations in the accompanying consolidated statement of operations was approximately $6,900,000, $6,725,000, and $8,700,000, for the years ended December 31, 1995, 1996 and
1997, respectively. Under certain of these lease agreements, the Company and its subsidiaries are also obligated to pay insurance and taxes.

     The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers' compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

     While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided, will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

9.  DISCONTINUED OPERATIONS


     In the fourth quarter of 1997, the Company adopted a plan of disposition for its Plumbing Products Group. The following is a summary of the results of discontinued operations for the three years ended December 31, 1997:


                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                            1995       1996       1997
                                                          --------   --------   --------
                                                              (AMOUNTS IN THOUSANDS)

Net sales...............................................  $119,410   $128,241   $104,467
                                                          --------   --------   --------
Loss before income taxes................................  $ (3,800)  $ (2,600)  $ (5,700)
Income tax benefit......................................     1,300        900      2,100
                                                          --------   --------   --------
Loss from discontinued operations.......................    (2,500)    (1,700)    (3,600)
Reserve for future operating expenses, net of income tax
  benefit of $900,000...................................        --         --     (1,600)
                                                          --------   --------   --------
Loss from discontinued operations.......................  $ (2,500)  $ (1,700)  $ (5,200)
                                                          ========   ========   ========


     Loss from discontinued operations before income taxes includes an allocation of corporate interest expense of approximately $1,900,000, $1,700,000 and $1,900,000 in 1995, 1996 and 1997, respectively. Corporate interest was allocated to discontinued operations based on the ratio of net assets of the discontinued operation to the sum of the total consolidated net assets of the Company plus consolidated debt of the

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Company other than debt of the discontinued operation assumed by the buyer and debt that is directly attributed to other operations of the Company.


10.  OPERATING AND GEOGRAPHIC SEGMENT INFORMATION AND CONCENTRATION OF CREDIT
RISK

     The Company operates in one industry segment, Residential and Commercial Building Products. No single customer accounts for 10% or more of consolidated net sales.

     The following information by geographic area is presented for 1996 and 1997 for the Company's continuing operations:

                                                              PRE-TAX EARNINGS
                                                    NET       FROM CONTINUING    IDENTIFIABLE
     FOR THE YEAR ENDED DECEMBER 31, 1996:         SALES         OPERATIONS         ASSETS
     -------------------------------------       ----------   ----------------   ------------
                                                            (AMOUNTS IN THOUSANDS)
Geographic areas:
     Domestic operations.......................    $706,548       $66,514           $303,273
     European operations.......................      82,363         3,520             73,285
     Other foreign operations..................      67,503         4,886             64,609
     Eliminations..............................     (14,857)           --             (5,663)
                                                 ----------       -------         ----------
                                                    841,557        74,920            435,504
          Unallocated..........................          --       (13,969)           154,729
          Interest expense.....................          --       (28,400)
          Investment income....................          --         6,049                 --
                                                 ----------       -------         ----------
               Consolidated Totals.............    $841,557       $38,600           $590,233
                                                 ==========       =======         ==========

                                                              PRE-TAX EARNINGS
                                                    NET       FROM CONTINUING    IDENTIFIABLE
     FOR THE YEAR ENDED DECEMBER 31, 1997:         SALES         OPERATIONS         ASSETS
     -------------------------------------       ----------   ----------------   ------------
                                                            (AMOUNTS IN THOUSANDS)
Geographic areas:
     Domestic operations.......................  $  998,049       $86,491         $  976,891
     European operations.......................      76,564         3,467             60,743
     Other foreign operations..................      75,700         7,046             57,527
     Eliminations..............................     (16,184)           --             (7,986)
                                                 ----------       -------         ----------
                                                  1,134,129        97,004          1,087,175
          Unallocated..........................          --       (14,023)           217,371
          Interest expense.....................          --       (50,210)                --
          Investment income....................          --         9,929                 --
                                                 ----------       -------         ----------
               Consolidated Totals.............  $1,134,129       $42,700         $1,304,546
                                                 ==========       =======         ==========

     Unallocated assets consist primarily of cash, investments and marketable securities and U.S. Federal prepaid income taxes.

     The Company operates internationally and is exposed to market risks from changes in foreign exchange rates. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different geographical regions. At December 31, 1997, the Company had no significant concentrations of credit risk.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  NET GAIN (LOSS) ON MARKETABLE SECURITIES

     At December 31, 1996 and 1997, the reduction in the Company's stockholders' investment for gross unrealized losses was approximately $891,000 and $110,000, respectively. At December 31, 1997, there were no gross unrealized gains on the Company's marketable securities.

     The Company's unrestricted marketable securities at December 31, 1997 consist primarily of U.S. Government Treasury Notes, certificates of deposit, and bank issued money market instruments of which approximately $26,006,000 mature within one year; approximately $5,978,000 mature within one to five years and approximately $4,004,000 mature within five to ten years.

12.  ACCRUED EXPENSES AND TAXES, NET

     Accrued expenses and taxes, net, consist of the following at December 31, 1996 and 1997:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              ---------    ----------
                                                              (AMOUNTS IN THOUSANDS)
Insurance                                                      $12,205      $ 23,880
Payroll, management incentive and accrued employee benefits     23,136        37,600
Interest                                                         7,749        22,049
Accrued product warranty expense                                 7,770         9,471
Other, net                                                      37,392        71,001
                                                               -------      --------
                                                               $88,252      $164,001
                                                               =======      ========

13.  SUBSEQUENT EVENTS


     On March 9, 1998, the Company through a wholly-owned subsidiary, entered into an agreement to purchase NuTone, Inc., a wholly-owned subsidiary of Williams plc, for approximately $242,500,000 in cash. The acquisition is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act. In connection with its review of the transaction under the Act, the Federal Trade Commission ("FTC") has issued a "second request" for certain additional information. The FTC has taken no position with respect to the transaction and there can be no assurance that the transaction, as proposed, will be consummated. If the acquisition is not consummated, the Company expects that it would incur an approximately $3,000,000 ($0.31 per diluted share) net after tax charge to its earnings as a result of fees, expenses and other acquisition related costs. See Note 15(E).

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following summarizes unaudited quarterly financial data for the years ended December 31, 1996 and December 31, 1997:

                                                    FOR THE QUARTERS ENDED
                                      ---------------------------------------------------
                1996                  MARCH 30    JUNE 29     SEPTEMBER 28    DECEMBER 31
                ----                  --------    --------    ------------    -----------
                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net sales...........................  $189,762    $226,737      $215,624       $209,434
Gross profit........................    51,225      63,892        61,687         64,455
Earnings from continuing
  operations........................     3,200       6,000         6,700          7,800
Earnings per share from continuing
  operations:
     Basic..........................  $    .27    $    .58      $    .67       $    .78
     Diluted........................       .27         .57           .66            .77
Net earnings........................     2,400       5,800         6,500          7,300
Net earnings per share:
     Basic..........................  $    .20    $    .56      $    .65       $    .73
     Diluted........................       .20         .55           .64            .72

                                                    FOR THE QUARTERS ENDED
                                      ---------------------------------------------------
                1997                  MARCH 29    JUNE 28     SEPTEMBER 27    DECEMBER 31
                ----                  --------    --------    ------------    -----------
                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net sales...........................  $194,238    $223,795      $300,380       $415,716
Gross profit........................    56,540      64,353        78,872        102,592
Earnings from continuing
  operations........................     4,700       7,700         8,400          5,600
Earnings per share from continuing
  operations:
     Basic..........................       .48         .80           .88            .59
     Diluted........................       .47         .78           .86            .57
Net earnings........................     3,700       6,700         7,700          3,100
Net earnings per share:
     Basic..........................       .38         .70           .80            .33
     Diluted........................       .37         .68           .78            .32


     See Notes 2 and 9 regarding certain other quarterly transactions included in the operating results in the above table.

     Increased net sales in the third and fourth quarters of 1997, as compared to 1996, reflect, primarily, the effect of the Ply Gem acquisition (see Note 2).

15.  INTERIM FINANCIAL STATEMENTS (UNAUDITED)


     (A) The unaudited condensed consolidated financial statements (the "Unaudited Financial Statements") presented have been prepared by Nortek, Inc. and include all of its wholly-owned subsidiaries (the "Company") after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although, the Company believes that the disclosures included are adequate to make the information presented not misleading. Certain amounts in the Unaudited Financial Statements for the prior period have been reclassified to conform to the presentation at October 3, 1998, and for all periods presented, reflect the operations of the Plumbing Products Group as discontinued operations (See Note H). It is suggested that

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         these Unaudited Financial Statements be read in conjunction with the financial statements and the notes included in the Company's latest Annual Report on Form 10-K.

     (B) In March 1997, the Company sold, $175,000,000 principal amount of
         9 1/4% Senior Notes due March 15, 2007 ("9 1/4% Notes") at a slight discount. The net proceeds were used to refinance certain outstanding indebtedness of the Company's subsidiaries and for acquisitions and other general corporate purposes, including investment in plant and equipment.


     (C) During the second quarter of 1998, the Company sold, in a public offering, 2,182,500 shares of its common stock for net proceeds of approximately $64,300,000 (the "Common Stock Offering).


     (D) Acquisitions are accounted for as purchases and, accordingly, have been included in the Company's consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained.


     (E) On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone Inc. ("NuTone"), a wholly owned subsidiary of Williams plc ("Williams") for an aggregate purchase price of $242,500,000. In connection with the acquisition, the Company assumed NuTone's operating liabilities (other than intercompany borrowings), including certain liabilities of NuTone concerning post-retirement and other benefit obligations. The purchase price was funded through the use of the net proceeds from the sale of $210,000,000 principal amount of 8 7/8% Senior Notes due August 1, 2008 (the "Notes") at a slight discount, which occurred on July 31, 1998, in a private offering (under an exemption pursuant to Securities and Exchange Commission ("SEC") Rule 144A) to qualified investors together with approximately $44.8 million of the cash proceeds from the Common Stock Offering.



         Consummation of the Acquisition was subject to an FTC Order under the terms of which the Company must divest, at no minimum price, prior to December 31, 1998, all of the assets, properties, business and goodwill of its M&S subsidiary. On November 2, 1998, the Company entered into an agreement to sell M&S and another Nortek subsidiary -- MOM; the transaction is subject to FTC approval. (See Note K). If the Company has not divested the M&S assets prior to December 31, 1998, the FTC may appoint a trustee to divest the M&S assets. The Company will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. The Company is required to file compliance reports showing that it has fully complied with the FTC Order. Violations of the final consent order may result in substantial monetary penalties, which could have a material adverse effect on the Company's business.


         On August 26, 1997, a wholly-owned subsidiary of the Company completed the acquisition of Ply Gem Industries, Inc. ("Ply Gem") in a tender offer for a cash price of $19.50 per outstanding share of common stock. Prior to accepting for payment the tendered shares of Ply Gem on August 26, 1997, the Company sold $310,000,000 principal amount of 9 1/8% Senior Notes due September, 2007 (the "9 1/8% Notes") at a slight discount. The Company used a portion of these net proceeds, together with available cash, to purchase the shares of Ply Gem, fund an approximate $45,000,000 payment to terminate Ply Gem's existing accounts receivable securitization program and pay certain fees and expenses.


         The following presents the unaudited Pro Forma net sales, operating earnings, earnings from continuing operations and diluted earnings per share from continuing operations of the Company for the three months and nine months ended September 27, 1997 and October 3, 1998 and the year ended December 31, 1997 and gives pro forma effect to the sale of the 8 7/8% Notes, the acquisition of Nutone, the Common Stock Offering, the acquisition of Ply Gem, the sale of the 9 1/8% Notes, the extension of credit under the Ply Gem Credit Facility to refinance certain existing indebtedness and the termination of Ply Gem's accounts receivable securitization program, the sale

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


          of the 9 1/4% Notes in March 1997, the refinancing of certain subsidiary indebtedness, and reflects estimated cost reductions as described below as if such transactions and adjustments had occurred on January 1, 1997.



                              THREE MONTHS ENDED           NINE MONTHS ENDED        YEAR ENDED
                          --------------------------   --------------------------   ----------
                          OCTOBER 3,   SEPTEMBER 27,   OCTOBER 3,   SEPTEMBER 27,    DEC. 31,
                             1998          1997           1998          1997           1997
                          ----------   -------------   ----------   -------------   ----------
                                    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

PRO FORMA
Net sales...............   $473,631      $484,383      $1,410,969    $1,379,321     $1,849,124
Operating earnings......     45,700         4,300         106,300        59,000         91,600
Earnings (loss) from
  continuing
  operations............     12,800       (11,400)         19,600        (9,100)        (3,800)
Diluted earnings (loss)
  per share from
  continuing
  operations............      $1.07           $(.97)        $1.65          $(.76)        $(.32)




          In computing pro forma earnings, earnings have been reduced by the net interest income on the aggregate cash portion of the purchase price of the acquisitions at the historical rate earned by the Company and interest expense on indebtedness incurred in connection with the acquisitions and the refinancing and repayment of certain indebtedness of Ply Gem. Earnings have been reduced by amortization of goodwill and, in relation to the Ply Gem acquisition, reflect net adjustments to depreciation expense as a result of an increase in the estimated fair market value of property and equipment and changes in depreciable lives. Interest expense on the subsidiary indebtedness refinanced with funds from the sale of the 9 1/4% Notes was excluded at an average interest rate consistent with the indebtedness outstanding which was refinanced, net of tax effect. Interest expense was included on the 9 1/4% Notes, the 9 1/8% Notes and the Notes, at the applicable coupon rates plus actual amortization of deferred debt expense and debt discount, net of tax effect. Pro forma results reflect investment income earned on the portion of the cash proceeds not used for the Acquisition from the actual date of the Common Stock Offering to October 3, 1998.



          At the date of the NuTone acquisition, the Company achieved cost reductions directly attributable to the acquisition from the elimination of fees and charges paid by NuTone to Williams and related entities. Pro Forma operating earnings have been increased (decreased) for the three and nine months ended September 27, 1997 by approximately $1,711,000 and $2,586,000, respectively, for the three and nine months ended October 3, 1998 by approximately $(30,000) and $353,000, respectively, and for the year ended December 31, 1997 by approximately $1,746,000 for the pro forma effect of such cost reductions. Subsequent to the NuTone acquisition, the Company expects to realize approximately $15,000,000 in estimated annual cost reductions ("NuTone Cost Reductions") that can be achieved as a result of integrating NuTone into the Company's operations. Pro Forma earnings, have not been increased for the NuTone Cost Reductions for any period presented.



          Since the Ply Gem acquisition date, the Company has realized cost savings as a result of the acquisition. These savings resulted from several actions, including: (i) the elimination of expenses associated with Ply Gem's New York headquarters; (ii) the consolidation of Ply Gem's corporate functions such as accounting, legal and risk management into Nortek; and (iii) the elimination of certain under-performing products lines. Pro Forma operating earnings for the three and nine months ended September 27, 1997 and the year ended December 31, 1997, have been increased for the pro forma effect of cost reductions directly attributable to the Ply Gem acquisition totaling approximately $262,000, $3,983,000 and $4,000,000 respectively. Pro Forma operating earnings for the three and nine months ended September 27, 1997 and the year ended December 31, 1997, do not include the effect of additional estimated cost savings related to expenses associated with the

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         elimination of Ply Gem's New York headquarters, the consolidation of Ply Gem's corporate functions and the elimination of certain under-performing product lines which total approximately $4,997,000, $12,661,000, and $14,100,000, respectively.



         Pro Forma operating earnings for the three and nine months ended September 27, 1997 and the year ended December 31, 1997, have been reduced by approximately $22,200,000 of charges recorded by Ply Gem to provide certain valuation reserves related primarily to inventory, warranty, accounts receivable, insurance and product liability.



         The Ply Gem and NuTone cost savings and reductions are estimates and actual savings achieved could differ materially.


         The pro forma information presented does not purport to be indicative of the results which would have been reported if these transactions had occurred on January 1, 1997, or which may be reported in the future.


     (F) The Company's Board of Directors has authorized a number of programs to purchase shares of the Company's Common and Special Common Stock. The most recent of these programs was announced on April 30, 1997, to purchase up to 500,000 shares of the Company's Common and Special Common Stock in open market or negotiated transactions, subject to market conditions, cash availability and provisions of the Company's outstanding debt instruments. As of November 6, 1998, the Company has purchased approximately 356,400 shares of its Common and Special Common Stock under this program for approximately $10,224,000 and accounted for such share purchases as Treasury Stock.



         At November 6, 1998, approximately $61,100,000 was available for the payment of cash dividends or stock purchases under the terms of the Company's most restrictive indenture.


     (G) In the fourth quarter of 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." This statement requires a restatement of all prior-period earnings per share ("EPS") data presented. Accordingly, EPS for the second quarter and first six months of 1997 has been restated.

         Basic earnings per share amounts have been computed using the weighted average number of common and common equivalent shares outstanding during each period. Special Common Stock is treated as the equivalent of Common Stock in determining earnings per share results. Diluted earnings per share amounts have been computed using the weighted average number of common and common equivalent shares and the dilutive potential common shares outstanding during each period.

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation between basic and diluted earnings per share from continuing operations is as follows:


                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                              ---------------------------    ---------------------------
                              OCTOBER 3,    SEPTEMBER 27,    OCTOBER 3,    SEPTEMBER 27,
                                 1998           1997            1998           1997
                              ----------    -------------    ----------    -------------
                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Earnings from continuing
  operations................   $13,300         $8,400         $23,100         $20,800
Basic EPS:
     Basic common shares....    11,721          9,569          10,660           9,632
                               =======         ======         =======         =======
     Basic EPS..............   $  1.13         $  .87         $  2.17         $  2.16
                               =======         ======         =======         =======
Diluted EPS:
     Basic common shares....    11,721          9,569          10,660           9,632
     Plus: Impact of stock
       options..............       230            272             198             246
                               -------         ------         -------         -------
     Diluted common
       shares...............    11,951          9,841          10,858           9,878
                               =======         ======         =======         =======
     Diluted EPS............   $  1.11         $  .85         $  2.13         $  2.11
                               =======         ======         =======         =======



     (H) In the fourth quarter of 1997, the Company adopted a plan of disposition for its Plumbing Products Group and provided a pre-tax reserve of $2,500,000 for future expenses including interest expense. On July 10, 1998, the Company sold its Plumbing Products Group, including a product line included in the Company's Residential Building Products Group, for approximately $33,700,000. In the nine months ended October 3, 1998, approximately $1,000,000, of corporate interest expense was allocated against this reserve. In the three months and nine months ended September 27, 1997, the loss for discontinued operations included an allocation of corporate interest expense of approximately $425,000 and $1,375,000, respectively. The following is an unaudited summary of the results of discontinued operations for the three months and nine months ended September 27, 1997;



                                                THREE MONTHS          NINE MONTHS
                                                   ENDED                 ENDED
                                             SEPTEMBER 27, 1997    SEPTEMBER 27, 1997
                                             ------------------    ------------------
                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net sales..................................       $27,376               $78,561
                                                  =======               =======
Loss before income taxes...................       $  (900)              $(4,200)
Income tax benefit.........................           200                 1,500
                                                  -------               -------
Loss from discontinued operations..........       $  (700)              $(2,700)
                                                  =======               =======



     (I) In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") which requires the display of comprehensive income and its components in the financial statements. Comprehensive income includes net earnings and unrealized gains and losses from currency translation, marketable securities and pension liability adjustments. The components of the Company's comprehensive income and the effect on earnings, for the third quarter and first nine months of 1997 and 1998, are detailed in the Statements of Stockholders' Investment.


     (J) In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         Statement 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1,
         1998).

         The Company is in the process of quantifying the impacts of adopting Statement 133 on its financial statements and has not determined the timing of or method of adoption of Statement 133.


     (K) During the first nine months of 1998, the Company made several dispositions of nonstrategic assets of Ply Gem. On May 8, 1998, the Company sold Studley. Studley, which had net sales and an operating loss of approximately $7,300,000 and $1,600,000, respectively, for the period January 1, 1998 to May 8, 1998, was treated as an operation held for sale since the Ply Gem Acquisition. On May 22, 1998, the Company consummated the sale of Sagebrush for approximately $9,100,000 in cash. Sagebrush had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $19,000,000, $206,000 and $347,000, respectively, for the five months ended May 22, 1998. On July 2, 1998, the Company completed the sale of Goldenberg for approximately $11,000,000, including approximately $2,100,000 in notes. Goldenberg had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $21,500,000, $359,000 and $672,000, respectively, for the six months ended July 4, 1998. On July 31, 1998, the Company completed the sale of another Ply Gem business, Ply Gem Manufacturing, which had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $23,300,000, $665,000 and $746,000, respectively, for the seven months ended July 31, 1998. On December 10, 1998, the Company sold Allied for approximately $16.5 million in cash and approximately $7.0 million in Notes. Approximately $8.0 of the proceeds was used to pay down debt. Allied had net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of approximately $67.3 million, $1.2 million and $1.4 million, respectively, for the nine months ended October 3, 1998. The operating results of Sagebrush, Goldenberg, Ply Gem Manufacturing and Allied are included in the Company's 1997 and 1998 consolidated results from the date of acquisition to the date of sale. The sale of these businesses did not have a material effect on the Company's operating or financial position.



         On November 2, 1998, the Company entered into an agreement to sell the businesses of two wholly-owned subsidiaries -- M&S and MOM -- to the Chamberlain Group, Inc. M&S manufactures and sells intercom systems, built-in music systems, central vacuum systems and related products. MOM sells automatic garage door openers, gate operators and electronic transmitters. Consummation of the transaction is subject to customary conditions and, as to M&S, approval by the FTC pursuant to a consent agreement entered into by the Company and the FTC as part of the FTC's approval of the Company's acquisition of NuTone on July 31, 1998. For the year ended December 31, 1997, net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of M&S and MOM combined were approximately $37,300,000, $3,500,000 and $4,100,000, respectively. For the three months ended October 3, 1998, net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA

                         NORTEK, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         of M&S and MOM combined were approximately $10,900,000, $1,000,000 and $1,200,000, respectively. For the nine months ended October 3, 1998, net sales, operating earnings (and earnings from continuing operations before provision for income taxes) and EBITDA of M&S and MOM combined were approximately $31,700,000, $2,800,000 and $3,300,000, respectively.



     (L) On October 9, 1998, the Company completed the acquisition of Napco, Inc. ("Napco"), a privately held manufacturer of exterior building products headquartered in Valencia, Pennsylvania for approximately $77,100,000 in cash plus the assumption of debt of approximately $10,200,000. Napco manufactures four principal product lines: (a) vinyl siding, soffit and accessories, marketed under the American Comfort(R), American Herald(TM) and American '76(R) collection labels; (b) vinyl window systems, marketed under the Premium and American Comfort(R) labels; (c) accessory products, including aluminum-trim coil, soffit, rainware and related specialty products; and (d) coil coating. Napco's manufacturing operations are conducted in three company-owned plants that are located in western Pennsylvania. For the year ended December 31, 1997, Napco had net sales, operating earnings, earnings from continuing operations before income taxes and EBITDA of approximately $91,100,000, $8,600,000, 8,000,000 and $10,800,000, respectively.



     (M) The Year 2000 ("Y2K") issue refers to and arises from deficient computer programs and related products, such as embedded chips, which do not properly recognize or process a year that begins with "20" instead of "19." If not corrected, many business and other processes could fail or create erroneous results. The extent of the potential impact of the Y2K issue is not yet known, and if not timely corrected, it could affect the global economy. Although the Company believes that all modifications to information technology ("IT") and non-IT systems, material to the Company's business, will be Y2K compliant on or before December 31, 1999, it cannot predict the outcome or the success of its Y2K initiative, or that third party systems are or will be Y2K compliant, or that the costs required to address the Y2K issue, or that the impact of a failure to achieve substantial Y2K compliance, will not have a material adverse effect on the company's business, financial condition or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Williams Y&N Holdings, Inc.
Parent of NuTone Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of NuTone Inc. and Subsidiary (the "Company") as of December 31, 1997, and the related consolidated statements of operations, shareholder's net investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NuTone Inc. and Subsidiary as of December 31, 1997 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                            COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
February 20, 1998

                           NUTONE INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,      JULY 4,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS)
                                         ASSETS
Current assets:
     Cash...................................................   $     840       $   1,972
     Accounts receivable, less allowance for doubtful
      accounts of $1,373 and $1,372.........................      30,304          29,271
     Inventories............................................       4,804           4,681
     Deferred tax asset, current............................       4,880           5,100
     Prepaid expenses and other current assets..............       4,688           5,313
                                                               ---------       ---------
          Total current assets..............................      45,516          46,337
Property, plant and equipment, net..........................      18,212          18,318
Deferred tax asset, noncurrent..............................      14,123          13,676
Other noncurrent assets.....................................         289              --
                                                               ---------       ---------
          Total assets......................................   $  78,140       $  78,331
                                                               =========       =========
                                       LIABILITIES
Current liabilities:
     Accounts payable.......................................   $  23,134       $  17,547
     Payable to Parent and related entities.................      11,508          15,004
     Accrued expenses and other.............................      15,635          13,957
                                                               ---------       ---------
          Total current liabilities.........................      50,277          46,508
Pension liability...........................................      12,883          13,033
Post-retirement medical benefits liability..................      27,820          27,427
Accrued warranty............................................       4,990           5,482
Long-term debt to Parent and related entities...............     131,000         131,000
                                                               ---------       ---------
          Total liabilities.................................     226,970         223,450
                                                               ---------       ---------
Contingencies
                         SHAREHOLDER'S NET INVESTMENT (DEFICIT)

Shareholder's net investment (deficit)......................    (148,830)       (145,119)
                                                               ---------       ---------
          Total liabilities and shareholder's net investment
            (deficit).......................................   $  78,140       $  78,331
                                                               =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                FOR THE      SIX MONTHS   SIX MONTHS
                                                               YEAR ENDED      ENDED        ENDED
                                                              DECEMBER 31,    JUNE 28,     JULY 4,
                                                                  1997          1997         1998
                                                              ------------   ----------   ----------
                                                                             (UNAUDITED)  (UNAUDITED)
                                                                          (IN THOUSANDS)

Net sales...................................................   $ 199,072      $ 95,177     $ 95,223
Cost of goods sold..........................................    (122,897)      (59,416)     (60,772)
                                                               ---------      --------     --------
          Gross profit......................................      76,175        35,761       34,451
Selling, general and administrative expenses................     (51,387)      (25,184)     (24,075)
                                                               ---------      --------     --------
          Income from operations............................      24,788        10,577       10,376
Other income (expense):
     Interest expense.......................................     (11,852)       (5,971)      (6,113)
     Other income, net......................................          42            17           23
                                                               ---------      --------     --------
          Income before income taxes........................      12,978         4,623        4,286
Provision for income taxes..................................      (5,043)       (1,849)      (1,714)
                                                               ---------      --------     --------
               Net income...................................   $   7,935      $  2,774     $  2,572
                                                               =========      ========     ========
Other comprehensive income, net of tax:
     Pension liability adjustment...........................         503           505           --
     Foreign currency translation adjustment................         (49)           --           --
                                                               ---------      --------     --------
          Total other comprehensive income..................         454           505           --
                                                               ---------      --------     --------
          Comprehensive Income..............................   $   8,389      $  3,279     $  2,572
                                                               =========      ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF SHAREHOLDER'S NET INVESTMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
            AND THE SIX MONTHS ENDED JUNE 28, 1997 AND JULY 4, 1998

                                                              SHAREHOLDER'S
                                                              NET INVESTMENT
                                                                (DEFICIT)
                                                              --------------
                                                              (IN THOUSANDS)

Balance, December 31, 1996..................................    $(147,062)
Net Income (unaudited)......................................        2,774
Pension liability adjustment (unaudited)....................          505
Capital contribution from Parent (unaudited)................        1,417
                                                                ---------
Balance, June 28, 1997 (unaudited)..........................    $(142,366)
                                                                =========
Balance, December 31, 1996..................................    $(147,062)
Net income..................................................        7,935
Foreign currency translation adjustment.....................          (49)
Pension liability adjustment................................          503
Capital contribution from Parent............................        2,243
Dividend to Parent..........................................      (12,400)
                                                                ---------
Balance, December 31, 1997..................................    $(148,830)
Net Income (unaudited)......................................        2,572
Capital Contribution from Parent (unaudited)................        1,139
                                                                ---------
Balance, July 4, 1998 (unaudited)...........................    $(145,119)
                                                                =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            FOR THE       SIX MONTHS     SIX MONTHS
                                                           YEAR ENDED        ENDED          ENDED
                                                          DECEMBER 31,     JUNE 28,        JULY 4,
                                                              1997           1997           1998
                                                          ------------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
                                                                        (IN THOUSANDS)

Cash flows from operating activities:
     Net income.........................................    $  7,935       $  2,774       $  2,572
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Depreciation expense...............................       3,416          1,786          1,676
     Deferred tax provision.............................        (555)          (515)           227
     Loss on sale of fixed assets.......................          16             27             (1)
     (Increase) Decrease in accounts receivable.........       3,604          5,985          1,033
     (Increase) Decrease in inventories.................      (1,065)        (2,417)           123
     (Increase) Decrease in prepaid expenses and other
       current assets...................................         339           (316)          (625)
     Increase (Decrease) in accounts payable............       3,784         (2,787)        (5,587)
     Increase in accrued expenses.......................         583           (789)        (1,186)
     Increase (Decrease) in pension liability...........      (1,119)           156            439
     Increase (Decrease) in post-retirement medical
       benefit liability................................       1,018           (197)          (393)
                                                            --------       --------       --------
          Net cash provided by operating activities.....      17,956          3,707         (1,722)
                                                            --------       --------       --------
Cash flows from investment activities:
     Proceeds from sale of fixed assets.................          11              7             10
     Capital expenditures...............................      (3,663)        (1,721)        (1,791)
                                                            --------       --------       --------
          Net cash used in investing activities.........      (3,652)        (1,714)        (1,781)
                                                            --------       --------       --------
Cash flows from financing activities:
     Dividends paid to Parent...........................     (12,400)            --             --
     Contributions from Parent and related entities.....       2,243          1,417          1,139
     Change in amount due to/from Parent and related
       entities.........................................      (4,250)        (3,577)         3,496
     Foreign currency translation adjustment............         (49)            --             --
                                                            --------       --------       --------
          Net cash used in financing activities.........     (14,456)        (2,160)         4,635
                                                            --------       --------       --------
Net increase (decrease) in cash.........................        (152)          (167)         1,132
Cash at beginning of year...............................         992            992            840
                                                            --------       --------       --------
Cash at end of year.....................................    $    840       $    825       $  1,972
                                                            ========       ========       ========
Supplemental cash flow information:
     Cash paid for interest.............................    $ 12,141       $    559       $  5,916
                                                            ========       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PURPOSE OF FINANCIAL STATEMENTS:

     The financial statements of NuTone Inc. and Subsidiary (the "Company") have been prepared in connection with the proposed sale of the capital stock of the Company by its ultimate parent company, Williams plc ("Williams" or the "Parent"), a U.K. Company, to Nortek, Inc., pursuant to an agreement dated March 9, 1998.

     The consolidated financial statements include the accounts of NuTone Inc. (U.S.) and its wholly owned subsidiary, NuTone Canada Inc.

     Certain properties, while historically part of the Company, have been excluded from these financial statements, as the related assets, liabilities and costs will not be a part of the proposed transaction. These properties, at December 31, 1997, are non-operating and are not material to the Company's financial position or 1997 results of operations.

2.  NATURE OF BUSINESS:

     The Company is principally engaged in the manufacturing and sale of household fixtures, such as ventilation fans and heaters, range hoods, door chimes, bathroom cabinets, and intercom systems. The Company's primary manufacturing operations are located in Cincinnati, Ohio and the Company also has a manufacturing facility in Coppell, Texas. Approximately 99% of its 1997 sales were to customers in the United States and Canada.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The following is a summary of the significant accounting policies followed in the preparation of these consolidated financial statements.

     a. Basis of Presentation: The Company's consolidated financial statements, which have been prepared on the basis of U.S. generally accepted accounting principles, reflect the actual results of operations, financial position, changes in shareholder's net investment, and cash flows as if it were a separate stand-alone entity for all periods presented. The financial statements do not reflect the goodwill resulting from the acquisition of the Company by Williams in 1991, as "push down accounting" has not been utilized.

     General corporate overhead expenses related to Williams' corporate headquarters and common support functions have been allocated to the Company, to the extent such amounts are applicable to the Company, based on the ratio of the Company's budgeted sales to budgeted sales of all companies within the Williams U.S. consolidated group. Management believes these allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. As a result of the proposed sale described in Note 1, the Company, or the acquirer, will be required to perform certain of these functions using its own resources, or purchased services, and will be responsible for the costs and expenses associated with the management of the Company.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position and cash flows of the Company which would have resulted had the Company been a separate, stand-alone entity during the period presented.

     b. Basis of Consolidation: The consolidated financial statements include the accounts of NuTone Inc. and its wholly-owned subsidiary, NuTone Canada Inc. All significant intercompany transactions and accounts have been eliminated.

     c. Foreign Currency Translation: For international operations, assets and liabilities are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates

                           NUTONE INC. AND SUBSIDIARY
prevailing during the year. Translation adjustments, resulting from fluctuations in exchange rates, are included in shareholder's net investment.

     d. Use of Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     e. Research and Development Expenses: Research and development expenses are charged to operations as incurred. Research and development expense was approximately $1,377,000 for the year ended December 31, 1997.

     f. Inventories: Inventories are stated at the lower of cost or market, with cost being determined on the last in, first out (LIFO) method.

     g. Property, Plant and Equipment: Property, plant and equipment, including the cost of certain tooling, is recorded at cost and depreciated on the straight-line basis over the following useful lives:


Buildings...................................................       40 years
Building improvements.......................................       10 years
Machinery and equipment.....................................  4 to 10 years
Furniture, fixtures and computer equipment..................  5 to 10 years
Tools and dies..............................................        5 years


     Repairs and maintenance expenditures are charged to income as incurred, whereas replacements, betterments and improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

     h. Product Warranty Expense: The estimated amount of product warranty costs is accrued in the period in which the related sale is made.

     i. Advertising Costs: The Company expenses advertising costs the first time the advertising takes place. Advertising expense was $4,942,000 for the year ended December 31, 1997.

     j. Income Taxes: The Company's operations have historically been included in the income tax returns filed by a subsidiary of Williams. However, income tax expense in the Company's consolidated financial statements has been calculated as if the Company had filed separate tax returns for all periods presented.

     The Company is a member of a consolidated U.S. tax group. Under a tax sharing agreement with intermediate and ultimate parent companies, the Company is not charged for taxes on its operations. The Company's current tax provision has been accounted for as a capital contribution.

     k. Statement of Cash Flows: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                           NUTONE INC. AND SUBSIDIARY

4.  INVENTORIES:

     At December 31, 1997, inventories were as follows:

                                                              (IN THOUSANDS)

Raw materials and work-in-process...........................     $13,738
Finished goods..............................................      14,665
                                                                 -------
                                                                  28,403
Less reserve for LIFO valuation.............................      23,599
                                                                 -------
          Total inventories.................................     $ 4,804
                                                                 =======

5.  PROPERTY, PLANT AND EQUIPMENT:

     At December 31, 1997, property, plant and equipment consisted of:

                                                              (IN THOUSANDS)

Land, building and improvements.............................     $13,828
Machinery and equipment.....................................      20,697
Furniture, fixtures and computer equipment..................       5,997
Tools and dies..............................................      13,999
Construction in progress....................................       3,150
                                                                 -------
                                                                  57,671
Less accumulated depreciation...............................      39,459
                                                                 -------
                                                                 $18,212
                                                                 =======

6.  LONG-TERM DEBT TO SUBSIDIARY OF PARENT COMPANY:

     The Company has a promissory note payable to a wholly-owned subsidiary of the Parent of $131,000,000, due on September 7, 2001. Interest is paid in semi-annual installments in June and December at a rate of 8.5%.

7.  EMPLOYEE BENEFIT PLANS:

     The Company has a defined contribution plan covering predominantly non-union employees of NuTone Inc. (U.S.). Under the Plan, participants can elect to defer up to 10% of their eligible earnings on a pre-tax basis, with the Company matching 50% of the first 5% of deferred earnings. During 1997, the Company's contribution to the plan was $347,000.

     The Company has six noncontributory defined benefit pension plans (the "Plans") covering substantially all employees, with benefits for salaried employees based on years of service and the employee's career compensation, and benefits for hourly paid employees based on years of service. The Company accrues expense for the Plans in accordance with generally accepted accounting principles and makes contributions to the Plans in accordance with an agreed funding policy, which are deductible for federal income tax purposes.

     At December 31, 1997, substantially all of the assets of the defined benefit plans were included with those of other Williams subsidiaries in the United States and held as part of a master trust. Plan assets, as stated below, represent the Company's proportionate share of the net assets of the master trust.

                           NUTONE INC. AND SUBSIDIARY

     The following table sets forth the principal Plans' funded status and amounts recognized in the Company's balance sheet, utilizing information from the latest actuarial valuation date, December 31, 1997:

                                                               NUTONE     NUTONE
                                                               (U.S.)     (U.S.)
                                                              SALARIED    HOURLY
                                                              --------    -------
                                                                (IN THOUSANDS)

Actuarial present value of benefit obligations:
     Accumulated benefit obligation, primarily vested.......  $42,851     $25,383
                                                              =======     =======
Projected benefit obligation for services rendered to
  date......................................................  $46,816     $25,383
Plan assets at fair value, primarily cash equivalents and
  marketable securities.....................................   37,350      23,086
                                                              -------     -------
Projected benefit obligation in excess of plan assets.......    9,466       2,297
Unrecognized net gain (loss) from past experience different
  from that assumed and effects of changes in assumptions...    3,920         723
Unrecognized prior service cost.............................       --      (1,012)
Additional minimum liability................................       --         289
                                                              -------     -------
Accrued pension liability...................................  $13,386     $ 2,297
                                                              =======     =======

     The deferred tax asset associated with employee pensions and other benefits is disclosed in Note 9.

     Net pension expense, reflected in both cost of sales and general and administrative expenses, for the year ended December 31, 1997, included the following components:

                                                               NUTONE     NUTONE
                                                               (U.S.)     (U.S.)
                                                              SALARIED    HOURLY
                                                              --------    -------
                                                                (IN THOUSANDS)
Service cost................................................  $   910     $   363
Interest cost...............................................    3,335       1,851
Actual return on plan assets................................   (4,424)     (2,637)
Net amortization and deferral...............................    1,374         906
                                                              -------     -------
Net pension expense.........................................  $ 1,195     $   483
                                                              =======     =======

     For 1997, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.5% and 4.5%, respectively. The expected long-term rate of return on assets was 9%.

8.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company provides certain medical and life insurance benefits to eligible retired employees. Hourly employees at the Cincinnati, Ohio location covered by a collective bargaining agreement, hired before June 12, 1992, and non-union employees, hired before January 1, 1994, generally become eligible for retiree medical and life insurance benefits on retirement. Pre-age 65 retirees are paid covered medical expenses, including drugs, less deductibles or co-payments. Post-age 65 retiree medical expenses are offset by Medicare benefits.

                           NUTONE INC. AND SUBSIDIARY

     The following table sets forth the funded status and amounts recognized in the Company's balance sheet at December 31, 1997:

                                                              (IN THOUSANDS)

Accumulated postretirement benefit obligation:
  Retirees..................................................     $17,234
  Fully eligible active participants........................       5,347
  Other active participants.................................       5,084
                                                                 -------
          Total unfunded accumulated postretirement benefit
            obligation......................................      27,665
Unrecognized net gain.......................................       1,555
                                                                 -------
  Accrued postretirement benefit obligation.................     $29,220
                                                                 =======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8% in 1997, declining by 1% in 1998 and declining by 0.5% thereafter through 2004 to an ultimate rate of 4.0%. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation, as of December 31, 1997, would have increased by $3,570,000. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 would have been an increase of $381,000.

     The deferred tax asset associated with employee pensions and other benefits is disclosed in Note 9.

     The components of net periodic postretirement benefit cost for the year ended December 31, 1997 were as follows:

                                                              (IN THOUSANDS)
Service cost................................................      $  431
Interest cost on accumulated post retirement benefit
  obligation................................................       2,064
Net amortization............................................         (26)
                                                                  ------
          Total expense.....................................      $2,469
                                                                  ======

     The discount rate used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit cost was 7.5% as of December 31, 1997.

9.  INCOME TAXES:

     The following table presents the principal components of the difference between the U.S. federal statutory income tax rate and the effective tax rate for the year ended December 31, 1997:

Federal income tax rate.....................................   35%
Tax effect of foreign losses................................  (1)%
Effect of state and local taxes, net of federal tax.........    5%
                                                              ---
Effective tax rate..........................................   39%
                                                              ===

The Company's tax provision includes a provision for income taxes in foreign tax jurisdictions.

                           NUTONE INC. AND SUBSIDIARY

     The following table presents the U.S. and foreign components of income tax expense for the year ended December 31, 1997:

                                                              (IN THOUSANDS)
Income tax expense (benefit):
     Current:
          Federal...........................................     $ 4,327
          State and local...................................       1,256
          Foreign...........................................          15
     Deferred:
          Federal...........................................        (443)
          State and local...................................        (112)
                                                                 -------
               Total income tax expense.....................     $ 5,043
                                                                 =======

     Deferred income tax liabilities are taxes that the Company expects to pay in future periods. Conversely, deferred income tax assets are tax benefits recognized for expected reductions in future taxes payable. Deferred income taxes arise because of differences in the financial reporting and tax bases of certain assets and liabilities. Deferred income tax assets and liabilities included in the balance sheet at December 31, 1997 were as follows:

                                                              (IN THOUSANDS)
Deferred income tax assets:
     Employee pensions and other benefits...................     $17,804
     Accrued warranty.......................................       2,996
  Balance sheet reserves and allowances.....................       3,258
                                                                 -------
          Total deferred income tax assets..................      24,058
                                                                 -------
Deferred income tax liabilities:
     Property, plant, and equipment.........................       3,997
     Accounts receivable....................................       1,058
                                                                 -------
          Total deferred income tax liabilities.............       5,055
                                                                 -------
          Total net deferred income tax assets..............     $19,003
                                                                 =======

10.  LEASES:

     The Company leases manufacturing and warehouse facilities and other equipment under various operating leases. Total rent expense for the year ended December 31, 1997 was approximately $1,309,000.

     Future minimum rental payments required under all leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 1997, are as follows:

                                                              (IN THOUSANDS)
1998........................................................     $   995
1999........................................................       1,053
2000........................................................         616
2001........................................................         424
Thereafter..................................................          --
                                                                 -------
     Total minimum payments required........................     $ 3,088
                                                                 =======

                           NUTONE INC. AND SUBSIDIARY

11.  RELATED PARTY TRANSACTIONS:

     Management fees charged to the Company by its Parent in 1997 were $1,676,000.

     The Company maintains a revolving loan with a fellow wholly-owned subsidiary of the Parent. The loan has no stated due date and is due and payable upon demand by this subsidiary. The Company is charged interest on outstanding balances, based on the prime rate (8.5% at December 31, 1997), which is payable monthly. In situations where the Company has advanced funds to this subsidiary, it receives interest at the prime rate less 1%. Interest expense, net of interest income, on this revolving loan and on the long-term debt discussed in
Note 6, was $11,852,000 in 1997.

12.  MAJOR CUSTOMER:

     The Company derived approximately 22% of its consolidated net sales from one customer in 1997.

13.  CONTINGENCIES:

     The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

14.  INTERIM FINANCIAL STATEMENTS (UNAUDITED):

     1. BASIS OF PRESENTATION

          The financial statements of NuTone Inc. and Subsidiary ("the Company") have been prepared in connection with the proposed sale of the capital stock of the Company by its ultimate parent company, Williams plc ("Williams" or the "Parent"), a U.K. Company, to Nortek, Inc., pursuant to an agreement dated March 9, 1998.

          The consolidated financial statements include the accounts of NuTone Inc. (U.S.) and its wholly owned subsidiary, NuTone Canada Inc. All information in the accompanying footnotes is presented in thousands.


          Certain properties, while historically part of the Company, have been excluded from these financial statements, as the related assets, liabilities and costs will not be a part of the proposed transaction. These properties, at July 4, 1998 and December 31, 1997, are non-operating and are not material to the Company's financial position or 1998 and 1997 results of operations.


          The consolidated financial statements of NuTone Inc. and Subsidiary have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of Management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown. All adjustments are of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. It is suggested that these financial statements be read in conjunction with the consolidated year end financial statements and notes thereto included in the Company's Report on Audit of Consolidated Financial Statements as of December 31, 1997 and for the year then ended.

                           NUTONE INC. AND SUBSIDIARY

     2. RECENTLY ISSUED ACCOUNTING STANDARDS

          The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), in the first quarter of 1998. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The objective of SFAS 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period other than transactions with shareowners.

          The Financial Accounting Standards Board issued Statements of Financial Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", and No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Company has not yet determined what effect, if any, these statements will have.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Incorporation of Certain Documents By Reference.......................        3
Available Information.................................................        4
Summary...............................................................        5
Risk Factors..........................................................       22
The Acquisition.......................................................       28
Recent Developments...................................................       28
Use of Proceeds.......................................................       31
Capitalization........................................................       31
Unaudited Pro Forma and Pro Forma Adjusted Condensed Consolidated
  Financial Data......................................................       32
Selected Historical Consolidated Financial Data.......................       40
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...............................................       42
Business..............................................................       57
Management............................................................       68
Description of Notes..................................................       69
The Exchange Offer....................................................       96
Description of Other Obligations......................................      105
Material Federal Tax Considerations...................................      107
Plan of Distribution..................................................      109
Legal Matters.........................................................      110
Experts...............................................................      110
Index to Consolidated Financial Statements............................      F-1




                                  NORTEK, INC.

                                 EXCHANGE OFFER
                                  $210,000,000

                          8 7/8% SERIES B SENIOR NOTES
                                    DUE 2008



                              --------------------
                                   PROSPECTUS
                              --------------------




                              DECEMBER [  ], 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides that its Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company's By-Laws further provide that Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1*      Purchase Agreement dated July 27, 1998 regarding the
         issuance and sale of the Notes among Nortek, Inc.,
         Wasserstein Perella Securities, Inc., Bear Stearns & Co.
         Inc. and PaineWebber Incorporated.

 2.2 Stock Purchase and Sale Agreement dated March 9, 1998, between Williams Y&N Holdings, Inc. and NTK Sub, Inc.
         (incorporated by reference to Exhibit 2 to Form 8-K/A filed
         March 18, 1998, File No. 1-6112).

 2.3     Amendments No. 1 through No. 9 to Stock Purchase and Sale
         Agreement dated March 9, 1998, between Williams Y&N
         Holdings, Inc. and NTK Sub, Inc. (Exhibit 2.2 to Form 8-K filed on July 31, 1998, File No. 1-6112).

 3.1     Restated Certificate of Incorporation of Nortek, Inc.
         (Exhibit 2 to Form 8-K filed April 23, 1987, File No.
         1-6112).

 3.2     Amendment to Restated Certificate of Incorporation of
         Nortek, Inc. effective May 10, 1989 (Exhibit 3.2 to Form
         10-K filed March 30, 1990, File No. 1-6112).

 3.3     By-laws of Nortek, Inc. (as amended through September 19,
         1996) (Exhibit 3.3 to Form 10-Q filed November 5, 1996, File
         No. 1-6112).

 4.1*    Indenture dated as of July 31, 1998 between Nortek, Inc. and
         State Street Bank and Trust Company, as Trustee.

 4.2* Registration Rights Agreement dated as of July 31, 1998 between Nortek, Inc. and the Initial Purchasers.

 5.1     Opinion of Ropes & Gray regarding the validity of the Series
         B Senior Notes due 2008.

 5.2 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding the validity of the Series B Senior Notes due 2008.

12 Schedule regarding computation of ratio of earnings to fixed charges.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Grant Thornton LLP.

23.4     Consent of Ropes & Gray (included in Exhibit 5.1).

23.5 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2).

24       Powers of Attorney (included on signature page hereto).

25*      Statement of Eligibility of Trustee.

99.1* Form of Letter of Transmittal used in connection with the Exchange Offer.

99.2* Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.


---------------

* Previously Filed.


ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, (10)(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 21st day of December, 1998.


                                            NORTEK, INC.

                                            BY: /s/ RICHARD L. BREADY
                                                ................................
                                                NAME: RICHARD L. BREADY
                                                TITLE: CHAIRMAN, PRESIDENT AND
                                                   CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Richard L. Bready, Almon C. Hall and Kevin W. Donnelly or any of them, severally, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.


                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----
     *By:      /s/ RICHARD L. BREADY                 (Principal Executive Officer)   December 21, 1998
          ...................................        Chairman, President and Chief
                 RICHARD L. BREADY                   Executive Officer
                 ATTORNEY-IN-FACT

                         *                           (Principal Accounting Officer)
     ........................................        Vice President, Controller and
                   ALMON C. HALL                     Chief Accounting Officer

                         *                           Vice President, Treasurer and
     ........................................        Director (Principal Financial
                 RICHARD J. HARRIS                   Officer)

                         *                           Director
     ........................................
                 PHILLIP L. COHEN

                         *                           Director
     ........................................
                 WILLIAM I. KELLY

                         *                           Director
     ........................................
                  J. PETER LYONS

                                 EXHIBIT INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                              PAGES
-------                           -----------                           ------------
 1*       Purchase Agreement dated July 27, 1998 regarding the
          issuance and sale of the Notes among Nortek, Inc.,
          Wasserstein Perella Securities, Inc., Bear Stearns & Co.
          Inc. and PaineWebber Incorporated.

 2.2 Stock Purchase and Sale Agreement dated March 9, 1998, between Williams Y&N Holdings, Inc., and NTK Sub, Inc.
          (incorporated by reference to Exhibit 2 to Form 8-K/A filed
          March 18, 1998, File No. 1-6112).

 2.3      Amendments No. 1 through No. 9 to Stock Purchase and Sale
          Agreement dated March 9, 1998, between Williams Y&N
          Holdings, Inc., and NTK Sub, Inc. (Exhibit 2.2 to Form 8-K filed on July 31, 1998, File No. 1-6112).

 3.1      Restated Certificate of Incorporation of Nortek, Inc.
          (Exhibit 2 to Form 8-K filed April 23, 1987, File No.
          1-6112).

 3.2      Amendment to Restated Certificate of Incorporation of
          Nortek, Inc. effective May 10, 1989 (Exhibit 3.2 to Form
          10-K filed March 30, 1990, File No. 1-6112).

 3.3      By-laws of Nortek, Inc. (as amended through September 19,
          1996) (Exhibit 3.3 to Form 10-Q filed November 5, 1996, File
          No. 1-6112).

 4.1*     Indenture dated as of July 31, 1998 between Nortek, Inc. and
          State Street Bank and Trust Company, as Trustee.

 4.2* Registration Rights Agreement dated as of July 31, 1998 between Nortek, Inc. and the Initial Purchasers.

 5.1      Opinion of Ropes & Gray regarding the validity of the Series
          B Senior Notes due 2008.

 5.2 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding the validity of the Series B Senior Notes due 2008.

12 Schedule regarding computation of ratio of earnings to fixed charges.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of PricewaterhouseCoopers LLP.

23.3      Consent of Grant Thornton LLP.

23.4      Consent of Ropes & Gray (included in Exhibit 5.1).

23.5 Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2).

24        Powers of Attorney (included on signature page hereto).

25*       Statement of Eligibility of Trustee.

99.1* Form of Letter of Transmittal used in connection with the Exchange Offer.

99.2* Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.


---------------

* Previously Filed.